Registration Statement No. _________

================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                     ---------------------------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                     --------------------------------------

                          GLOBETEL COMMUNICATIONS CORP.
                 (Name of Small Business Issuer in Its Charter)

         Delaware                           4899                        88-0292161
-------------------------------- -----------------------------   -----------------------
(State or Other Jurisdiction of   (Primary Standard Industrial      (I.R.S. Employer
Incorporation or Organization)    Classification Code Number)       Identification No.)

                           9050 Pines Blvd. Suite 110
                            Pembroke Pines, FL 33324
                                 (954) 241-0590
                      -------------------------------------
                          (Address and telephone number
                         of principal executive offices)

                                  Timothy Huff
                             Chief Executive Officer
                           9050 Pines Blvd. Suite 110
                            Pembroke Pines, FL 33324
                                 (954) 241-0590
        ----------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                                Jonathan Leinwand
                           Jonathan D. Leinwand, P.A.
                         12955 Biscayne Blvd., Suite 402
                              North Miami, FL 33181
                                 (305) 981-4524
                               (954) 252-4265 Fax
                     --------------------------------------
      Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement is effective.

                                              CALCULATION OF REGISTRATION FEE

=====================================================================================================================
 Title of Each Class                                  Proposed Maximum      Proposed Maximum
 of Securities to be                Amount           Offering Price Per    Aggregate Offering          Amount of
      Registered             to be Registered (1)          Share(2)              Price (2)         Registration Fee(2)
---------------------------------------------------------------------------------------------------------------------
Common Stock, par value
   $0.00001 per share             78,874,900                $0.1580               $12,462,234             $1,466.80
=====================================================================================================================

(1) This Registration Statement also covers an indeterminate number of shares of GlobeTel Communications Corp. common stock that may be issuable by reason of stock splits, stock dividends, or other adjustment provisions of the Agreement in accordance with Rule 416 of the Securities Act of 1933.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) of the Securities Act of 1933, as amended.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

                          GLOBETEL COMMUNICATIONS CORP.
                                78,874,900 SHARES
                                  COMMON STOCK
                                ----------------

      Up to 26,000,000 shares (the "Shares") of common stock of GlobeTel Communications Corp. are being offered by certain persons who may become stockholders of GlobeTel upon the distribution via a stock dividend to the shareholders of Sanswire Technologies Inc. Additionally, up to 52,874,900 shares are being offered by certain persons (the "Investors') who may convert certain convertible notes and warrants, as more fully described below, into shares of Globetel common stock.

         The terms of our Asset Purchase Agreement with Sanswire Technologies called for the issuance and registration of 26 million shares of our Common Stock. Sanswire has indicated that it intends to distribute such stock to their shareholders as a stock dividend. We purchased certain assets from Sanswire Technologies Inc. including the intellectual property related to its Stratellite, a high altitude airship that can be used as a communications platform.

         The terms of the subscription agreement with the Investors calls for the registration of the shares underlying the convertible notes and warrants plus an additional number of shares equal to 75% of the underlying shares to ensure that a sufficient number of shares are available for conversion under all contingencies.

      We will not receive any of the proceeds of any sales of the stock registered pursuant to this registration statement.

      Our common stock is currently quoted on the Over the Counter Bulletin Board Market. Our trading symbol is "GTEL".

                                ----------------

      The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" on pages 4-7.

      No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. The Securities being registered on this Registration Statement are to be offered on a delayed or continual basis pursuant to Rule 415 under the Securities Act of 1933. The offering will terminate for the Securities registered hereby 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TABLE OF CONTENTS

                                                                            PAGE

Summary ......................................................................3
Risk Factors .................................................................4
Use of Proceeds ..............................................................8
Plan of Distribution ........................................................10
Legal Proceedings ...........................................................11
Management ..................................................................12
Security Ownership of Certain Beneficial Owners and Management ..............13
Description of Securities ...................................................14
Dividend Policy .............................................................17
Experts .....................................................................17
Indemnification of Directors and Officers ...................................17
Business ....................................................................18
Management's Discussion and Analysis of Financial Condition .................27
Description of Property .....................................................30
Related Transactions ........................................................30
Market for Our Common Stock .................................................31
Executive Compensation ......................................................32
Changes in and Disagreements with Accountants ...............................35
Where You Can Find More Information .........................................36
Index to Financial Statements ...............................................34

                                ----------------

                The Date Of This Prospectus Is January 31, 2005

                               PROSPECTUS SUMMARY

      All references in this prospectus to "we", "us", "ours" and "GlobeTel" are intended to refer to GlobeTel Communications Corp.

      This summary highlights selected information from this registration statement. It does not contain all of the information that may be important to you. You should carefully read the entire document and the other documents referred to in this registration statement. Together, these documents will give you all the information that investors should consider before investing in our common stock.

Our Business

We are engaged in the business of (i) sale of telecommunication services primarily involving Internet telephony using Voice over Internet
Protocol("VoIP"), and (ii) wide area network and local area network services.

Corporate Information

      We were incorporated under the laws of the State of Nevada as Terra West Homes, Inc. on January 16, 1979. On March 15, 1995, our name was changed to "American Diversified Group, Inc." ("ADGI"). During the year ended December 31, 2001, our business activities included (i) sale of telecommunication services primarily involving Internet telephony using VoIP through its Global Transmedia Communications Corporation subsidiary ("Global"), and (ii) wide area network and local area network services through its NCI Telecom, Inc. subsidiary ("NCI"). As of July 1, 2002, Global and NCI were merged into the Company.

      On July 24, 2002, the Company's stockholders approved a plan for the exchange of all outstanding shares of ADGI for an equal number of shares of GlobeTel Communications Corp. ("GlobeTel"). Prior to that approval, GlobeTel was a wholly owned Delaware corporate subsidiary of ADGI. Subsequently, ADGI was merged into GlobeTel, which is now conducting the business formerly conducted by ADGI. Our principal executive offices are located at 9050 Pines Blvd., Suite 110, Pembroke Pines, Florida 33024, and our telephone number is (954) 241-0590.

Offering Summary

Offering Price:                 Prevailing market price

Securities Being Offered:       78,874,900 shares of common stock.

Securities Outstanding          944,849,146 shares of common stock were issued
Prior to the Offering:          and outstanding as of the date of this
                                prospectus.

Use of Proceeds:                The shares being registered were issued pursuant
                                to an asset purchase agreement between us and Sanswire Technologies Inc., wherein we purchased certain assets of Sanswire. We will not receive any proceeds from the sale of the shares offered herein.

                           FORWARD-LOOKING STATEMENTS

      This registration statement contains, and incorporates by reference, some forward-looking statements about our financial condition, results of operation and business. These are not historical facts. They include expressions about our

      o     confidence,

      o     strategies and expressions about earnings,

      o     new and existing programs and services,

      o     relationships,

      o     opportunities,

      o     technology, and

      o     market conditions.

      You can identify these statements by looking for

      o     terms like "expect," believe" or "anticipate," or

      o     expressions of confidence like "strong" or "on-going," or

      o similar expressions or statements that are variations of the above terms.

      These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those predicted in the forward-looking statements. This can happen because of uncertainties such as

      o whether the transactions described in this registration statement can be completed as planned,

      o     whether our existing management will continue in place,

      o     future economic conditions, and

      o other risks described in this registration statement and in our annual, quarterly and current reports that are incorporated into it by reference.

      Stockholders are cautioned not to place too much reliance on forward-looking statements. We do not have any obligation to update any forward-looking statements at any time.

                              AVAILABLE INFORMATION

      We are subject to the Securities Exchange Act of 1934, as amended (the "Exchange Act") and to the regulations adopted by the Securities and Exchange Commission (the "Commission") under the Exchange Act, dealing with disclosure of information about us. We comply by filing reports, proxy and information statements and other information with the Commission.

      Copies of the above material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C., 20549 at prescribed rates. The Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding companies like us that make electronic filings with the Commission.

      Our common stock is quoted on the Over-the-Counter Bulletin Board("OTCBB") maintained by the National Association of Securities Dealers, Inc. ("NASD"). The NASD and/or certain of its affiliates or divisions (including the OTCBB) may retain certain material related to us.

      Statements contained in this Registration Statement or in any document incorporated into this Registration Statement by reference, describing the contents of any contract or other document, are not necessarily complete. For that reason, reference is made to the copy of the contract or other document that is included as an exhibit to a report or statement filed by us with the Commission. All descriptions of contracts or other documents are qualified by this reference to the same document filed as an exhibit.

                                     SUMMARY

      The following is a summary of certain information contained in other places in this Registration Statement. In most cases the information in those other places is more detailed than this summary, so the summary should be regarded as a convenience only, and Stockholders should refer to the detailed information and should not rely on this summary. Stockholders are urged to read this Registration Statement, and in particular the section entitled "Risk Factors," carefully and in its entirety. Unless clearly indicated otherwise references in this Registration Statement to corporations refer to those corporations and their direct and indirect subsidiaries.

GLOBETEL

GlobeTel Communications Corp. (GlobeTel), a Delaware corporation established in July 2002, is engaged in the business of providing telecommunication services, primarily involving Internet telephony using Voice over Internet Protocol("VoIP") equipment. We operate in four primary areas: 1) VoIP carrier traffic; 2) International calling cards and money remittance (Magic Money); 3) VoIP telephony (Magic Phone); and 4) high altitude wireless communications platforms through our Stratellite project.

GlobeTel is authorized to issue up to 1,500,000,000 shares of Common Stock, par value $0.00001 per share, and 10,000,000 shares of Preferred Stock, par value $0.001. The preferred stock is a so-called "blank check" preferred, meaning that its terms such as dividends, liquidation and other preferences, are to be fixed by our Board of Directors at the time of issuance. We have four classes of preferred shares outstanding (A, B, C, and D shares). Each has different conversion and liquidation rights.

We were previously a wholly-owned subsidiary of American Diversified Group, Inc.
(ADGI). At a special meeting of stockholders of ADGI held on July 24, 2002, the stockholders of ADGI approved a plan (the "Plan") for the exchange of all outstanding shares of ADGI for an equal number of shares of GlobeTel.

ADGI was incorporated under the laws of the State of Nevada as Terra West Homes, Inc. on January 16, 1979. On March 15, 1995, its name was changed to "American Diversified Group, Inc." During the period ended July 24, 2002, ADGI's business activities included (i) sale of telecommunication services primarily involving Internet telephony using VoIP through its Global Transmedia Communications

Corporation subsidiary ("Global"), and (ii) wide area network and local area network services provided through its NCI Telecom, Inc. subsidiary ("NCI"). Global Transmedia was acquired by ADGI on February 19, 2000, and NCI was acquired on June 29, 2000. During 2002, Global and NCI were merged with and into ADGI, with ADGI as the surviving corporation.

                                  RISK FACTORS

 An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus and any other filings we may make with the United States Securities and Exchange Commission in the future before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. An investment in our common stock may involve additional risks and uncertainties not described below.

We Face Intense Competition And May Be Unable To Compete Successfully With Our Competitors.

The telecommunications industry is highly competitive, rapidly evolving and subject to constant technological change and to intense marketing by different providers of functionally similar services. There are many companies in the United States and in Canada engaged in the sale of telecommunication services. Since there are few, if any, substantial barriers to entry, except in those markets that have not been subject to governmental deregulation, we expect that new competitors are likely to enter our markets. Most, if not all, of our competitors are significantly larger and have substantially greater market presence and longer operating history as well as greater financial, research and development, manufacturing, technical, operational, marketing, personnel and other resources than us.

Our use of VOIP technology should enable us to provide customers with competitive pricing for their telecommunications needs. Nevertheless, there can be no assurance that we will be able to successfully compete with major carriers including other VOIP telephony providers and traditional phone companies, in present and prospective markets. These markets include Venezuela, Mexico, Brazil, the Caribbean, Malaysia and Australia. In particular, we do not know what level of growth to expect in the telecommunications industry, and particularly in those Voice over Internet Protocol markets in which GlobeTel operated.

Our business strategy is to provide competitive pricing from small to mid-sized businesses and individuals to increase our customer base and pursuing large multi-national corporations which operate in a number of our markets. We are dependent upon local independent affiliates or partners in each market for sales and marketing, customer service and technical support to terminate and originate our IP telephony services. This marketing strategy should minimize our dependency on any single market and/or group of customers and lessen our costs and expedite our entry into markets. There can be no assurance that we will be able to successfully compete in our present and prospective markets.

Our competition also includes large telecommunications equipment manufacturers as well as small independent value added resellers/integrators in each market, which includes every major city in the United States. All of the large telecommunications equipment manufacturers that compete with us are significantly larger, have substantially greater market presence and longer operating history as well as greater financial, technical, operational, marketing, personnel and other resources than we do.

If We are Unable to Collect Receivables from Our Two Largest Customers, Our Assets, Revenues and Cash Flow will be Adversely Affected.

The majority of our revenues and assets are dependent upon three major customers. While we believe that our receivables from our major customers are collectible, the inability to collect these receivables, should it happen, would materially adversely affect our assets, revenues and cash flow in the future.

Issuance of Additional Shares Will Have a Dilutive Effect on Holdings of Existing Stockholders.

We presently have commitments to issue additional common shares as per the terms of the four series of preference shares outstanding. Additionally, we have a contingent commitment to issue an additional 200 million shares pursuant to our agreement with Sanswire Technologies. Additionally, we could issue some or all of our authorized but unissued shares, and in some cases we could do that without stockholder approval, diluting the holdings of existing stockholders. Also, issuance of additional shares could under some circumstances make more difficult, or frustrate, a hostile takeover of GlobeTel.

We Depend On Our Intellectual Property, And If We Are Unable To Protect Our Intellectual Property, We May Be Unable To Compete And Our Business May Fail.

Our products rely on our proprietary technology, and we expect that future technological advancements made by us will be critical to sustain market acceptance of our products. Therefore, we believe that the protection of our intellectual property rights is, and will continue to be, important to the success of our business. Consequently, our ability to compete effectively will depend, in part, on our ability to protect our proprietary technology, system designs and manufacturing processes. Unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our intellectual property is difficult, and we cannot be certain that the steps we may take will prevent unauthorized use of our technology. In addition, the measures we undertake may not be sufficient to adequately protect our proprietary technology and may not preclude competitors from independently developing products with functionality or features similar to those of our product.

We have obtained an authority as an international telecommunications carrier under Section 214 of the Communications Act by the Federal Communications Commission. Our practice has been to enter into relationships with established licensed carriers in each market, as opposed to becoming a licensed carrier ourselves.

Our Future Plans Could Be Harmed If We Are Unable To Attract Or Retain Key Personnel.

If we develop a prototype that we believe is marketable, we will require a significant increase in the number of employees. Our future success, therefore, will depend, in part, on attracting and retaining additional qualified management and technical personnel. We do not know whether we will be successful in hiring or retaining qualified personnel. Our inability to hire qualified personnel on a timely basis, or the departure of key employees, could harm our expansion and commercialization plans.

We have at present 21 full-time employees, including our executive officers and two consultants. We do not believe that we will have difficulty in hiring and retaining qualified individuals in the field of Internet telephony, although the market for skilled technical personnel is highly competitive.

Additionally, we are reliant a small number of people with in-depth knowledge of our Stratellite project. It is not known what type of delays would ensue should key members of the Stratellite team become unavailable.

We Are Dependent On Third Party Suppliers For The Development And Supply Of Key Components For Our Products. If Those Suppliers Are Unable To Provide Sufficient Components, Our Business Will Suffer.

Although all equipment used by us is provided by major suppliers and is readily available, software to operate the network is commercially available from software suppliers and equipment suppliers, and we have the technical expertise and ability to develop in-house software as needed for network applications and new telecommunications products, a current or future supplier's failure to develop and supply components to us, or the quantity needed, will harm our ability to manufacture our product. In addition, to the extent the processes that our suppliers use to manufacture components are proprietary, we may be unable to obtain comparable components from alternative suppliers. We use equipment from all major telecommunication equipment manufacturers such as Cisco, Motorola and Newbridge Networks, among others.

The Market Price of Our Equity Securities May Fluctuate.

      The market price of our common stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, including the following:

      o     actual or anticipated fluctuations in our operating results;

      o changes in market valuations of other technology companies, particularly those that sell products used in telecommunication services;

      o announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

      o introduction of technologies or product enhancements that reduce the need for VoIP systems;

      o     the loss of one or more key suppliers; and

      o     departures of key personnel.

Our Stock Price May Become Volatile Due To A Number Of Factors, Subjecting Us To the Possibility of Litigation That May Be Costly And Drain Our Resources.

      Our stock price may be volatile due to numerous factors, including those listed above. In addition, the stock market has recently experienced extreme volatility that often has been unrelated to the performance of particular companies. These market fluctuations may cause our stock price to fall regardless of our performance. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. Such litigation often results in substantial costs and a diversion of management's attention and resources and, should we become involved in such litigation, could harm our business, prospects, and results of operations or financial condition.

Existing or Probable Governmental Regulations May Adversely Affect Our Business

      In February 1997, the United States and approximately 70 other countries of the World Trade Organization ("WTO") signed an agreement committing to open their telecommunications markets to competition and foreign ownership beginning in January 1998. These countries account for approximately 90% of world telecommunications traffic. The WTO agreement provides us, and all companies in our industry, with significant opportunities to compete in markets where access was previously either denied or extremely limited. However, the right to offer telecommunications services is subject to governmental regulations and therefore our ability to establish ourselves in prospective markets is subject to the actions of the telecommunications authorities in each country. In the event that new regulations are adopted that limit the ability of companies such as us to offer VOIP telephony services and other services, we could be materially adversely affected.

We May be Subject To The "Penny Stock" Rules Which May Negatively Affect Your Ability To Sell Our Securities Or The Price You Could Receive.

      If we are subject to penny stock rules, your ability to sell our securities or the price you receive may be adversely affected. The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that the system which provides current price and volume information with respect to transactions in such securities). The penny stock rules require broker-dealers to deliver, prior to any transaction in a penny stock, certain information to their customers and to comply with other requirements which may have the effect of reducing the level of trading activity in a penny stock and make it more difficult to sell such stock.

Item 4. Use of Proceeds.

We will not receive any proceeds from any sale of the shares being registered under this Prospectus.

Item 5. Determination of Offering Price.

The shares offered on this Registration will be sold from time-to-time pursuant to Rule 415 and that then prevailing market price or at such price that may be negotiated in a private transaction between the buyer and the seller of the securities.

Item 7. Selling Security Holders.

         An aggregate of 78,874,900 shares of common stock are being registered in this offering for the account of the selling stockholders.

         26,000,000 million shares are being registered on behalf of Sanswire Technologies Inc., pursuant to our Asset Purchase Agreement with that company. We purchased certain assets from Sanswire including the Stratellite project.

         Concerning the common stock being registered for the Investors, We entered into a Subscription Agreement and Convertible Note, pursuant to which we are obligated to register shares underlying the Note and certain warrants. The Note has a face value of $1,800,000 and is convertible into common shares at $.08 per share. The subscription also called for the issuance of Class A Warrants exchangeable for 12,500,000 shares and Redemption Warrants, excercisable only upon certain contingencies for up to 999,900 shares (the "Financing").

          The Investors have the right to participate in any subsequent offer or sale to, or exchange with any third party of common stock or any securities convertible, exercisable or exchangeable into Class A common stock, except under certain circumstances, until 365 days after the effectiveness of this Registration Statement.

         The Class A Warrants have a one (1) year term and an exercise price equal to $.11 per share. The Warrants are exercisable for 12,500,000 shares of our common.

         Any Notice of Redemption given in connection with an amount of principal in excess of one-half the initial principal amount of the Note must be delivered together with common stock purchase warrants ("Redemption Warrants") identical to the Class A Warrants issued to the Holder of the Note at or about the issue date of the Note, except that the Purchase Price per share of Common Stock shall be $0.11 and the exercise period shall commence on the issue date of the Redemption Warrant. The Common Stock issuable upon exercise of the Redemption Warrant must be included for unrestricted, unlegended, public resale without transfer restrictions as of the date Notice of Redemption is given. One thousand one hundred and eleven (1,111) Redemption Warrants will be issued and delivered for each one thousand dollars ($1,000) of Note principal being redeemed in excess of one-half the original principal amount of this Note.

         As part of the Financing, we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the Common Stock and Warrant Stock. We agreed to bear expenses in connection with the registration and sale of these shares. See "Plan of Distribution." If this registration statement is not declared effective by the Securities and Exchange Commission on or prior to the 120th day after January 24, 2005, we shall pay an amount as liquidated damages to each Investor equal to 2% per month of the Investor's initial investment.

         Concerning the common stock being registered for the placement agent, we issued Warrants to purchase 1,000,000 shares of common stock as partial payment to the placement agents for services they performed in connection with the Financing.

         The following table sets forth the names of the selling stockholders, the number of shares of common stock the selling stockholders beneficially own, the number of shares which may be offered for resale pursuant to this prospectus, and the number of shares that will be owned by the selling stockholders after the completion of this offering.

         Prior to January 24, 2005, there were 941,576,419 shares of common stock outstanding. The shares offered by this prospectus may be offered from time to time, in whole or in part, by the selling stockholders or their transferees. Other than the transactions described above, there have been no material transactions between Globetel and the selling stockholders during the past three years

         The information included below is based upon information provided by the selling stockholders. Because the selling stockholders may offer all, some or none of their shares, we cannot provide a definitive estimate as to the number of shares that the selling stockholders will hold after the offering.

         Beneficial ownership is calculated in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person, shares of common stock subject to options or warrants held by that person that are currently exercisable or become exercisable within 60 days following January 24, 2005, are deemed outstanding. Unless otherwise indicated, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

----------------------------------- --------------------------------- -------------------------------- -----------------------
Selling Shareholder                 Shares Before Offering     Shares to Be Sold Pursuant to     Shares After Offering
                                                                      Offering (2)
----------------------------------- ---------------------- -------------------------------- ---------------------------------
Sanswire Technologies, Inc. (1)                26,000,000                       26,000,000                                 0
----------------------------------- ---------------------- -------------------------------- ---------------------------------
Longview Equity Fund LP (3)                    11,562,438                       11,562,438                                 0

----------------------------------- ---------------------- -------------------------------- ---------------------------------
Longview International Equity                   3,854,148                        3,854,148                                 0
Fund LP (3)

----------------------------------- ---------------------- -------------------------------- ---------------------------------
ALPHA CAPITAL
AKTIENGESELLSCHAFT (4)                         15,416,580                       15,416,580                                 0
----------------------------------- ---------------------- -------------------------------- ---------------------------------
Longview Fund LP (5)                            6,166,635                        6,166,635                                 0

----------------------------------- ---------------------- -------------------------------- ---------------------------------
Westor Online Inc.  (6)                         1,000,000                        1,000,000                                 0
----------------------------------- ---------------------- -------------------------------- ---------------------------------

(1) Sanswire intends to distribute the securities to its shareholders as a stock dividend. There are approximately 400 shareholders of Sanswire Technologies. After the distribution Sanswire will hold no shares of Globetel Common Stock.

(2) The number of shares to be sold is less than the number being registered as we are registering an extra number of shares to cover contingent obligations contained in the Subscription Agreement and Note with the Investors.

(3) Wayne H. Coleson, CEO of Redwood Grove Capital Management, LLC, the investment manager of this selling security holder, has voting and investment control over the securities that this selling security holder beneficially owns. The maximum number of shares to be sold by the investor cannot exceed 4.99% pursuant to a contractually stipulated ownership restriction.

(4) Konrad Ackerman, the investment manager of this selling security holder, has voting and investment control over the securities that this selling security holder beneficially owns. The maximum number of shares to be sold by the investor cannot exceed 4.99% pursuant to a contractually stipulated ownership restriction.

(5) Peter T. Benz, the investment manager of this selling security holder, has voting and investment control over the securities that this selling security holder beneficially owns. The maximum number of shares to be sold by the investor cannot exceed 4.99% pursuant to a contractually stipulated ownership restriction.

(6) Richard Bach, the investment manager of this selling security holder, has voting and investment control over the securities that this selling security holder beneficially owns.

Item 8. Plan of Distribution.

The selling stockholders of the common stock of Globetel and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o        privately negotiated transactions;

         o        settlement of short sales;

         o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         o        a combination of any such methods of sale;

         o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

         o        any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "SECURITIES ACT"), if available, rather than under this prospectus.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         In connection with the sale of our common stock or interests therein,the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares.

Item 9. Legal Proceedings.

We are a defendant in a lawsuit file by Matthew Milo and Joseph Quattrocchi, two former consultants, filed in the Supreme Court of the State of New York (Richmond County, Case no. 12119/00 and 12118/00). This lawsuit relates to consulting services that were provided by Mr. Milo and Mr. Quattrocchi and a $50,000 loan advanced by these individuals, dated May 14, 1997, of which $35,000 has been repaid.

We entered into an agreement with Mr. Milo and Mr. Quattrocchi as consultants on June 25, 1998. The agreement was amended on August 15, 1998. On November 30, 1998, both Mr. Milo and Mr. Quattrocchi resigned from their positions as consultants to our company without fulfilling all of their obligations under their consulting agreement. We issued 3 million shares each to Mr. Milo and Mr. Quattrocchi as consideration under the consulting agreement. We have taken the position that Mr. Milo and Mr. Quattrocchi received compensation in excess of the value of the services that they provided and the amounts that they advanced as loans.

Mr. Milo and Mr. Quattrocchi disagreed with our position and have commenced an action against us that is pending in the Supreme Court of the State of New York. Mr. Milo and Mr. Quattrocchi claim that they are entitled to an additional 24,526,000 shares of our common stock as damages under the consulting agreement and to the repayment of the loan balance. We believe that we have meritorious defenses to the Milo and Quattrocchi action, and we have counterclaims against Mr. Milo and Mr. Quattrocchi. However, we cannot project an outcome with any certainty. We have not entered into any settlement negotiations with Mr. Milo and Mr. Quattrocchi and we do not believe that we would be materially adversely affected by the outcome of this proceeding.

Globetel is taking legal actions against our associate and customer in Mexico for non-payment of the amount they owe us. This customer has substantial assets, including telecommunications equipment, existing working networks and Mexico tax refunds which they have proposed to turn over to us. The motion filed in the Mexican courts was necessary to formally request that Globetel become the assigned payee of the tax refund receivable and formally secure the equipment and to take over the operations of the existing networks.

We have been sued by Alexsam, Inc. who alleges that we infringe on their patent for stored value cards in the case: Alexsam, Inc. v. FSV Payment Systems, Ltd, MBC Direct LLC; Next Estate Communications, Inc.; Simon Property Group, Inc.;

Interactive Communications International, Inc.; Globetel Communications Corp.; One Global Finance, Inc.; Gailileo Processing Inc.; American Express Travel Related Services Company, Inc.; and ITC Financial Services, LLC. The case was filed in the United States District Court for the Eastern District of Texas (Marshall Division) and is Case number 02-03 CV-337.

This case has been dismissed, but the Plaintiff still has the right to appeal.

Item 10. Directors, Executive Officers, Promoters and Control Persons.

Name                          Age   Position                          Term

Przemyslaw L. Kostro          42    Chairman, Director             One Year

Timothy M. Huff               40    Chief Executive Officer
                                    & Director                     One Year

Jerrold R. Hinton, PhD        63    Director                       One Year

Leigh A. Coleman              56    President & Director           One Year

Mitchell A. Siegel            58    Chief Operating Officer
                                    & Director                     One Year

Michael Molen                 48    Director                       One Year

Kyle McMahan                  47    Director                       One Year

Thomas Y. Jimenez             46    Chief Financial Officer

All directors hold office until the next annual meeting of our stockholders and until their successors have been elected and shall qualify. Officers serve at the discretion of our Board of Directors.

Przemyslaw L. Kostro, Chairman, was first elected to the Board of Directors in November 2001. From November 2001 to April 2002, Mr. Kostro also served as the CEO of GlobeTel before relinquishing the position to our current CEO. Over the past five years, Mr. Kostro has been an attorney engaged in international law, and has been providing professional and consulting services to several large and mid-sized entities in Europe. During the past year, he has been providing services to assist us in expanding our business and services world-wide.

Timothy M. Huff, Director, Chief Executive Officer, joined GlobeTel in October 1999, and has served as CEO and as a member of the Board of Directors since April 2002. Prior to joining GlobeTel, Mr. Huff spent over five years owning and operating several successful private telecom companies. Mr. Huff has over eighteen years experience in international telecom business that included working with Sprint and MCI International, where he was involved in the construction of MCI's first international gateways.

Leigh Coleman, President, joined the company in September 2003. Mr. Coleman was CEO of a major division for an internationally recognized Dutch public company based in the United States. In 2001, Mr. Coleman was CEO of an Australian public company specializing in IP PBX applications and CP equipment before joining GlobeTel. Mr. Coleman has a Masters in Business Administration, and has lectured in Strategic Management at Curtin University in Australia. He has focused on growing companies and international business development since 1986.

Jerrold R. Hinton, Director, has served on the Board of Directors since March 1995. He had previously served as chief executive officer, President and Chairman of the Board from March 1995 to November 2001. Dr. Hinton, a graduate of Florida State University, holds bachelors, masters and doctorate degrees in management, engineering and real estate. From 1992 to early 1995, prior to joining the company, Dr. Hinton served as an officer of United Biomedical, Inc., a private company.

Mitchell A. Siegel, Director, Chief Operating Officer, has served in this capacity and as a member of the Board of Directors since May 2002. Since 1996, he was a consultant to Global Transmedia Communications Corporation and was instrumental in defining our role as a licensed telecommunications company. Mr. Siegel graduated from American University, holding a Bachelors Degree in Business Administration and has completed Masters Degree courses in finance at C.C. N.Y - Bernard Baruch School of Finance.

Michael Molen has been nominated to serve on our Board of Directors. Since 1995 he has served in various capacities for Sanswire Technologies, Inc., including chairman, chief executive officer and director. He currently serves as chief executive officer of Sanswire Technologies, Inc. He has been nominated to serve on the Company's Board of Directors in accordance with the terms of the Company's asset purchase agreement with Sanswire Technologies, Inc.

Kyle McMahan has been nominated to serve on our Board of Directors. From 1989 to 2003, Mr. McMahan served as chief executive officer of Southern Mortgage Reporting, Inc., a credit reporting agency. From April 2001 through September 2003 he served as chairman of INFO 1 Co., Inc., a company that organized, planned and financed the startup of new businesses in the credit reporting industry. Mr. McMahan has served as a board member of The Mortgage Bankers Association of Georgia and The National Credit Reporting Association. He has been nominated to serve on the Company's Board of Directors in accordance with the terms of the Company's asset purchase agreement with Sanswire Technologies, Inc.

Thomas Y. Jimenez, CPA, Chief Financial Officer, has served as our CFO since joining the Company in October 1999. For the three years prior to joining the Company, Mr. Jimenez was a consultant to various telecommunications companies, running their financial department and assisted in building networks in different countries. Mr. Jimenez graduated from Cleveland State University with a degree in Business Administration.

Audit Committee
The audit committee consists of directors Kyle McMahan and Jerrold Hinton.

Audit Committee Financial Expert

Both Mr. McMahan and Mr. Hinton qualify as financial experts for the purposes of the audit committee, based upon their extensive business experience.

Item 11. Security Ownership of Certain Beneficial Owners and Management.

At January 31, 2005, we had 944,849,146 shares issued and outstanding. The table below sets forth the share ownership of our executive officers and directors, individually and as a group, and the executive officers of GlobeTel. No other person is the beneficial owner of more than 5% of our issued and outstanding shares

-----------------------------------------------------------------------------------------------------------------------------

Title of Class     Name and Address of Beneficial Owner                            Amount and Nature Of          Percentage
                                                                                    BeneficialOwnership         of Class(1)
-----------------------------------------------------------------------------------------------------------------------------
Common Stock      Przemyslaw L. Kostro, Chairman,
                  9050 Pines Blvd.  Suite 110  Pembroke Pines, FL                   9,100,000 shares                 .96%
-----------------------------------------------------------------------------------------------------------------------------
Common Stock      Timothy M. Huff, CEO,
                  9050 Pines Blvd.  Suite 110  Pembroke Pines, FL  33024           26,744,467 shares                2.83%
-----------------------------------------------------------------------------------------------------------------------------
Common Stock      Jerrold R. Hinton, PhD., Board Member
                  9050 Pines Blvd.  Suite 110  Pembroke Pines, FL  33024           26,562,358 shares (2)            2.81%
-----------------------------------------------------------------------------------------------------------------------------
Common Stock      Mitchell A. Siegel, COO,   (3)
                  9050 Pines Blvd.  Suite 110  Pembroke Pines, FL  33024           12,777,800 shares                1.35%
-----------------------------------------------------------------------------------------------------------------------------
Common Stock      Leigh Coleman, President
                  9050 Pines Blvd.  Suite 110  Pembroke Pines, FL  33024              500,000 shares                0.05%
-----------------------------------------------------------------------------------------------------------------------------
Common Stock      Thomas Y. Jimenez, CFO,
                  9050 Pines Blvd.  Suite 110  Pembroke Pines, FL  33024            9,517,634 shares                1.00%
-----------------------------------------------------------------------------------------------------------------------------
Common Stock      Vivian Manevich, Controller,    (3)
                  9050 Pines Blvd.  Suite 110  Pembroke Pines, FL  33024            7,679,466 shares                 .81%
-----------------------------------------------------------------------------------------------------------------------------
Common Stock      Kyle McMahan                                                              0                          0%
                  9050 Pines Blvd.  Suite 110  Pembroke Pines, FL
-----------------------------------------------------------------------------------------------------------------------------
Common Stock      Michael Molen
                  9050 Pines Blvd.  Suite 110  Pembroke Pines, FL  33024                    0                          0%
-----------------------------------------------------------------------------------------------------------------------------
Common Stock      All executive officers and directors of the
                  Company as a group (seven persons)                               92,881,725 shares                9.83%
----------------------------------------------------------------------------------------------------------------------------

      (1)   Based upon 944,849,146 shares issued and outstanding on January 31,
            2005
      (2) The shares owned beneficially by Jerrold R. Hinton also include 50,000 shares owned of record by Higher Ground, a corporation controlled by Mr. Hinton, which may be deemed beneficially owned by Mr. Hinton.
      (3)   Mitch Siegel is married to Vivian Manevich.

Item 12. Description of Securities.

General

We have authorized capital stock of 1.51 billion shares, of which 1.5 billion shares are designated as common stock, $0.00001 par value and 10 million shares are designated as preferred stock, $0.001 par value. The Preferred Stock is a so-called "blank check" preferred, meaning that its terms such as dividends, liquidation and other preferences, are to be fixed by our Board of Directors at the time of issuance. At this time we have designated four series' of Preferred shares each having different voting, conversion and liquidation rights. As of the date of this prospectus, we have 944,849,146 shares of common stock issued and approximately 24,000 shareholders.

Common Stock

All shares are fully paid and non-assessable. All shares are equal to each other with respect to voting, liquidation, and dividend rights. Special shareholder meetings may be called by the Board of Directors, the Chairman of the Board, the President or any Vice-President. Holders of shares are entitled to one vote at any shareholder's meeting for each share they own as of the record date set by the board of directors. Holders of shares are entitled to receive such dividends as may be declared by the board of directors out of funds legally available therefore, and upon liquidation are entitled to participate in a distribution of assets available for such distribution to shareholders. There are no conversion, preemptive, redemption or other subscription rights or privileges with respect to any share, except for registration rights granted to a certain number of shareholders. Reference is made to our certificate of incorporation and bylaws as well as to the applicable statutes of the State of Delaware for a more complete description of the rights and liabilities of holders of shares. It should be noted that our bylaws may be amended by the board of directors without notice to the shareholders. Our shares do not have cumulative voting rights, which mean that the holders of more than fifty percent (50%) of the shares voting for election of directors may elect all the directors if they choose to do so. In such event, the holders of the remaining shares aggregating less than fifty percent (50%) will not be able to elect directors. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Series A

In October 2003, the Company entered into an agreement with Fordham Financial Management Inc. to raise funds to finance the ATC transaction. In accordance with the agreement, the investors will receive preferred shares convertible into common stock upon investment. An Offering Circular was made available to investors on October 17, 2003. As part of the offering, the Company agreed to pay its investment banking consultant, Fordham Financial Management, Inc. a 10% commission.

The offering was for maximum of 150,000 shares ("Shares") of Series A Convertible Redeemable Preferred Stock, par value $.001 per share ("Series A Preferred"). The shares have a liquidation preference of $16.67 per share and each share is convertible into a number of shares of common stock determined by dividing the number of shares of common stock outstanding as of the date of conversion by three, and dividing the result of that calculation by 250,000. The Company may redeem the Shares at $.001 per share at any time after the second anniversary of the date of issuance. Such redemption would be effectively require the investor to convert his shares at that time or lose the entire amount of his investment.

The full amount of $2,500,000 has been subscribed as of January 31, 2004, and the funds, less commission of $250,000 and legal and incidental costs of $25,800, were received as of February 6, 2004. Additionally, Fordham Financial Management received 100,000 of the Series A shares. As of January 24, 2005, 153,500 or 61.40% of the Series A shares have been converted.

Series B

On April 27, 2004, the Company agreed to sell 1,000 shares of Series B Preferred Stock of GlobeTel Communications Corp. ("GTEL") to Caterham Financial Management, Ltd., a Malaysian company ("Caterham"), for a total of $15 million investment. The Company intends to use $5 million of this investment for working capital and $10 million to purchase two Stored Value Card Data switches.

The agreement was later modified so that the total number of shares is 35,000 for the same investment convertible into the same amount of common stock as agreed upon on April 27, 2004.

With respect to the $5 million in working capital, Caterham has agreed to advance $1 million to GTEL on May 7, July 1, September 1, November 1 and December 31. The Agreement provides that Caterham has a 10 day grace period, in which to make any scheduled payments. With respect to the Master Card Data switches, Caterham has agreed to advance an aggregate of $5 million to GTEL to purchase a Stored Value Card Data Switch, which will be located in Miami, Florida and subsequently a second switch will be installed in the Company's Hong Kong operations.

The Certificate of Designation for the Series B Preferred Stock was filed with the State of Delaware on July 30, 2004.

Except for voting rights and conversion rights, each share of Series B Preferred Stock shall have rights that are identical to shares of the Company's common stock. The Series B Preferred Stock issued to Caterham and its nominees will have voting rights equal to 50% plus one share of the Company's authorized shares of common stock for a period of three years beginning on the first closing date an ending three years thereafter, provided that Caterham and/or its nominee have not converted more than 15% of its/their Series B Preferred Stock into the Company's common stock during this time period.

Beginning on the first anniversary after the first closing date and expiring two years thereafter, Caterham and its nominees may convert (in whole or in part) its Series B Preferred Stock into GlobeTel common stock. Each 1,000 share increment of Series B Preferred Stock, as a class, issued to Caterham and its nominees shall be convertible into that number of shares of the Company's common stock equal to 1% of GlobeTel then issued and outstanding shares (the "Aggregate Conversion Shares") as determined on the date in which Caterham, or one of its nominees, first converts its Series B Preferred Stock into the Company's common stock (the "First Conversion Date"). Each holder of the Series B Preferred Stock will receive shares of GlobeTel aggregate conversion shares based on his pro-rata ownership of the Series B Preferred Stock. Three years after the first closing date, all of the shares of GlobeTel's Series B Preferred Stock which have not converted into GTEL common stock will be automatically converted into shares of GlobeTel's common stock.

Series C

The Certificate of Designation for the Series C Preferred Stock was filed with the State of Delaware on July 30, 2004. 5,000 shares have been authorized.

Provided that the preferred shares have not been converted, the Holders of the Series C Preferred Stock, voting as a group, will have voting rights equal to the current conversion share amount at the time of the vote of GTEL's authorized shares of common stock for a period of three years from the first closing date.

For a period of one year after the First Closing Date, the Series C Preferred Stock shall not be convertible into shares of GTEL common stock. Beginning on the first anniversary of the First Closing Date and for a period of two years thereafter, Tim Ingram may convert (in whole or part) its Series C Preferred Stock into GTEL common stock. The 1000 shares of Series C Preferred Stock will represent 2% of the GTEL common in their converted state. The Series C Preferred Stock shall be convertible in at least 100 share increments, each increment, at the time of conversion, will represent one tenth of 2% of the issued and outstanding shares of GTEL common stock. On the third anniversary of the First Closing Date, all shares of Series C Preferred Stock owned by Tim Ingram will automatically be converted into GTEL common stock (to the extent such shares have not been converted into common stock prior to this date). Except for the aforementioned voting rights and conversion rights, each share of Series C Preferred Stock shall have rights that are identical to that of GTEL's common stock.

Series D

The Certificate of Designation for the Series C Preferred Stock was filed with the State of Delaware on July 30, 2004. 5,000 shares have been authorized

The Series D shares have a liquidation value of $10.00 per share. The Shares are convertible after two years from date of issuance into shares of Globetel Common Shares on the basis of 1,000 Series C shares shall equal 2% of the Common shares issued and outstanding at the time of conversion. All shares must be converted by the third anniversary of the date of first issuance of the shares or the shares shall automatically convert.

The shares shall have voting rights equal to the number of common shares into which the preference shares may be converted at the time of any vote.

DIVIDEND POLICY

      We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our certificate of incorporation contains no provisions as to dividends and distributions.

Item 13. Interest of Named Experts and Counsel.

      The validity of our shares of common stock offered hereunder will be passed upon for us by Jonathan D. Leinwand, P.A., North Miami, Florida.

      The audited financial statements and schedule included in this prospectus and elsewhere in the registration statement have been audited by Dohan and Company CPAs, P.A., independent Registered Public Accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

Item 14. Disclosure of Commission Position on Indemnification for Securities Act Liabilities.

      The Company's Certificate of Incorporation includes certain provisions permitted pursuant to the Delaware General Corporation Law ("DGCL") whereby officers and directors of the Company shall be indemnified against certain liabilities to the Company or its shareholders. The Certificate of Incorporation also limits to the fullest extent permitted by the DGCL a director's liability to the Company or its stockholders for monetary damages for breach of fiduciary duty of care as a director, including gross negligence, except liability for (i) breach of the director's duty of loyalty to the Company or its shareholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the laws, (iii) under Section 174 of the DGCL (relating to unlawful payments of dividends or unlawful stock repurchases or redemptions) or (iv) any transaction from which the director derives an improper personal benefit. This provision of the Company's Certificate of Incorporation has no effect on the availability of equitable remedies, such as injunction or rescission. The Company believes that these provisions will facilitate the Company's ability to continue to attract and retain qualified individuals to serve as directors and officers of the Company.

Limitations on Liability of Directors.

Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys' fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

We have adopted a provision which requires us to indemnify and hold harmless any person involved in any action, suit or proceeding because that person is or was a director or officer of ours. This provision does not, however, require us to indemnify an officer or director in a proceeding they initiate without the authorization of our directors.

Insurance for Directors and Officers.

Under Delaware law, a corporation may obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. We have adopted a provision which permits us to maintain insurance to protect us and our directors and officers against expenses, liabilities and losses whether or not we would have the power to indemnify these persons under Delaware law. We intend to have in place after the closing of this offering a directors' and officers' liability and company reimbursement liability insurance policy.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16. Description of Business.

We are a Delaware corporation incorporated on July 24, 2004 and are engaged in the business of (i) sale of telecommunication services primarily involving Internet telephony using Voice over Internet Protocol ("VoIP"), and (ii) wide area network and local area network services.

We are engaged in the business of providing international telecommunication services to individuals, corporations and carriers using Voice over Internet Protocol. The following discusses each of our business segments.

Internet Telephony
Our business is the transmission of telephone calls using Internet facilities. The transmission method is called VoIP, which stands for Voice over Internet Protocol.

Internet Protocol or IP, is not ideal for voice transmission. The "protocol" defines the means by which digital transmissions are broken into small pieces, called "packets," and the packets are sent to, or received from, the desired location. IP does not require that the packets all take the same path through the Internet, or that they arrive in the same sequence in which they were sent. When they do arrive, they are reassembled in correct order and presented to the user. The users see this when browsing the Internet, as the "thermometer" on the browser shows the packets arriving until all are present and the Web page is presented. This process of reassembling out-of-order packets is called "buffering."

Applying buffering to VoIP calls results in an unacceptable delay between the time the "sender" speaks and the time the "receiver" hears what's been spoken. It's been compared to two-way radio transmissions between the earth and the moon, where radio waves take more than a second to reach their destination. The earthbound speaker speaks for, say, 3 seconds, and 1.5 seconds after he stops, his speech begins to be heard on the moon. The listener requires 3 seconds to hear what was said, and makes his reply. 1.5 seconds later the reply begins to be heard on earth. The speaker has waited 1.5 plus 3 plus 1.5 seconds, a total of six seconds, to hear the reply. The delay while VoIP packets are reassembled in correct order produces exactly the same sort of delay.

The VoIP solution to this problem is simple in theory but hard to put into practice. The solution is simply to have the transmitted sequence of packets all follow the same path through the Internet so that they arrive in the same sequence in which they were transmitted. This eliminates the need for buffering and allows VoIP telephone conversations to take place just as they do on wired telephones.

The difficulty is that, without special arrangements, the public Internet cannot be used in a manner that avoids buffering. IP was designed for data, not voice transmissions. Data transmissions are not seriously impacted by buffering, as you notice when you view a Web page. Sometimes it snaps right up, other times there are waits of a few seconds. How long it takes depends on the volume of data traffic over the multiple paths that the different IP packets take in their trip from sender to receiver. If one path is congested, IP quickly routes some packets via another, less congested path. The resulting buffering time is not a serious inconvenience for data, but is a real problem for voice transmissions.

Networks

To provide our services without buffering delays, we arrange with licensed communications carriers in each desired country to place electronic equipment, called a "hub," on the carrier's premises. The hub is connected to the regular telephone network in that country. We maintain similar hubs in New York City, Miami and Los Angeles in the United States. The hubs are connected by one of two kinds of network, either of which allows VoIP packets to be received in the same order they were transmitted, avoiding any buffering.

The first method, used when we first establish service to a new country and traffic volume is relatively low, is to create a "virtual" network connection between the two hubs. Virtual networks have been described as "tunnels" through the Internet. These "tunnels" create "reserved" Internet bandwidth that is used only by the parties at the ends of the "tunnel," so there is no congestion caused by other Internet users sending and receiving traffic through the "tunnel."

A virtual network is limited as to the amount of traffic it can handle. When the limit begins to be approached, we make arrangements with one of several major Internet service providers who maintain a physical connection between the United States and the desired country, in the form of a leased high-speed line. Leased lines have much greater traffic-carrying capacity than virtual networks. We connect our hubs to the leased line at both ends and are immediately able to handle a greater volume of calls than the virtual network allows. At present we have virtual networks serving callers in Venezuela, the United Kingdom, Australia, China, Philippines and Malaysia and physical networks serving customers in Hong Kong, Brazil and Mexico. Within each country served, depending on traffic volume within the country, we may establish subsidiary hubs in other major cities, fed from the principal hub.

Enhanced Services Platform

Our Enhanced Services Platform, or ESP, is a proprietary software package that runs on our hubs and provides a group of enhanced messaging features to users of our networks. These services include:

o        Call waiting, call forwarding, conference calling, voice mail;
o Voice to e-mail. This feature permits customers to dial a local number and have e-mail messages in his or her e-mail inbox read aloud by the ESP, over the phone. Customers may also dictate a reply over the phone, which the ESP will record and transmit to the e-mail sender as a voice attachment to a reply message.
o "Follow me" service. This feature allows customers to "program" the ESP to have calls forwarded to another location. o Fax service. This feature allows customers to send and receive faxes from their phones over our facilities.
o Calling card services. These allow customers to use pre-paid calling cards purchased from a Web site or from a local vendor to place calls over our facilities. After obtaining a calling card and getting a personal identification number (PIN), customers dial their local access number and enter their PIN to place calls.

A number of the features provided by the ESP mirror services that are available to persons using regular telephone lines, but that are not generally available for VoIP calls.

International Customers--Purchase and Resale of Telephony Minutes

Because calls to other countries must terminate at the called residential or business telephone number, which can be reached only through the facilities of an authorized local telephone carrier, we enter into an agreement with an established international telephone carrier as our "partner" in each of the countries we serve, usually the same carrier that hosts our hub in that country. Under these agreements, we purchase a bulk "package" of minutes that we are entitled to use for calls between the United States and the countries in question. We then resell these minutes at a profit to individual and business customers. Most of our customers either prepay for these minutes or post letters of credit with our bank securing their transaction, by means of prepaid calling cards which are issued by the local carrier, who collects the revenue and divides it with us. The revenue retained by the carrier pays for our bulk purchase of minutes.

Stored Value Cards

In late 2003, we began offering a new international telecommunications and financial services program which we call the Magic Money Card Program ("Program"). The Magic Money Card is a true stored value debit card offering prepaid long distance and international calling services along with a host of non-telephony services in each country that it is offered. We developed the Magic Money Card as a stored value product to sell into specific ethnic communities in the United States which connects them with their families in their home countries. We provide them with such stored value services as inexpensive prepaid calling services, money remittance services, electronic banking services and a full complement of debit card services that are offered anywhere the Maestro and Cirrus logos are found, which covers over 20 million merchants and 1 million ATMs around the world.

At the moment, our programs are geared towards the ethnic communities of Latin Americans and Asians living in the U.S. and tying them to their home countries. One of our key goals is to tap into the multi-billion dollar money remittance market while providing all of the other financial and non-financial services not commonly available to these ethnic groups and not found in competitors' programs.

The Magic Money Card services are available to our cardholders in all of the countries that are registered on our network. We are able to issue Magic Money Cards to each cardholder in their respective country and cardholders are able to link services and features with other cardholders. Additionally, with our telephone networks and international carrier agreements, we are able to offer them access to our calling network through each local carrier participating in the Program.

To connect these overseas network "spokes" to the main "hub" of the Program in the United States, we enter into relationships with local banks to act as a depository for the cardholder's funds in the U.S. and provide us with a bank identification number (BIN) with MasterCard to issue domestic Magic Money Cards to be registered on our network ("BIN Bank Program"). The BIN Bank Program proposal is fee based whereby the bank will act as a depository for Magic Money Card cardholder's funds, receiving the benefits of these deposits while receiving a monthly fee from us for each active Magic Money Card cardholder in the U.S. and, independently, the bank will receive a portion of the fees collected by MasterCard for each service rendered to Magic Money Card cardholders. There are no administrative services required or expenses incurred by the bank nor are there any financial risks as we and our in-country partners will be providing all of the MasterCard processing services. We, along with our in-country partners, will be providing customer service to the Magic Money Card cardholders.

For example, one of our major market is Mexico. We have a carrier services agreement and are providing prepaid calling services to one of the licensed Mexican telephone companies. Our program is able to connect Mexicans working in the U.S. with their families in Mexico providing an inexpensive way for families to stay in touch and for Mexican workers in this country to send money home to their families. We have developed the same business relationships in Venezuela, Brazil and Colombia. In Asia, we are forming relationships with banks and carriers in the Philippines, Hong Kong, Australia, and the U.K.

Super Hubs(TM)

Our strategic plan is to install a worldwide VoIP network, which will consist of regional centers, which we refer to as VoIP International Super Hubs(TM), or simply Super Hubs(TM), strategically located around the world. Each Super Hub(TM) controls network activity regionally, for example in South America or in East Asia, and is connected directly to a United States point of presence (PoP).

We have consolidated our operations to focus on the Super Hub(TM) and our enhanced services platform to market to maturing foreign markets, utilizing VoIP technology. Further, we have limited our activities in some markets to focus on opportunities with greater margins. VoIP technology continues to be the most cost effective and efficient alternative to traditional circuit switching technology.

Each Super Hub(TM) will be interconnected and equipped with our enhanced services platform to provide one-stop shopping for quality voice communications, e-mail, voicemail, faxing, etc. The Super Hub(TM), with the enhanced services platform, makes the network unique in its design. It will not be built on the conventional, hub-and-spoke connection but will instead follow a high connectivity, multi-route design only available by using VoIP.

Sanswire Networks LLC

In April, 2004, we completed the purchase of certain assets of Sanswire Technologies Inc. and formed a new subsidiary, Sanswire Networks LLC.

Sanswire is developing a National Wireless Broadband Network utilizing high-altitude airships called Stratellites that will be used to provide wireless voice, video, and data services. A Stratellite is similar to a satellite, but is stationed in the stratosphere rather than in orbit. At an altitude of only 13 miles, each Stratellite will have clear line-of-site to an entire major metropolitan area and should allow subscribers to easily communicate in "both directions" using readily available wireless devices. Each Stratellite will be powered by a series of solar powered hybrid electric motors and other regenerative fuel cell technologies.

In addition to Sanswire's National Wireless Broadband Network, proposed telecommunications uses include cellular, 3G/4G mobile, MMDS, paging, fixed wireless telephony, HDTV and others.

We strongly believe that we will be able to use the Stratellites as the most efficient and cost-effective means of interconnecting our Super Hubs(TM). However, the technology for the Stratellites is new and we do not know if all of this technology can and will be developed for commercial use.

Competitive Business Conditions

The telecommunications industry is highly competitive, rapidly evolving and subject to constant technological change and to intense marketing by different providers of functionally similar services. Since there are few, if any, substantial barriers to entry, except in those markets that have not been subject to governmental deregulation, we expect that new competitors are likely to enter our markets. Most, if not all, of our competitors are significantly larger and have substantially greater market presence and longer operating history as well as greater financial, technical, operational, marketing, personnel and other resources than we do. Our use of VoIP technology and proprietary enhanced services platform enables us to provide customers with competitive pricing for their telecommunications needs. Nevertheless, there can be no assurance that we will be able to successfully compete with major carriers including other VoIP telephony providers and traditional phone companies, in present and prospective markets. These markets include Mexico, Brazil, Venezuela, Colombia, Australia, the Philippines Hong Kong and Malaysia. GlobeTel's business strategy is to provide competitive pricing to small to mid-sized businesses and individuals to increase our customer base and we are pursuing large multi-national corporations which operate in a number of our markets. We are dependent upon local independent affiliates or associates partners in each market for sales and marketing, customer service and technical support to terminate and originate our IP telephony services. This marketing strategy should minimize our dependency on any single market and/or group of customers and lessen our costs and expedite our entry into markets. There can be no assurance that we will be able to successfully compete in our present and prospective markets.

Sources and Availability of Hardware and Software

All equipment used by GlobeTel is provided by major suppliers and is readily available. Software to operate the network is commercially available from software suppliers and equipment suppliers, and GlobeTel has developed in-house proprietary software for network applications and new telecommunications products. We are not dependent upon any supplier of hardware or software. We use equipment from major telecommunication equipment manufacturers such as Cisco, Motorola and Newbridge Networks, among others.

Regulatory Matters

Carriers seeking to provide international telecommunication services are required by Section 214 of the Telecommunications Act to obtain authorization from the Federal Communications Commission to provide those services. We have applied for and obtained the required authorization.

Our operations in foreign countries must comply with applicable local laws in each country we serve. The communications carrier with which we "partner" in each country is licensed to handle international call traffic, and takes responsibility for all local law compliance. For that reason we do not believe that compliance with foreign laws will affect our operations or require us to incur any significant expense.

Effect of Existing or Probable Governmental Regulations

In February 1997, the United States and approximately seventy (70) other countries of the World Trade Organization (WTO) signed an agreement committing to open their telecommunications markets to competition and foreign ownership beginning in January 1998. These countries account for approximately 90% of world telecommunications traffic. The WTO agreement provides us and all companies in our industry with significant opportunities to compete in markets where access was previously either denied or extremely limited. However, the right to offer telecommunications services is subject to governmental regulations and therefore our ability to establish ourselves in prospective markets is subject to the actions of the telecommunications authorities in each country. In the event that new regulations are adopted that limit the ability of companies such as ourselves to offer VoIP telephony services and other services, we could be materially adversely affected.

Item 17. Management's Discussion and Analysis or Plan of Operation.

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our financial statements, the notes to the financial statements and the other financial information contained elsewhere in this prospectus.

This Registration Statement and other statements issued or made from time to time by GlobeTel contain statements which may constitute "Forward-Looking Statements" within the meaning of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934 by the Private Securities Litigation Reform Act of 1995, 15 U.S.C.A. Sections 77Z-2 and 78U-5 (SUPP. 1996). Those statements include statements regarding our intent, belief or current expectations, our officers and directors and the officers and directors of our subsidiaries as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results and the timing of certain events may differ materially from those contemplated by such forward-looking statements.

Forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations, intentions and assumptions and other statements that are not historical facts. Words like "expect", "anticipate", "intend", "plan", "believe", "seek", "estimate" and similar expressions identify forward-looking statements.

Overview

GlobeTel Communications Corp. (Globetel), a Delaware corporation established in July 2002, is engaged in the business of providing telecommunication services, primarily involving Internet telephony using Voice over Internet Protocol ("VoIP") equipment. The Company is authorized to issue up to 1,500,000,000 shares of Common Stock, par value $0.00001 per share, and 10,000,000 shares of Preferred Stock, par value $0.001. The preferred stock is a so-called "blank check" preferred, meaning that its terms such as dividends, liquidation and other preferences, are to be fixed by the Company's Board of Directors at the time of issuance.

Through September 30, 2004, the Preferred Shares included the following: Series A Preferred Stock, par value $0.001, 250,000 shares authorized, issued and outstanding; Series B Preferred Stock, par value $0.001, 35,000 shares authorized, issued and outstanding; Series C Preferred Stock, par value $0.001, 5,000 shares authorized, 750 shares issued and outstanding; and Series D Preferred Stock, par value $0.001, 5,000 shares authorized, 250 shares issued and outstanding.

Results of Operations - Comparison of Three Months Ended September 30, 2004 and 2003

Revenues. During the three-month period ended September 30, 2004, our sales were $7,509,206 compared to sales of $2,812,121 during the same period last year, an increase of $4,697,085 or 167%. Our revenues increased primarily due to revenues from our subsidiary, Centerline and its subsidiaries, which recorded consolidated revenues of $3,989,997 (or 53% of total revenues). The remainder of our revenues continues to be predominantly from telecommunications minutes going through our Mexico, Philippines and Brazil networks. Our Mexico network generated $1,402,078 (or 19% of gross revenues), while our Philippine network generated $1,259,438 (or 17% of gross revenues) and our Brazil network generated $651,954 (or 9% of gross revenues). The Mexico revenues reflect a 28% decrease compared to the same period last year, resulting from decreased billing rates.

Cost of Sales. Our cost of sales consists primarily of the wholesale cost of buying bandwidth purchased by us for resale, costs of telecommunication equipment and technical services. We had cost of sales of $7,709,650 for the three months ended September 30, 2004, compared to cost of sales of $2,203,587 during the three months ended September 30, 2003. We expect cost of sales to increase in future periods to the extent that our sales volume increases.

Gross Margin (Loss). We had a negative margin of ($200,444) (-2.7%) for the three months ended September 30, 2004 compared to the same period last year when the gross margin was $608,534 or 21.6%. The decrease in gross margin is attributable to the increased cost of the minutes to terminate, especially the Mexico network, where our margin is less than two percent, and initial activities of Centerline. We expect to derive higher margins once we formally take over the operations of our customer's Mexico network as described in Part II, Item 1 "Legal Proceedings."

Operating Expenses. Our operating expenses consist primarily of payroll and related taxes, expenses for executive and administrative personnel, facilities expenses, professional and consulting service expenses, travel and other general corporate expenses. Our operating expenses for the three months ended September 30, 2004, were $2,414,260, an increase from $812,724 for the same period in 2003.

Our operating expenses increased substantially due to our current expansion. Payroll and related taxes increased by $296,117 because we hired additional personnel to expand our Stored Value Card Program. Officers' compensation increased by $416,796, primarily from accrued but unpaid officers' compensation of $150,833 and non-cash stock compensation of $192,000. We expended $29,626 more in travel than the same period in 2003 and $438,774 more in professional services and consulting fees. We also had increased $601,050 in estimated bad debt expense related to our Mexico and Brazil networks. Finally, we spent $60,304 in Sanswire-related costs, including development of our Stratellite. Our expenses in the future may increase in absolute dollars as we continue to expand our network termination locations worldwide and incur additional costs related to the growth of our business, including our subsidiaries, and the costs of maintaining a public company.

Operating Loss from Operations. We had an operating loss of($2,614,704) for the three months ended September 30, 2004, compared to an operating loss of $204,190 for the three months ended September 30, 2003. The loss was a result of reduced margin and higher operating costs related to the expansion of our Stored Value Card Program. We expect that we will continue to have higher operating costs as we increase our staffing and continue expanding operations and distributing our Stored Value Card Program and operating costs related to our newly acquired subsidiaries.

Other Income/Expenses. We recorded net gains on settlement of liabilities of $81,823 during the three months ended September 30, 2004 compared to $91,085 during the three months ended September 30, 2003. We recorded losses on disposition of property and equipment of $56,804 during the three months ended September 30, 2004. We recorded a one-time loss of $4,834,878 on reduction in fair value of receivables and marketable securities, related to IPW, during the three months ended September 30, 2003. Interest income (expense) consists of interest expense on our borrowings and interest income earned on our cash and cash equivalents.

Net Loss. Our net loss for the three months ended September 30, 2004, was ($2,589,044) compared to a net loss of ($4,967,486) during the three months ended September 30, 2003.

Results of Operations - Comparison of Nine Months Ended September 30, 2004 and 2003

Revenues. During the nine-month period ended September 30, 2004, our sales were $14,509,624 compared to sales of $8,905,232 during the same period last year, an increase of $5,604,392 or 63%. Our revenues increased primarily due to revenues from our subsidiary, Centerline and its subsidiaries, which recorded consolidated revenues of $3,989,997 (or 27% of total revenues). The remainder of our revenues continued to be predominantly from telecommunications minutes going through our Mexico, Philippines and Brazil networks. Our Mexico network generated $4,712,778 (or 32% of gross revenues), while our Philippines network generated $3,234,279 (or 22% of gross revenues) and our Brazil network generated $2,109,886 (or 15% of gross revenues).

Cost of Sales. Our cost of sales consists primarily of the wholesale cost of buying bandwidth purchased by us for resale, costs of telecommunication equipment and technical services. We had cost of sales of $14,524,807 for the nine months ended September 30, 2004, compared to cost of sales of $6,451,431 during the nine months ended September 30, 2003. We expect cost of sales to increase in future periods to the extent that our sales volume increases.

Gross Margin (Loss). We had a negative margin of ($15,183) (-0.01%) for the nine months ended September 30, 2004 compared to the same period last year when the gross margin was $2,453,801 or 27.6%. The decrease in gross margin is attributable to the increased cost of the minutes to terminate, especially the Mexico network, where our margin is substantially lesser than the previous year, and initial activities of Centerline. We expect to derive higher margins once we formally take over the operations of our customer's Mexico network as described in Part II, Item 1 "Legal Proceedings."

Operating Expenses. Our operating expenses consist primarily of payroll and related taxes, expenses for executive and administrative personnel, facilities expenses, professional and consulting service expenses, travel and other general corporate expenses. Our operating expenses for the six months ended September 30, 2004, were $4,754,339, an increase from $1,838,962 for the same period in 2003.

Our operating expenses increased substantially due to our current expansion. Payroll and related taxes increased by $246,612 because we hired additional personnel to expand our Stored Value Card Program. Officers compensation increased by $815,972, primarily from accrued but unpaid officers' compensation of $150,833 and non-cash stock compensation of $617,000. We expended $72,174 more in travel than the same period in 2003 and $674,6465 more in professional services and consulting fees. We also had increased $985,644 in estimated bad debt expense related to our Mexico and Brazil networks. Finally, we spent $75,586 in Sanswire-related costs, including development of our Stratellite. Our expenses in the future may increase in absolute dollars as we continue to expand our network termination locations worldwide and incur additional costs related to the growth of our business, including our subsidiaries, and the costs of maintaining a public company.

Income (Loss) from Operations. We had a net ordinary loss of ($4,769,522) for the nine months ended September 30, 2004, compared to net ordinary income of $614,839 for the nine months ended September 30, 2003.

Other Income (Expense). We recorded gains on settlement of liabilities of $85,337 during the three months ended September 30, 2004, compared to $91,085 during the nine months ended September 30, 2003. We recorded losses on disposition of property and equipment of $56,804 during the three months ended September 30, 2004, compared to gains on disposition of assets of $34,365 in the prior year. We recorded a one-time loss of $4,834,879 on reduction in fair value of receivables and marketable securities, related to IPW, during the nine months ended September 30, 2003. Interest income (expense) consists of interest expense on our borrowings and interest income earned on our cash and cash equivalents.

Net Income (Loss). Our net loss for the nine months ended September 30, 2004, was ($4,749,917) compared to a net income of $4,190,137 during the nine months ended September 30, 2003.

Liquidity and Capital Resources.

As of September 30, 2004, we had $293,284 of cash and cash equivalents compared to $280,181 as of September 30, 2003.

Our net accounts receivable were $2,271,131 as of September 30, 2004, compared to $3,799,324 at the same period in 2003. An estimated 94% of the September 30, 2004 receivables were attributable to three customers, including 51% or $1,164,478 (net of allowance) related to the Mexico network and 43% or $965,500 (net of allowance) related to the Brazil network. We have increased our allowance for doubtful accounts by $1,074,516 for the period for these customers.

We had current assets totaling $3,251,432 as of September 30, 2004, compared to $4,119,505 as of September 30, 2003. The decrease was attributable to the write-off of receivables in the prior year as discussed in Note 5 of the financial statements. Out total assets increased to $6,782,883 as of September 30, 2004, from $4,751,109 for the same period in 2003, due to the acquisition of the Sanswire intangible assets valued at $2,778,000 and investment in CGI, our unconsolidated foreign subsidiary, of $352,300, partially offset by the decrease in accounts receivable as discussed above.

Our total current liabilities decreased to $1,303,176 as of September 30, 2004, a decrease of $656,638 from $1,959,814 as of September 30, 2003. The decrease is principally due to payments of notes payable and accrued officers' salaries. There were no significant long-term liabilities as of September 30, 2004 and 2003.

Our cash used in operating activities was $3,485,052 for the nine months ended September 30, 2004, compared to $898,508 during the same period in the prior year. Our investing activities during the nine months ended September 30, 2004 totaled $73,018 compared to $ 292,950 in the prior year. Cash provided by financing activities was $3,626,360, principally from the sale of preferred stock, for the nine months ended September 30, 2004, as compared to $1,270,008 for the same period in the prior year.

As detailed in the financial statements, we have sold preferred shares that will raise a total of approximately $20 million in cash. We have received $4,874,200 as of the date of this report. The rest of the funds will be received during the course of the current year and following year. With this funding, we will have the existing capital resources necessary to fund our operations and capital requirements as presently planned over the next twelve months. However, if we do not receive the full amount, then we may not have the existing capital resources or credit lines available that are sufficient to fund our operations and capital requirements and therefore we may have to pursue additional funds through the issuance of debt and/or equity instruments.

Contracts and Contingencies and Commitments

Sanswire

During the nine months ended September 30, 2004 we entered into final Asset Purchase Agreements with Sanswire Technologies and Stratodyne to purchase certain assets related to their "Stratellite" program. This included certain intellectual property. The agreement called for the issuance of 28 million shares of our common stock as consideration for the assets acquired. We intend to register such securities on behalf of Sanswire. We will receive no proceeds from any such offering. Based upon certain milestones as described in the Note 7 to the Financial Statements and in the Asset Purchase Agreements, we may be obligated to issue another 200 million shares of our common stock. There can be no assurance that such milestones will be met and the stock will be issued.

Investment Advisory Agreement

On August 16, 2004, we entered into an investment advisory agreement with Charles Morgan Securities, Inc. (CMS) for term ending on December 31, 2005. CMS will render consulting services related to business development, corporate planning, investment and securities matters, including the Company's applying for trading on a higher listed exchange. As compensation for services, the Company will pay a one-time fee of 500 shares of Preferred Class C stock, convertible into 1% of the common shares of the Company after a one year holding period. Pursuant to the agreement, the compensation is not considered earned until when and if the advisor accomplishes the moving of the Company's stock from trading on the OTCBB to another trading board of higher standing by December 31, 2005. There can be no assurance that such movement to a higher board will be accomplished and that the Preferred Class C Stock will be issued. The contingency expires on December 31, 2005, but may be extended by agreement of the parties.

Twelve months ended December 31, 2003 ("Fiscal 2003") compared to twelve months ended December 31, 2002 ("Fiscal 2002")

Results of Operations

Revenues. During the fiscal 2003, our gross sales were $11,351,939, representing a decrease of 2.9% over the same period in the prior year when our gross sales were $11,689,573. This decrease is primarily because there were no related party transactions in fiscal 2003 as compared to fiscal 2002, when related party transactions totaling $5,717,150 were reported.

Our gross sales, compared to the prior year when excluding related party transactions, actually increased by $5,379,516 or 90.07%.

Our two main customers were the source of over 93% of all revenues. Our customer utilizing the Mexico network generated $7,569,007 or 67% of gross sales and our customer utilizing the Brazil network generated $3,043,348, or 26% of gross sales.

We did not have income from international sales during fiscal 2003, compared to 2002 when we had international sales totaling 49% of total sales, representing revenues related to the network sales and services to related parties (Charterhouse) domiciled outside of the United States.

Cost of Sales. Our cost of sales consists primarily of the wholesale cost of buying bandwidth purchased by us for resale, technical services, rents and the costs of depreciation of telecommunications equipment. We had cost of sales of $8,840,872 for fiscal 2003, compared to $6,566,944 for fiscal 2002. We expect cost of sales to increase in future periods to the extent that our sales volume increases.

Gross Margin. Our gross margin was $2,511,067 or 22.12% for fiscal 2003, compared to $5,122,629 or 43.5% of total revenues in fiscal 2002, a decrease of $2,611,562 or 51%. The decrease is primarily due to the fact that there was a higher margin resulting from the related party transactions in fiscal 2002. The gross margin for non-related party transaction is 22% for 2003 and 16% for 2002.

Operating Expenses. Our operating expenses consist primarily of payroll and related taxes, expenses for executive and administrative personnel, facilities expenses, professional and consulting service expenses, travel and other general corporate expenses. Our operating expenses for fiscal 2003 were $3,805,388 compared to fiscal 2002 operating expenses of $3,492,894, an increase of $292,494 or 8%. The increase is primarily due to an increase in bad debts resulting from our networks in Mexico and Brazil, totaling $1,409,994. When excluding bad debt expense, our actual operating expenses decreased by 22% from the previous year, primarily because of substantially reduced consulting and brokers' fees paid in fiscal 2003. (See Note 11 and Note 12 to the Notes to Financial Statements with respect to consulting agreements executed in January 2002, and August 2002, respectively, for investment banking services).

Our operating expenses are expected to further decrease as a percentage of revenues in future periods because our existing operating infrastructure will allow increases in revenues without having to incrementally add operating expenses. However, our expenses may increase in absolute dollars as we continue to expand our network termination locations worldwide and incur additional costs related to the growth of our business and being a public company.

Income (Loss) from Operations. We had an operating loss of $1,294,321 for fiscal 2003 as compared to operating income of $1,629,735 in fiscal 2002. The results of operations of the company were directly impacted by the bad debt recognized in fiscal 2003 as discussed above and in the prior year, we had higher margins resulting from the related party transactions, also as previously discussed above. (See Note 3 to the Notes to Financial Statements).

Other Income (Expense).

We had net other expenses totaling $4,908,205 during fiscal 2003 compared to $308,441 during fiscal 2002.

Other income during fiscal 2003 resulted from a gain of $26,274 by paying a vendor a lesser amount than what was recorded in the books as settlement for providing equipment that did not function as purported. We also reported a net gain of $55,842 in connection with the closing of operations of our St. Louis, Missouri office after accounting adjustments were made.

We did not have interest income in fiscal 2003 compared to $6,528 in fiscal 2002. This amount was substantially all the other income in fiscal 2002.

Other expense of $4,834,878 in fiscal 2003 was as a result of the write-off of assets and liabilities resulting from the transactions in Australia and a loss of $42,301 resulting from the disposal of defective equipment. For fiscal 2002, other expenses included $247,379 associated with the reincorporation of the company and loss of $43,488 on forgiveness of accrued interest receivable from officers. Interest expense for fiscal 2003 was $113,142 compared to $24,102 during fiscal 2002. Interest expense increases were due to substantially more notes and loans payable in fiscal 2003.

Net Income (Loss). We had a net loss of $6,202,526 in fiscal 2003 compared to net income of $1,321,294 during fiscal 2002. The net loss is primarily attributable to the writing-off of our assets, specifically, the IPW stock which we are rendering without value as it is presently in liquidation and not listed in the Australian Exchange and the recording of bad debts or write-offs of accounts receivable.

In order for us to pay our operating expenses during 2003 and 2002, including certain operating expenses of our then wholly-owned subsidiaries, we raised $500,000 and $24,500 from the sale of common stock in 2003 and 2002 respectively and raised $144,194 and $8,593 from proceeds from related party payables in 2003 and 2002, respectively. We generated $784,259 from loans and notes payable in 2003 and $1,922,488 in 2002. During 2003, we also raised a net amount of $717,140 from the sales of preferred stock.

Liquidity and Capital Resources
At December 31, 2003, we had total assets of $4,144,231 compared to total assets of $8,344,884 as of December 31, 2002. The current assets at December 31, 2003, were $3,691,721 compared to $3,549,450 at December 31, 2002.

The decrease in total assets was primarily due to the write-off of receivables related to the related party transactions totaling $4,301,500 as discussed in
Note 3 of the Notes to the Financial Statements. The increase in current assets is primarily attributable to an increase in accounts receivable to $3,093,427 (net of an allowance for doubtful accounts of $378,787) at year end 2003, compared to $1,747,819 (net of an allowance for doubtful accounts of $1,094,420) at year end 2002. Further, we had made deposits totaling $302,300 for purchase of equipment and $71,000 as prepayment to our carriers in fiscal 2003. Finally, we recorded a write-off of $1,600,000 in non-readily marketable securities, available-for-sale as also discussed in Note 3 of the Notes to the Financial Statements.

Our total current liabilities were $1,908,686 at December 31, 2003, compared to $4,131,015 at December 31, 2002. The decrease in current liabilities was primarily a result of writing-off accounts payable, to be satisfied with non-readily marketable securities as discussed in Note 3 of the Notes to the Financial Statements, paying off notes payable and paying off accrued officers' salaries by issuances of stock options.

Accounts payable increased from $639,323 to $871,241 primarily due to costs associated with operations of the network.

As of December 31, 2002, we had long-term notes payable to our former chairman, totaling $55,000 that we satisfied in 2003 by issuing common stock totaling 4,000,000 shares. We do not have any other long-term liabilities as of December 31, 2003.

We had a negative cash flow from operations of $1,389,102 in 2003 compared to $1,038,461 in 2002. The significant change was primarily due to the increased level of operations and operating activities.

We used $607,401 for investing activities in 2003 compared to $74,290 in 2002.

The increase is due to deposits and purchase of equipment.

Net cash provided by financing activities increased substantially in 2003 to $2,019,866 from $1,282,149 in 2002. The increase was principally due to proceeds from sales of common and preferred stock and financing and notes payable. As reflected in the accompanying financial statements, during the year ended December 31, 2003, we had a net loss of $6,202,526 compared to a net income of $1,321,294 during 2002. Consequently, there is an accumulated deficit of $26,494,164 at December 31, 2003, compared to $20,291,641 at December 31, 2002.

Item 18. Description of Property.

We lease facilities at 9050 Pines Blvd., Suite 110, Pembroke Pines, Florida 33024, as of April 1, 2004. For this new facility, the lease will expire in June 2009, with an initial monthly rent of $5,462, and increases of 4% per year. The condition of our leased facility is deemed to be satisfactory for our business operations for the foreseeable future.

Item 19. Certain Relationships and Related Transactions.

The Company agreed to sell 1,000 shares of Series B Preferred Stock of GlobeTel Communications Corp. ("GTEL") to Caterham Financial Management, Ltd., a Malaysian company ("Caterham")for a total of $15 million investment. Przemyslaw Kostro, the Chairman of the Board of our Company, is also a director of Caterham Financial Management, Ltd.

The agreement was later modified so that the total number of shares is 35,000 for the same investment convertible into the same amount of common stock as agreed upon on April 27, 2004.

The Certificate of Designation for the Series B Preferred Stock was filed with the State of Delaware on July 30, 2004.

Except for voting rights and conversion rights, each share of Series B Preferred Stock shall have rights that are identical to shares of the Company's common stock. The Series B Preferred Stock issued to Caterham and its nominees will have voting rights equal to 50% plus one share of the Company's authorized shares of common stock for a period of three years beginning on the first closing date an ending three years thereafter, provided that Caterham and/or its nominee have not converted more than 15% of its/their Series B Preferred Stock into the Company's common stock during this time period.

Beginning on the first anniversary after the first closing date and expiring two years thereafter, Caterham and its nominees may convert (in whole or in part) its Series B Preferred Stock into GlobeTel common stock. Each 1,000 share increment of Series B Preferred Stock, as a class, issued to Caterham and its nominees shall be convertible into that number of shares of the Company's common stock equal to 1% of GlobeTel then issued and outstanding shares (the "Aggregate Conversion Shares") as determined on the date in which Caterham, or one of its nominees, first converts its Series B Preferred Stock into the Company's common stock (the "First Conversion Date"). Each holder of the Series B Preferred Stock will receive shares of GlobeTel aggregate conversion shares based on his pro-rata ownership of the Series B Preferred Stock. Three years after the first closing date, all of the shares of GlobeTel's Series B Preferred Stock which have not converted into GTEL common stock will be automatically converted into shares of GlobeTel's common stock.

The Company also received a $250,000 investment from Lawrence Lynch, who joined the Company in August 2004 as Vice President of Operations for 200 shares of Series C Preferred Stock, filed with the State of Delaware on July 30, 2004. Five thousand shares have been authorized.

Provided that the preferred shares have not been converted, the Holders of the Series C Preferred Stock, voting as a group, will have voting rights equal to the current conversion share amount at the time of the vote of GTEL's authorized shares of common stock for a period of three years from the first closing date.

For a period of one year after the First Closing Date, the Series C Preferred Stock shall not be convertible into shares of GTEL common stock. Beginning on the first anniversary of the First Closing Date and for a period of two years thereafter, Tim Ingram may convert (in whole or part) its Series C Preferred Stock into GTEL common stock. The 1000 shares of Series C Preferred Stock will represent 2% of the GTEL common in their converted state. The Series C Preferred Stock shall be convertible in at least 100 share increments, each increment, at the time of conversion, will represent one tenth of 2% of the issued and outstanding shares of GTEL common stock. On the third anniversary of the First Closing Date, all shares of Series C Preferred Stock owned by Tim Ingram will automatically be converted into GTEL common stock (to the extent such shares have not been converted into common stock prior to this date). Except for the aforementioned voting rights and conversion rights, each share of Series C Preferred Stock shall have rights that are identical to that of GTEL's common stock.

Finally, The Company received a $250,000 investment from Mitchell A. Siegel, currently the Chief Operating Officer of the Company and also a member of the Company's Board of Directors. Mr. Siegel's of $250,000 is for 250 shares of Series D Preferred Stock.

The Certificate of Designation for the Series D Preferred Stock was filed with the State of Delaware on July 30, 2004. Five thousand shares have been authorized.

The Series D shares have a liquidation value of $10.00 per share. The Shares are convertible after two years from date of issuance into shares of Globetel Common Shares on the basis of 1,000 Series C shares shall equal 2% of the Common shares issued and outstanding at the time of conversion. All shares must be converted by the third anniversary of the date of first issuance of the shares or the shares shall automatically convert.

The shares shall have voting rights equal to the number of common shares into which the preference shares may be converted at the time of any vote.

Item 20. Market for Common Equity and Related Stockholder Matters.

We currently trade our common stock with the Over the Counter Bulletin Board (OTCBB). However, we can provide no assurance that our common stock will continue to be traded on the OTCBB market or if traded, that a public market will continue to exist.

The following information sets forth the high and low bid price of our common stock during fiscal 2003 and 2002 and was obtained from the National Quotation Bureau. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                    High Low
CALENDAR 2002

Quarter Ended March 31,                                 $.0690            $.0185
Quarter Ended June 30,                                  $.0530            $.0250
Quarter Ended September 30,                             $.0510            $.0250
Quarter Ended December 31,                              $.0500            $.0295

CALENDAR 2003

Quarter Ended March 31,                                 $.0440            $.0200
Quarter Ended June 30,                                  $.0290            $.0151
Quarter Ended September 30,                             $.0400            $.0190
Quarter Ended December 31,                              $.1310            $.0250

CALENDAR 2004

Quarter Ended March 31,                                 $.1960            $.0500
Quarter Ended June 30,                                  $.1300            $.0800
Quarter Ended September 30,                             $.1200            $.0800
Quarter Ended December 31,                              $.1300            $.0700

(b) Holders

As of January 24, 2005, there were approximately 24,000 beneficial owners of our common stock.

(c) Dividends

We have never paid a dividend and do not anticipate that any dividends will be paid in the near future. We currently have no funds from which to pay dividends and as of December 31, 2003 and our accumulated deficit was $26,494,167. We do not expect that any dividends will be paid for the foreseeable future.

(d) Securities Authorized for Issuance Under Equity Compensation Plans

In September 2003, the board of directors authorized the issuance of stock options totaling 47,751,200 shares to the officers of the company in return for the forgiveness of $683,168 in accrued salaries and $33,100 in other accrued expenses through December 31, 2002. The stock options were exercisable at the lower of $.015 per share or 50% of the closing market price.

In December 2003, the board of directors authorized the issuance of stock options totaling 16,333,333 shares to the officers of in return for the forgiveness of $245,000 in accrued salaries through December 31, 2003. The stock options were exercisable at the lower of $.015 per share or 50% of the closing market price.

On January 8, 2004, the officers exercised their rights to convert the stock options into common stock at $.015 and as a result, we issued 64,084,533 shares of common stock in January 2004, in accordance with the stock option agreements.

Item 21. Executive Compensation.

Long Term Compensation

                                                                            --------------------------------------------
                                              Annual Compensation                        Awards               Payouts
------------------------------------------------------------------------------------------------------------------------
              (a)               (b)     (c)        (d)           (e)              (f)              (g)          (h)       (i)
---------------------------------------------------------------------------------------------------------------------------------
Name and Principal Position     Year   Salary     Bonus      Other Annual      Restricted      Securities    LTIP       All
                                                             Compensation     Stock Award      Underlying    Payouts   other
                                                                                               Options/SAR             compensation

---------------------------------------------------------------------------------------------------------------------------------
                                        ($)        ($)           ($)              ($)             (#)           ($)        ($)
---------------------------------------------------------------------------------------------------------------------------------
Przemyslaw L. Kostro            2003     0           0            0                0                0            0         0
Chairman since Nov. 2001
---------------------------------------------------------------------------------------------------------------------------------
Przemyslaw L. Kostro            2002     0           0            0                0                0            0         0
Chairman since Nov. 2001
---------------------------------------------------------------------------------------------------------------------------------
Przemyslaw L. Kostro            2001     0           0            0                0                0            0         0
Chairman since Nov. 2001
CEO, Nov 2002 - July 2002
---------------------------------------------------------------------------------------------------------------------------------
Timothy M. Huff                 2003 $175,000(a)     0            0                0                0            0         0
CEO
---------------------------------------------------------------------------------------------------------------------------------
Timothy M. Huff                 2002 $150,000(a)     0            0                0                0            0         0
CEO
---------------------------------------------------------------------------------------------------------------------------------
Jerrold R. Hinton               2003 $100,000(a)     0            0                0                0            0         0
President
---------------------------------------------------------------------------------------------------------------------------------
Jerrold R. Hinton CEO,          2002 $100,000(a)     0            0                0                0            0         0
President
---------------------------------------------------------------------------------------------------------------------------------
Jerrold R. Hinton CEO,          2001 $100,000(a)     0            0                0                0            0         0
President
---------------------------------------------------------------------------------------------------------------------------------
Mitchell A. Siegel              2003 $150,000(a)     0            0                0                0            0         0
COO
---------------------------------------------------------------------------------------------------------------------------------
Mitchell A. Siegel              2002 $125,000(a)     0            0                0                0            0         0
COO
---------------------------------------------------------------------------------------------------------------------------------
Thomas Y. Jimenez               2003 $150,000 (a)    0            0                0                0            0         0
CFO
---------------------------------------------------------------------------------------------------------------------------------
Thomas Y. Jimenez               2002 $125,000 (a)    0            0                0                0            0         0
CFO
---------------------------------------------------------------------------------------------------------------------------------
Thomas J. Craft, Jr.,           2002     0           0            0                0                0            0         0
Secretary, Counsel and a
Director until November 2001
---------------------------------------------------------------------------------------------------------------------------------
Thomas J. Craft, Jr.,           2001     0           0         $46,250             0                0            0         0
Secretary, Counsel and a
Director until November 2001
---------------------------------------------------------------------------------------------------------------------------------
Vivian Manevich                 2002 $75,000         0            0                0                0            0         0
CAO
---------------------------------------------------------------------------------------------------------------------------------
Vivian Manevich, President,
Director Global                 2001 $75,000         0            0                0                0            0         0
---------------------------------------------------------------------------------------------------------------------------------

   (a)

    Effective January 1, 2002, GlobeTel entered into a three-year employment agreements with its key management. For the year 2002, the agreements provide for annual compensation of $150,000 for its Chief Executive Officer
    (CEO), $125,000 each for its Chief Financial Officer (CFO) and Chief Operating Officer(COO) and $75,000 each for its Chief Administrative Officer
    (CAO) and VP of Network Operations. Further, there remained an employment with its President, as described below, which calls for annual salaries of
    $100,000 per annum. In addition to the base compensation, the employment agreements provide for payment of bonuses that at a minimum equal the executives' base compensation.

    As of December 31, 2003 and 2002, the executives all agreed not to receive bonuses they are entitled to pursuant to the employment agreements.

    In 2003, the base compensation increased to $175,000 for its CEO, $150,000 each for its CFO and COO, $90,000 each for its CAO and VP of Network Operations. In 2004, the base compensation increases to $200,000 for its CEO, $175,000 each for its CFO and COO, $120,000 for its CAO and $110,000 for its VP of Network Operations. Bonuses for each year will also be equal to the base salaries as a minimum, unless otherwise agreed to by the executives.

Item 22. Financial Statements.

GLOBETEL COMMUNICATIONS CORP. AND SUBSIDIARY
CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
TABLE OF CONTENTS

                                                                           Page
INDEPENDENT AUDITORS' REPORT                                               F-1
CONSOLIDATED FINANCIAL STATEMENTS
  Consolidated Balance Sheets                                              F-2
  Consolidated Statements of Income (Loss)                                 F-5
  Consolidated Statements of Cash Flows                                    F-6
  Consolidated Statements of Stockholders' Equity                          F-8
  Notes to Consolidated Financial Statements                               F-9

Dohan and Company                                 7700 North Kendall Drive, #200
Certified Public Accountants                      Miami, Florida 33156-7564
A Professional Association                        Telephone: (305) 274-1366
                                                  Facsimile: (305) 274-1368
                                                  e-Mail:    info@uscpa.com
Web site:  www.uscpa.com
INDEPENDENT AUDITORS' REPORT

Board of Directors
GlobeTel Communications Corp. and Subsidiary
Pembroke Pines, Florida

We have audited the accompanying consolidated balance sheets of GlobeTel Communications Corp. and Subsidiary, as of December 31, 2003 and 2002, and the related consolidated statements of income (loss), cash flows, and stockholders' equity for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GlobeTel Communications Corp. and Subsidiary, as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Dohan and Company, CPAs, P.A.
March 30, 2004,
Miami, Florida

Member:
Florida Institute of Certified Public Accountants
American Institute of Certified Public Accountants
Private Companies and SEC Practice Sections
Accounting Group International
Offices in Principal Cities World-Wide

GLOBETEL COMMUNICATIONS CORP. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
December 31, 2003
                                                                         2003
                                                                     -----------

ASSETS
CURRENT ASSETS
Cash and cash equivalents                                            $   224,994
Accounts receivable, less allowance for
    doubtful accounts of $378,787                                      3,093,427
  Deposits to carriers                                                    71,000
  Deposits on equipment                                                  302,300

Deferred taxes (less valuation allowance
    of $3,104,649)                                                            --
                                                                     -----------
    TOTAL CURRENT ASSETS                                               3,691,721
                                                                     -----------

PROPERTY AND EQUIPMENT, NET                                              436,375

OTHER ASSETS
  Deposits                                                                16,135
                                                                     -----------
     TOTAL OTHER ASSETS                                                   16,135
                                                                     -----------
TOTAL ASSETS                                                         $ 4,144,231
                                                                     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable                                                     $   871,241
   Current portion of capital lease obligations                           53,311

   Notes payable                                                         438,700
   Loans payable to related party                                        361,960
   Loans payable                                                          10,000
   Accrued expenses and other liabilities                                 57,423
   Deferred revenues                                                      31,528
   Due to former employees                                                27,023
   Related party payables                                                 57,500
                                                                     -----------
     TOTAL CURRENT LIABILITIES                                         1,908,686
                                                                     -----------
LONG-TERM LIABILITIES                                                         --
                                                                     -----------
     TOTAL LONG-TERM LIABILITIES                                              --
                                                                     -----------
       TOTAL LIABILITIES                                               1,908,686
                                                                     -----------

COMMITMENTS AND CONTINGENCIES (NOTES 3 and 14)                                --

STOCKHOLDERS' EQUITY
Preferred stock, $.001 par value,
     10,000,000 shares authorized; 72,000 issued                              72
   Additional paid-in capital - Preferred stock                        1,092,068
Common stock, $.00001 par value,
1,500,000,000 shares authorized;
653,224,471 shares issued and outstanding                                  6,532
   Additional paid-in capital                                         28,006,040
Stock subscription receivable
(4) Preferred stock ( 375,000) Accumulated deficit (26,494,167)
                                                                     -----------
TOTAL STOCKHOLDERS' EQUITY                                             2,235,545
                                                                     -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $ 4,144,231
                                                                     ===========

See accompanying notes.

GLOBETEL COMMUNICATIONS CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
For the Years Ended December 31,
                                                     2003               2002
                                                 -------------    -------------
REVENUES
   Sales                                         $  11,351,939    $   5,972,423
   Sales - related parties                                  --        5,717,150
                                                 -------------    -------------
     Total sales                                    11,351,939       11,689,573
                                                 -------------    -------------
   Cost of sales                                     8,840,872        6,407,944
   Cost of sales - related parties                          --          159,000
                                                 -------------    -------------
     Total cost of sales                             8,840,872        6,566,944
                                                 -------------    -------------
     GROSS MARGIN                                    2,511,067        5,122,629
                                                 -------------    -------------
EXPENSES
   Payroll and related taxes                           283,408          138,485
   Professional fees                                   694,530          539,713
   Officers' salaries and bonuses                      595,000          730,000
   Consulting and brokers' fees                        199,167        1,230,800
   Bad debts                                         1,409,994          445,147
   Other operating expenses                            160,609           95,353
   Telephone and communications                         69,169           56,408
   Advertising and marketing                           105,314           15,987
   Travel and related expenses                          95,213           73,433
   Rents                                                46,231           40,971
   Insurance and employee benefits                     102,383           82,568
   Depreciation and amortization                        44,370           44,029
                                                 -------------    -------------
     TOTAL EXPENSES                                  3,805,388        3,492,894
                                                 -------------    -------------
INCOME (LOSS) BEFORE OTHER INCOME (EXPENSE)
  AND INCOME TAXES                                  (1,294,321)       1,629,735
                                                 -------------    -------------
OTHER INCOME (EXPENSE)
   Gain on discontinued operations                      55,842               --
   Gain on forgiveness of debt                          26,274               --
   Interest income                                          --            6,528
   Interest expense                                   (113,142)         (24,102)
   Reincorporation expenses                                 --         (247,379)
Loss on forgiveness of accrued interest
     receivable from officers                               --          (43,488)
   Loss on disposal of equipment                       (42,301)              --
Write-off of non-readily marketable,
     available-for-sale equity securities           (4,834,878)              --
                                                 -------------    -------------
NET OTHER INCOME (EXPENSE)                          (4,908,205)        (308,441)
                                                 -------------    -------------
NET INCOME (LOSS) BEFORE INCOME TAXES               (6,202,526)       1,321,294
                                                 -------------    -------------
INCOME TAXES
Provision for income taxes                                  --         (528,518)
Tax benefit from utilization of net
    operating loss carryforwards                            --          528,518
                                                 -------------    -------------
TOTAL INCOME TAXES                                          --               --
                                                 -------------    -------------
NET INCOME (LOSS)                                $  (6,202,526)   $   1,321,294
                                                 =============    =============

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING
    BASIC                                          627,814,875      501,679,301
    DILUTED                                        627,814,875      505,617,703
                                                 =============    =============
NET INCOME (LOSS) PER SHARE
    BASIC                                        $       (0.01)   $        0.00
    DILUTED                                      $       (0.01)   $        0.00
                                                 =============    =============

See accompanying notes.

GLOBETEL COMMUNICATIONS CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31,

                                                                           2003          2002
                                                                       -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                                      $(6,202,526)   $ 1,321,294
Adjustments to reconcile net income
(loss) to net cash used by operating activities:
     Depreciation and amortization                                         227,200        134,262
     Bad debt expenses                                                   1,409,994             --
     Gain on discontinuance of operation                                    55,842             --
     Gain on debt forgiveness                                               26,274             --
     Loss on write-off of asset                                          4,834,878             --
     Loss on sale of equipment                                              42,301             --
     Common stock exchanged for severance pay                               36,000             --
     Common stock exchanged for services                                   568,510      1,690,800
     Property and equipment used in cost of sales                               --        233,191
Non-readily marketable, available-for-sale
equity securities due from related party -
Charterhouse Investment                                                         --     (4,051,500)
Non-readily marketable, available-for-
sale equity securities                                                          --     (1,600,000)
(Increase) decrease in assets:
     Accounts receivable                                                (2,755,602)    (1,446,047)
     Accounts receivable, related party                                         --        872,248
     Prepaid expenses                                                      (71,000)            --
     Deposits                                                               74,486         37,301
Increase (decrease) in liabilities:
Accounts payable                                                         1,111,960        299,202
Accounts payable, to be satisfied with
non-readily marketable, available-for-
       for sale equity securities                                         (974,951)       632,451
     Accrued payroll and related taxes                                     (12,785)      (133,075)
     Accrued officers' payroll and bonuses                                      --        541,569
     Accrued expenses and other liabilities                                439,245        250,330
     Deferred revenues                                                     (46,106)        (4,837)
     Deferred revenues - related party                                    (152,822)       184,350
                                                                       -----------    -----------
     NET CASH USED BY OPERATING ACTIVITIES                              (1,389,102)    (1,038,461)
                                                                       -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
   Acquisition of property and equipment                                  (305,101)       (77,512)
   Deposit on equipment                                                   (302,300)            --
Payments for related party
     receivables (net)                                                          --          3,222
                                                                       -----------    -----------
     NET CASH USED BY INVESTING ACTIVITIES                                (607,401)       (74,290)
                                                                       -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
   Sale of common stock                                                    500,000         24,500
   Sale of preferred stock                                                 717,140             --
   Payments on capital lease financing                                     (29,674)        (6,029)
   Proceeds from notes and loans payable                                   784,259      1,922,488
   Payments on notes and loans payable                                          --       (650,000)
   Proceeds from related party payables                                    144,194          8,593
   Payments on related party payables                                      (96,053)       (17,403)
                                                                       -----------    -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                2,019,866      1,282,149
                                                                       -----------    -----------
NET INCREASE IN CASH AND EQUIVALENTS                                        23,363        169,398

CASH AND EQUIVALENTS - BEGINNING                                           201,631         32,233
                                                                       -----------    -----------
CASH AND EQUIVALENTS - ENDING                                          $   224,994    $   201,631
                                                                       ===========    ===========

SUPPLEMENTAL DISCLOSURES Cash paid during the period for:
     Interest                                                          $   113,142    $    24,102
     Income taxes                                                      $        --    $        --

In addition to amounts reflected above, common stock was issued for:
Options issued for services                                            $    10,000    $        --
Options issued for settlement
         of debt                                                       $ 1,016,648    $        --
     Settlement of debt                                                $ 1,431,084    $    10,000
Non-readily marketable, available-
     for-sale equity securities
     due from related party in payment
     of notes and accounts receivable                                  $        --    $ 4,301,500
Non-readily marketable, available-
     for-sale equity securities - due
     from related party, received in
     payment of notes and accounts
      receivable                                                       $        --    $ 1,600,000
                                                                       ===========    ===========

See accompanying notes.

GLOBETEL COMMUNICATIONS CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                    Common Stock                         Preferred Stock
                        --------------------------------   -------------------------------------------
                                              Additional                      Additional      Stock                       Total
                                               Paid-in                         Paid-in    Subscription   Accumulated   Stockholders'
Description                Shares    Amount     Capital     Shares    Amount   Capital     Receivable       Deficit      Equity
                        -----------  ------  -----------   --------  -------  ----------  ------------   ------------  -------------
Balance, Dec. 31, 2001  467,276,945  $4,673  $22,720,537       -     $   -    $     -     $      -       $(21,612,935) $  1,112,275

Shares issued
 for services            71,220,000     712    1,690,088       -         -          -            -               -        1,690,800

Shares issued for
 extinguishment of debt     673,338       7        9,993       -         -          -            -               -           10,000

Shares issued for cash      750,000       7       24,493       -         -          -            -               -           24,500

Shares issued for loan
 collateral              75,000,000     750         (750)      -         -          -            -               -             -

Adjustment for actual
 number of shares
 issued for Global
 acquisition            (9,600,000)     (96)          96       -         -           -            -               -            -

Net income                    -          -          -          -         -           -            -         1,321,294     1,321,294
                        -----------  ------  -----------   --------  -------  ----------  ------------   ------------  -------------

Balance, Dec. 31, 2002  605,320,283   6,053   24,444,457       -         -           -            -       (20,291,641)    4,158,869
                        -----------  ------  -----------   --------  -------  ----------  ------------   ------------  -------------
                                    Common Stock                         Preferred Stock
                        --------------------------------   -------------------------------------------
                                              Additional                      Additional      Stock                       Total
                                               Paid-in                         Paid-in    Subscription   Accumulated   Stockholders'
Description                Shares    Amount     Capital     Shares    Amount   Capital     Receivable       Deficit      Equity
                        -----------  ------  -----------   --------  -------  ----------  ------------   ------------  -------------
Shares issued
 for services            23,748,533     237      568,273       -         -           -            -               -         568,510

Options issued
 for services                  -         -        10,000       -         -           -            -               -          10,000

Shares issued
 for severance pay        1,200,000      12       35,988       -         -           -            -               -          36,000

Shares issued for
 extinguishment of debt  44,792,000     448    1,430,636       -         -           -            -               -       1,431,084

Options issued for
 extinguishment of debt        -         -     1,016,468       -         -           -            -               -       1,016,468

Shares issued for cash   20,080,321     201      499,799       -         -           -            -               -         500,000

Shares issued for loan
 collateral               5,000,000      50         ( 50)      -         -           -            -               -            -

Shares returned for loan
 collateral             (46,916,666)   (469)         469       -         -           -            -               -            -

Preferred shares issued
 for cash                      -         -           -       72,000       72   1,092,068    ( 375,000)            -         717,140

Net loss                       -         -           -         -          -          -            -        (6,202,526)   (6,202,526)
                        -----------  ------  -----------   --------  -------  ----------- ------------   ------------  -------------

Balance, Dec. 31, 2003  653,224,471  $6,532  $28,006,040     72,000  $    72  $1,092,068  $ ( 375,000)   $(26,494,167) $  2,235,545
                        ===========  ======  ===========   ========  =======  ==========  ============   ============  =============

See accompanying notes.

GLOBETEL COMMUNICATIONS CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

Nature of Operations

GlobeTel is engaged in the business of providing telecommunication services, primarily involving Internet telephony using Voice over Internet Protocol ("VoIP") technology and equipment.

Organization and Capitalization
GlobeTel Communications Corp. ("GlobeTel") was organized in July 2002, under the laws of the State of Delaware. Upon its incorporation, GlobeTel was a wholly-owned subsidiary of American Diversified Group, Inc. (ADGI). ADGI was organized January 16, 1979, under the laws of the State of Nevada. ADGI had two other wholly-owned subsidiaries, Global Transmedia Communications Corporation (Global), a Delaware corporation, and NCI Telecom, Inc. (NCI), a Missouri corporation.

On July 1, 2002, both Global and NCI were merged into ADGI. On July 24, 2002, ADGI stockholders approved a plan of reincorporation for the exchange of all outstanding shares of ADGI for an equal number of shares of GlobeTel. Subsequently, ADGI was merged into GlobeTel, which is now conducting the business formerly conducted by ADGI and its subsidiaries, and all references to ADGI in these financial statements now apply to GlobeTel interchangeably.

In July 2002, pursuant to the reincorporation, the Company authorized the issuance of up to 1,500,000,000 shares of common stock, par value of $0.00001 per share and up to 10,000,000 shares of preferred stock, par value of $0.001 per share.

Basis of Presentation

The Company has a 99% ownership of GTCC de Mexico, S.A. de C.V., a Mexican company established to represent its interests in Mexico. The remaining 1% is owned by the Company's Mexican lawyer who is representing the Company in all matters of the operations in Mexico.

The financial statements for periods prior to the merger and reincorporation include the consolidated accounts of ADGI and its two then wholly-owned subsidiaries, Global and NCI, all of which together and individually are referred to as the Company.

All material intercompany balances and transactions were eliminated in the consolidation.

Reclassifications

Certain amounts in the prior year financial statements have been reclassified for comparative purposes to conform to the current year presentation.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with an original maturity of three months or less at the date of purchase to be cash equivalents.

Property and Equipment

Property and equipment consists of telecommunications equipment, office furniture and equipment, and vehicles which are stated at cost. Depreciation is based on the estimated useful lives of the assets, ranging from five years for office furniture and equipment and vehicles to seven years for telecommunications equipment, using the straight-line method. Expenditures for maintenance and repairs are charged to expense as incurred. Major improvements are capitalized. Gains and losses on disposition of property and equipment are included in income as realized.

Revenue Recognition

Revenues for voice, data, and other services to end-users are recognized in the month in which the service is provided. Amounts invoiced and collected in advance of services provided are recorded as deferred revenue. Revenues for carrier interconnection and access are recognized in the month in which the service is provided.

Sales of telecommunications networks are recognized when the networks are delivered and accepted by the customer. Sales of computer hardware, equipment, and installation are recognized when products are shipped to customers. Provisions for estimated returns and allowances are provided for in the same period the related sales are recorded. Revenues on service contracts are recognized ratably over applicable contract periods. Amounts billed and collected before services are performed are included in deferred revenues.

Income Taxes

Income taxes are computed under the provisions of the Financial Accounting Standards Board (FASB) Statement 109 No. (SFAS 109), Accounting for Income Taxes. SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of the difference in events that have been recognized in the Company's financial statements compared to the tax returns.

Advertising and Marketing Costs

Advertising and marketing costs are charged to operations in the period incurred. Advertising and marketing expense for the years ended December 31, 2003 and 2002, were $105,314 was $15,987, respectively.

Fair Value of Financial Instruments

Financial instruments, including cash, receivables, securities, accounts payable, and notes payable are carried at amounts which reasonably approximate their fair value due to the short-term nature of these amounts or due to variable rates of interest which are consistent with market rates.

Concentrations of Credit Risk and Economic Dependence

Financial instruments, which potentially subject the Company to a concentration of credit risk, are cash and cash equivalents, accounts receivable, and non-readily marketable securities equity securities. The Company currently maintains its day-to-day operating cash balances at a single financial institution. The Company had cash balances of $224,994 and $201,631 as of December 31, 2003 and 2002, respectively, which are in excess of federally insured limit. As of December 31, 2003 and 2002, the Company had $137,705 and $111,565, respectively, in excess of federally insured limits.
The Company operates worldwide. Consequently, the Company's ability to collect the amounts due from customers may be affected by economic fluctuations in each of the geographical locations in which the Company provides its services, principally Central and South America and Asia. The Company is dependent upon certain major customers, key suppliers, and contractual agreements, the absence of which may affect the Company's ability to operate its telecommunications business at current levels.

Recently Issued Accounting Pronouncements

In April 2002, FASB issued Statements of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS 145"). SFAS 145 eliminates the requirement that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect and eliminates an inconsistency between the accounting for sale-leaseback transactions and certain lease modifications that have economic effects that are similar to sale-leaseback transactions. Generally, SFAS 145 is effective for transactions occurring after May 15, 2002.

In June 2002, FASB issued Statements of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146") that nullifies Emerging Issues Task Force No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)" ("EITF 94-3"). SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, whereby EITF 94-3 had recognized the liability at the commitment date to an exit plan. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002 with earlier application encouraged.

In December 2002, FASB issued Statements of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123" ("SFAS 148"). SFAS 148 amends FASB Statement No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of FASB Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 is effective for fiscal years ending after December 15, 2002.

In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, "Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees and Indebtedness of Others", an interpretation of FIN No. 5, 57 and 107, and rescission of FIN No. 34, "Disclosure of Indirect Guarantees of Indebtedness of Others". FIN 45 elaborates on the disclosures to be made by the guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002; while, the provisions of the disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002.

In April 2003, FASB issued Statements of Financial Accounting Standards No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149"). SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under FASB Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities". SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003.

In May 2003, FASB issued Statements of Financial Accounting Standards No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150"). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003.
In December 2003, the Financial Accounting Standards Board (FASB) issued a revised Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46R). FIN 46R addresses consolidation by business enterprises of variable interest entities and significantly changes the consolidation application of consolidation policies to variable interest entities and, thus improves comparability between enterprises engaged in similar activities when those activities are conducted through variable interest entities. The Company does not hold any variable interest entities.

The adoption of these new pronouncements did not or are not expected to have a material effect on the Company's consolidated financial position or results of operations.

Use of Estimates

The process of preparing financial statements in conformity with generally accepted accounting principles in the United States requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Net Income (Loss) Per Common Share

Basic net income (loss) per common share has been computed based upon the weighted average number of shares of common stock outstanding during each period. The basic net income (loss) is computed by dividing the net income
(loss) by the weighted average number of common shares outstanding during each period. Available stock options at December 31, 2003, were anti-dilutive and therefore were excluded from the net income (loss) per common share calculation.

Following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for the year ended December 31, 2002:
                                     Income           Shares        Per-Share
                                   (Numerator)    (Denominator)      Amount
                                  -------------   -------------     ---------
Basic Net Income per Share:
Income available to
  common stockholders              $ 1,321,294     501,679,301         $  .00
                                                                       ======
Effect of Dilutive Convertible
  Notes                                   -          3,938,402
                                  -------------   -------------
Diluted Net Income per Share:
Income available to common
stockholders plus assumed
  conversions                     $  1,321,294     505,617,703         $  .00
                                  =============   =============        ======

Impairment of Long-Lived Assets

The Company follows FASB Statement No. 144 (SFAS 144), "Accounting for the Impairment of Long-Lived Assets." SFAS 144 requires that long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset. Long-lived assets to be disposed of, if any, are reported at the lower of carrying amount or fair value less cost to sell.

NOTE 2. ACCOUNTS RECEIVABLE AND SALES - SIGNIFICANT CONCENTRATIONS OF CREDIT RISK AND ECONOMIC DEPENDENCE

Two customers accounted for 97% of the Company's sales for 2003 and three customers accounted for 92.58% of the Company's sales for 2002. One of the Company's customers, Global VOIP, deemed an affiliate based on common control, accounted for $2,100,000 or 17.85% of the Company's sales for 2002.

Charterhouse Investment Holdings, Ltd., a shareholder and related party, accounted for $5,717,150 or 48.60% of the Company's sales for 2002.

Sales attributable to foreign operations for the year ended December 31, 2003, were $11,256,907 or 99% of total sales and $5,204,778 or 44.24% of total sales for December 31, 2002. The amounts include $2,979,286 or 26% for 2003 and $1,978,910 or 16.82% for 2002 from Brazil and $8,089,013 or 71% for 2003 and
$3,225,878 or 27.42% from Mexico. Revenue is attributable to these countries, since calls either originate or terminate in these countries. All transactions were accounted for in U.S. currency, and no gain or loss was recorded on fluctuations in foreign currency.

In connection with the Brazil network, $1,955,818 and $916,629 during years ended December 31, 2003 and 2002, respectively, was paid by our Brazilian network customer directly to a local provider of network termination services, and, accordingly, the accounts receivable due from the customer was reduced by the same amounts.

In connection with the Mexico network, $5,609,939 and $2,674,552 during the years ended December 31, 2003 and 2002, respectively, was paid by our Mexico network customer directly to a local provider of network termination services, and, accordingly, the accounts receivable due from the customer was reduced by the same amounts.

NOTE 3. NON-READILY MARKETABLE AVAILABLE-FOR-SALE EQUITY SECURITIES

Network Sales - Charterhouse Investment Holdings, Ltd.

In May 2002, the Company entered into a Network Purchase Agreement with IP World Ltd., (IPW) an Australian corporation to build as many as five (5) networks to be located in different countries throughout the world. Pursuant to the agreement, the Company built and provided to IPW a network capable of terminating up to a minimum of four million minutes of monthly international voice traffic to and from the country of Brazil (Brazil Network) and a network capable of terminating up to a minimum of four million minutes of monthly international voice traffic to and from the country of the Philippines ("Philippines Network"). The terms of this agreement are substantially the same as the terms of the Brazil Network agreement.

As payment for each network the Company agreed to accept 64 million shares of IPW stock, at an agreed-upon value of $ .10 (US) per share, in full payment of the promissory note for the Brazil and Philippines networks. The IPW shares were not listed for sale on the Australian Stock Exchange (ASX) or any other domestic or international securities exchange. At the time, the Company was informed that such listing was imminent, and the Company would be able to sell all or a portion of the IPW shares.

The above agreements and transactions were facilitated by and through Charterhouse Consultancy Service, Ltd, a Nevis corporation, and it's successor corporation, Charterhouse Investment Holdings Ltd., a Malaysian corporation (collectively known as "Charterhouse"), and Global VoIP, a Delaware Corporation, of which Timothy Huff, the Company's current CEO was a 99% owner and officer. Although Mr. Huff, by and through GVoIP, originally functioned as consultant to Charterhouse, neither Mr. Huff nor GVoIP were directly compensated for participating in the agreements and transactions described above and below. Instead, Mr. Huff became an officer and a Director of the Company and assigned any and all interest GVoIP had to the Company without compensation. GVoIP was dissolved immediately thereafter.

In connection with agreements between Charterhouse and the Company, Charterhouse paid for the two networks sold to date by the transfer of shares in IPW to the Company. In that connection, Charterhouse maintained 70 million IPW shares in escrow for the Company, and, accordingly, the Company was deemed beneficial owner of the shares.

As of June 30, 2003, the Company had included in its current assets, $1,600,000 in non-readily marketable, available-for-sale equity securities, which represent 16 million shares of IP World (IPW) unrestricted stock, valued at $.10 per share, held in the company's name and $4,301,500 in non-readily marketable, available for sale equity securities, due from a related party, Charterhouse, which represent 70 million shares of IPW restricted stock valued at $.06145 per share, held by Charterhouse on the Company's behalf.

As of September 30, 2003, IP World Ltd. was in liquidation and was no longer listed in the Australian Exchange. The Company is still transacting with IPW to move out of liquidation and be relisted in the Australian Exchange. However, the outcome of the transaction can not be determined, therefore, the company has written-off $4,301,500 in stock receivable as well as the $1,600,000 in stock it had in its name.

Service and Installation Agreements

In June 2002, the Company entered into a one-year service agreement with IP World Ltd. for $240,000, related to servicing the Brazil network, the revenues from which are recognized ratably over the term of the agreement, beginning in July 2002. Revenue of $120,000 was initially recognized in connection with this agreement.

In July 2002, the Company also entered into an installation and one-year service agreement with IP World Ltd. for $300,000 ($60,000 for installation and $240,000 for maintenance), related to the Philippines network. The revenues from installation were recorded during 2002. The revenues from maintenance services were recognized ratably over the term of the agreement, beginning in October 2002. Revenue of $60,000 for maintenance services was initially recognized during 2002.

In 2003, the Company continued to report revenues for the agreement for the first and second quarter of the year. Upon writing off the receivable as discussed above, no further revenue was recognized by the Company.

NOTE 4 - Deposit on Equipment

In September 2003, the Company entered into an agreement with Advantage Telecommunications Ltd. (ATC), an Australian telecommunications corporation where, for a strategic investment of $1.2 million, the Company would own up to 50% of the stock of ATC, and would have control of the board of directors of ATC. ATC had operations in England and Hong Kong and had points of presence in over 15 countries. The agreement was subsequently modified to where our investment of $1.2 million would be for purchase of the ATC's telecommunication equipment and network operations in Hong Kong and England.

As of December 31, 2003, the Company had remitted $302,300 to ATC and ATC's assignee as partial payment towards the purchase of the assets. The asset purchase was consummated in February 2004 upon the payment of the balance of the amount agreed upon in restricted shares of the Company's restricted common stock totaling 16,500,000 shares, valued at a total of $897,700. The issuance of the shares, based on an average of $.0544 per share, completes the Company's purchase of ATC's assets totaling $1.2 million.

NOTE 5. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

                                                      2003              2002
                                                    ---------         ---------
Telecommunications equipment                        $ 706,892         $ 476,808
Office furniture and equipment                        154,169           185,682
Vehicles                                                   --            12,440
                                                    ---------         ---------
                                                      861,061           674,930
Accumulated depreciation                             (424,686)         (271,900)
                                                    ---------         ---------
Property and equipment,
  net book value                                    $ 436,375         $ 403,030
                                                    =========         =========

Total depreciation expense for the years ended December 31, 2003 and 2002 amounted to $227,200 and $134,262, respectively. Included in cost of sales is $182,830 in 2003 and $90,233 in 2002.

Certain telecommunications equipment acquired by the Company, capitalized in property and equipment, and placed into service in 2001 was recorded as cost of sales during 2002. This equipment was ultimately utilized in constructing the network built for IPW, and the net book value of the equipment, $233,191 (cost of $353,500, less $110,309 accumulated depreciation) was included in cost of sales during 2002. The Company initially depreciated this equipment because at the time the equipment was purchased, the Company did not anticipate using this equipment in the construction of the IPW networks, or any networks to be produced and sold to any customers.

NOTE 6. BUSINESS MERGERS

Prior to GlobeTel taking over the operations of ADGI, ADGI had two operating, wholly-owned subsidiaries, Global and NCI. The two companies were merged into ADGI as of July 1, 2002 and on July 24, 2002 ADGI stockholders approved a plan of reincorporation for the exchange of all outstanding shares of ADGI for an equal number of shares of GlobeTel Communications Corp. ("GlobeTel").

NOTE 7. ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consisted of the following:

                                            2003                2002
                                        -----------          -----------
Professional fees                       $    35,000          $    28,600
Interest                                     22,423               20,100
                                        -----------          -----------
                                        $    57,423          $    48,700
                                        ===========          ===========

NOTE 8.  MISCELLANEOUS RECEIVABLE

In September 1999, the Company was awarded a judgment against Imaging Systems Synergies, Inc. (ISS) in the amount of $125,000. However, the Company is uncertain if it will be successful in recovering any damages against ISS. There has been an allowance for uncollectibility for the entire $125,000. During 2003, the Company determined that this amount is unrecoverable and therefore wrote-off the balance.

NOTE 9. CAPITAL LEASE OBLIGATIONS

Capital lease obligations consisted of the following:
                                                       2003               2002
                                                     --------          --------
                                                     $ 53,311          $ 82,984
Current obligations under
  capital leases                                      (53,311)          (82,984)
                                                     --------          --------
Long-term obligations under
 capital leases                                      $     --          $     --
                                                     ========          ========

Future minimum lease payments under capital leases for years subsequent to December 31, 2003 are as follows:
2004                                                                $   104,026
Amount representing interest                                            (50,715)
                                                                    -----------
Present value of future minimum lease payments                      $    53,311
                                                                    ===========

Interest expense recorded on all capital lease obligations of the Company amounted to $15,924 and $11,704 for the years ended December 31, 2003 and 2002, respectively. The assets subject to the above capital lease obligations consist primarily of telecommunications equipment.

NOTE 10.  ACCRUED OFFICERS' SALARIES AND BONUSES

Effective January 1, 2002, GlobeTel entered into three-year employment agreements with its key management. For the year 2002, the agreements provide for annual compensation of $150,000 for its Chief Executive Officer (CEO), $125,000 each for its Chief Financial Officer (CFO) and Chief Operating Officer
(COO) and $75,000 each for its Chief Administrative Officer (CAO) and VP of Network Operations. Further, there remained an employment contract with its President, as described below, which calls for annual salaries of $100,000 per annum. In addition to the base compensation, the employment agreements provide for payment of bonuses that at a minimum equal the executives' base compensation. As of December 31, 2002, the executives all agreed not to receive bonuses they were entitled to pursuant to the employment agreement.

In 2003, the base compensation increased to $175,000 for its CEO, $150,000 each for its CFO and COO, $90,000 each for its CAO and VP of Network Operations. In 2004, the base compensation increases to $200,000 for its CEO, $175,000 each for its CFO and COO, $120,000 for its CAO and $110,000 for its VP of Network Operations. Bonuses for each year will also be equal to the base salaries as a minimum, unless otherwise agreed to by the executives.

From October 1, 1996, through December 31, 2003, the Company had an employment agreement with its President wherein the Company agreed to pay compensation of $100,000 annually. In September 2003, the Company's president resigned effective December 31, 2003 but remained as a member of the board of directors of the Company.

Pursuant to the above employment agreements, the Company recorded accrued officers' salaries totaling $519,168 as of December 31, 2002.

In September 2003, the officers agreed to forego their accrued salaries in exchange for stock options at $.015 per share or 50% of the market price as of the exercise date. The officers subsequently exercised their stock options in January 2004.

As of December 31, 2003, the Company recorded accrued officers salaries totaling $245,000, which the officers again agreed to forego their accrued salaries in exchange for stock options at $.015 per share or 50% of the market price as of the exercise date. The officers subsequently exercised their stock options in January 2004.

NOTE 11.  NOTES PAYABLE AND LOAN DUE TO CONSULTANT/CUSTOMER

Secured Promissory Notes Payable

On April 9, 2002, the Company executed a $250,000 secured promissory note payable to an unrelated third party, due April 9, 2003, with interest payable monthly at a rate of 12.5% per annum. The note was collateralized with 8 million unrestricted shares of the Company's common stock, plus additional shares to be issued should the loan-to-value ratio drop below 65%. The note also provided for an accommodation fee of 1 million shares of ADGI shares payable to the lender which was paid by GVoIP. Pursuant to the note's prepayment option, in May 2002, the principal balance was paid by Global VoIP and $250,000 was offset against the accounts receivable balance due to the Company from Global VoIP.

On April 9, 2002, the Company executed a $100,000 secured promissory note payable to another unrelated third party, due April 9, 2003, with interest payable monthly at a rate of 12.5% per annum. The note was collateralized with
3.2 million unrestricted shares of the Company's common stock, plus additional shares to be issued should the loan-to-value ratio drop below 65%. The note also provided for an accommodation fee of 400,000 shares of ADGI shares payable to the lender which was paid by GVoIP. Pursuant to the note's prepayment option, in May 2002, the principal balance was paid by Global VoIP and $100,000 was offset against the accounts receivable balance due to the Company from Global VoIP.

On June 24, 2002, the Company executed a $150,000 secured promissory note payable to an unrelated third party, due December 24, 2002, with interest payable upon the due date of the principal of the loan at a rate of 15% per annum. The note is collateralized with 10 million unrestricted shares of the Company's common stock, which was provided by Charterhouse. The note also provided for an accommodation fee of $3,750, which was paid to the lender during 2002 by the Company.

On June 24, 2002, the Company executed another $150,000 secured promissory note payable to an unrelated third party, due December 24, 2002, with interest payable upon the due date of the principal of the loan at a rate of 15% per annum. The note is collateralized with 10 million unrestricted shares of the Company's common stock, which was provided by Charterhouse. The note also provided for an accommodation fee of $3,750, which was paid to lender by the Company during 2002.

In October 2002, the holders of the above two promissory notes agreed that in lieu of payment of principal and interest under the loans, each agreed to accept six (6) million shares of common stock of GlobeTel as payment, which were paid to the note holders directly by the Company's primary customer who was also a consultant. Accordingly, the Company recorded the $300,000, plus interest of $11,960, as a loan payable to that consultant/customer.

Convertible Subordinated Notes

On August 21, 2002, the Company executed a $125,000 convertible subordinated promissory note payable to an unrelated third party, due August 21, 2003, with interest payable monthly at a rate of 12% per annum. The note is collateralized with 7.5 million shares of the Company's common stock, which were issued by the Company and held in escrow under the agreement. The Company recorded the issuance of these shares at par value. The note is convertible into shares of the Company's common stock at the option of the holder in whole or in part, in accordance with the terms of the note. The conversion price for this note in effect on any conversion date shall be the lesser of $.25 or 75% of the per share market value price as of the close of business on the conversion date. Any conversion pursuant to this agreement shall be for a minimum principal of $10,000 and until the first day of the month preceding the maturity date of this note, the holder may not, during any 30-day period, convert more than the greater of $100,000 of the principal amount of this note, or 10% of the preceding month's trading value of the common stock as reported by the principal market in which the common stock is traded.

In July 2003, the holder exercised his right to convert the debt into shares of the Company's common stock in accordance with the terms of the note. The conversion rate was determined to be $.04 and accordingly, the holder retained 3,055,556 shares and returned 4,444,444 to the Company.

On August 27, 2002, the Company executed a $125,000 convertible subordinated promissory note payable to an unrelated third party, due August 27, 2003, with interest payable monthly at a rate of 12% per annum. The note is collateralized with 7.5 million shares of the Company's common stock, which were issued by the Company and held in escrow under the agreement. The Company recorded the issuance of these shares at par value. The note is convertible into shares of the company's common stock at the option of the holder in whole or in part, in accordance with the terms of the note. The conversion price for this note in effect on any conversion date shall be the lesser of $.25 or 75% of the per share market value price as of the close of business on the conversion date. Any conversion pursuant to this agreement shall be for a minimum principal of $10,000 and until the first day of the month preceding the maturity date of this note, the holder may not, during any 30-day period, convert more than the greater of $100,000 of the principal amount of this note, or 10% of the preceding month's trading value of the common stock as reported by the principal market in which the common stock is traded.

In December 2003, the holder exercised his right to convert the debt into shares of the Company's common stock in accordance with the terms of the note. The conversion rate was determined to be $.035 and accordingly, the holder retained 3,500,000 shares and returned 4,000,000 to the Company.

On October 22, 2002, the Company executed a $125,000 convertible subordinated promissory note payable to an unrelated third party, due October 22, 2003, with interest payable monthly at a rate of 12% per annum. The note is collateralized with 15 million shares of the Company's common stock, which were issued by the Company and held in escrow under the agreement. The Company recorded the issuance of these shares at par value. The note is convertible into shares of the Company's common stock at the option of the holder in whole or in part, in accordance with the terms of the note. The conversion price for this note in effect on any conversion date shall be the lesser of $.20 or 75% of the per share market value price as of the close of business on the conversion date. Any conversion pursuant to this agreement shall be for a minimum principal of $10,000 and until the first day of the month preceding the maturity date of this note, the holder may not, during any 30-day period, convert more than the greater of $100,000 of the principal amount of this note, or 10% of the preceding month's trading value of the common stock as reported by the principal market in which the common stock is traded.

On November 18, 2002, the Company executed a $125,000 convertible subordinated promissory note payable to an unrelated third party, due November 18, 2003, with interest payable monthly at a rate of 12% per annum. The note is collateralized with 15 million shares of the Company's common stock, which were issued by the Company and held in escrow under the agreement. The Company recorded the issuance of these shares at par value. The note is convertible into shares of the Company's common stock at the option of the holder in whole or in part, in accordance with the terms of the note. The conversion price for this note in effect on any conversion date shall be the lesser of $.20 or 75% of the per share market value price as of the close of business on the conversion date. Any conversion pursuant to this agreement shall be for a minimum principal of $10,000 and until the first day of the month preceding the maturity date of this note, the holder may not, during any 30-day period, convert more than the greater of $100,000 of the principal amount of this note, or 10% of the preceding month's trading value of the common stock as reported by the principal market in which the common stock is traded.

The October 22 and November 18 notes were from the same investor, and in July 2003, the holder exercised the right to convert the debt into shares of the Company's common stock in accordance with the terms of the note. The conversion rate was determined to be $.024 and accordingly, the holder retained 10,416,666 shares and returned 19,583,334 to the Company.

On November 25, 2002, the Company executed a $125,000 convertible subordinated promissory note payable to an unrelated third party, due November 25, 2003, with interest payable monthly at a rate of 12% per annum. The note is collateralized with 15 million shares of the Company's common stock, which were issued by the Company and held in escrow under the agreement. The Company recorded the issuance of these shares at par value. The note is convertible into shares of the Company's common stock at the option of the holder in whole or in part, in accordance with the terms of the note. The conversion price for this note in effect on any conversion date shall be the lesser of $.20 or 75% of the per share market value price as of the close of business on the conversion date. Any conversion pursuant to this agreement shall be for a minimum principal of $10,000 and until the first day of the month preceding the maturity date of this note, the holder may not, during any 30-day period, convert more than the greater of $100,000 of the principal amount of this note, or 10% of the preceding month's trading value of the common stock as reported by the principal market in which the common stock is traded.

Also on November 25, 2002, the Company executed a second $125,000 convertible subordinated promissory note payable to an unrelated third party, due November 25, 2003, with interest payable monthly at a rate of 12% per annum. The note is collateralized with 15 million shares of the company's common stock, which were issued by the company and held in escrow under the agreement. The company recorded the issuance of these shares at par value. The note is convertible into shares of the company's common stock at the option of the holder in whole or in part, in accordance with the terms of the note. The conversion price for this note in effect on any conversion date shall be the lesser of $.20 or 75% of the per share market value price as of the close of business on the conversion date. Any conversion pursuant to this agreement shall be for a minimum principal of $10,000 and until the first day of the month preceding the maturity date of this note, the holder may not, during any 30-day period, convert more than the greater of $100,000 of the principal amount of this note, or 10% of the preceding month's trading value of the common stock as reported by the principal market in which the common stock is traded.

Both the November 25 notes were from the same investor, and in July 2003, the holder exercised the right to convert the debt into shares of the Company's common stock in accordance with the terms of the note. The conversion rate was determined to be $.022 and accordingly, the holder retained 11,111,112 shares and returned 18,888,888 to the Company.

On November 5, 2002, the Company executed a second $125,000 convertible subordinated promissory note payable to an unrelated third party, due November 5, 2003, with interest payable monthly at a rate of 12% per annum. The note is collateralized with 15 million shares of the Company's common stock, which were issued by the Company and held in escrow under the agreement. The Company recorded the issuance of these shares at par value. The note is convertible into shares of the Company's common stock at the option of the holder in whole or in part, in accordance with the terms of the note. The conversion price for this note is of $.025 per share. The note holder also received a common stock purchase warrant giving them the right to purchase 5 million shares of the company's common stock at the price of $.03 per share. Subsequent to the execution of this note, additional amounts of $85,528 were received from the note holder, bringing the total balance to $210,528.

In May 2003, the holder and the Company agreed that the balance of $210,528 be converted into shares of the Company's common stock and as a result the collateralized shares were then issued to the holder. In addition, it was agreed upon that the holder's 15 million shares are non-dilutable for 18 months from April 1, 2003. Further, the holder of the note is comprised of three (3) owner, one of whom is Timothy M. Huff who owns 40% of the entity. Timothy Huff is the CEO of the Company.

NOTE 12 - NOTES AND LOANS PAYABLE, UNSECURED

In February 2003, the Company executed two unsecured promissory notes payable, each for $100,000 (to fund operations and pay operating expenses), to an unrelated third party, which is also a secured promissory note holder. Each note was originally due in May 2003, and included interest payable monthly at a rate of 25% per annum. The Company and the note holder subsequently agreed to extend due dates of the loans on a month-to-month basis under the same interest rate. The notes remain outstanding as of the date of this report. However, in February 2004, the Company paid both notes.
In February 2003, the Company executed a $40,000 promissory note payable to another party, due on demand with interest and payable at a rate of 2.5% per annum. In June 2003, the Company executed a $200,000 promissory note payable to Commercebank, N.A., due in June 2004, with interest payable at a rate of one percent over the prime rate, currently 4%.

LOAN PAYABLE TO RELATED PARTY - CHARTERHOUSE

In January 2003, the Company received a $50,000 loan from Charterhouse. This loan payable, as well as the previous balance of $311,960, is unsecured, non-interest bearing and provided for no formal repayment terms.

NOTE 13. RELATED PARTY TRANSACTIONS

Related party payables
As of December 31, 2003 and 2002, related party payables are as follows:

                                                        2003              2002
                                                       --------         --------
Corporation owned by consultant                        $     --         $ 24,990
Officers                                                     --           33,100
Consultant and officer                                   57,500           57,500
IPW                                                          --           18,491
                                                       --------         --------
Related party payables                                 $ 57,500         $134,081
                                                       ========         ========

The 2003 balance represents a short-term loan by an officer of the Company, due on demand.

Notes Payable - Stockholder

As of December 31, 2002, the Company was obligated under a convertible promissory note payable to a stockholder and former director for $55,000, principally representing advances to the Company. In fiscal 2003, the Company issued 4 million shares in complete settlement of the balance due.

NOTE 14. COMMITMENTS AND CONTINGENCIES

Litigation
Globetel is in the process of taking legal actions against its associate and customer in Mexico, GTCC Qualnet Mexico, for non-payment of amounts owed and non-payment to carrier in Mexico. The customer, however, has been cooperating and continues to work with the Company. The customer has Mexican tax refunds receivable and the Company has filed a motion to be the first assigned payee to receive the tax refunds which the customer expects to receive in the second quarter of 2004. The customer also has telecommunications equipment and existing working networks and customers, which the Company is taking over its operations. The Company and the customer, through the court system, are working towards continuing the operations together reaping the full benefits of the working network until the loan has been paid in full.

As a result of the non-payment and because the outcome of the motion cannot be determined, the Company wrote off $648,812 of accounts receivables as bad debts. The Company is presently in a dispute with two former consultants who resigned as consultants to the Company prior to December 31, 1998. The remaining balance of a loan payable of $15,000 originally advanced by the consultants was written-off based on the belief that such loans had been satisfied based in part on the consideration given in the consulting agreement. The Company has taken the position that it owes no further compensation to the consultants, and further that the loans from these two individuals have been satisfied, as a result of the consideration given to the consultants, the consultants' resignation and their failure to provide services required under the consulting agreement. The agreement provided for the arbitration in the event of any dispute. As of the date of this report, the Company cannot predict the outcome of any legal proceeding or arbitration, or whether, as a result of any such proceeding or arbitration, the Company will be required to issue additional common stock as consideration or repay any loans.

Letters of Credit
The Company has available up to $500,000 for letters of credit with Commercebank, N.A., which is guaranteed by Florida Export Finance Corporation
(FEFC). As of December 31, 2002, a $200,000 letter of credit was issued to the Mexican telecom provider that provides local connectivity. In March 2003, the Company issued another $100,000 to the same Mexican telecom provider. The remaining $200,000 was used by the Company as collateral for its $200,000 loan with Commercebank, N.A., the funds of which were used to purchase the telecom equipment used in the Brazil operations.

Service Provider Agreement - Brazil Network
On March 23, 2002, GlobeTel signed a memorandum of understanding with a company called Trans Global Ventures, Inc. (TGV), a company based in Miami, to form a joint venture to be registered as an LLC (Limited Liability Company) in the State of Florida to build out a VoIP network in Brazil offering call origination including but not limited to prepaid calling and 800 number calling as well as access to GlobeTel's Enhanced Services Platform technology.

TGV has been operating in Brazil and had networks with a capacity of 3 million minutes per month in Rio de Janeiro, Sao Paulo and Belo Horizonte. Initially, the venture was to be based on a 50/50 ownership between the two companies. Subsequently, the memorandum of understanding was modified to give GlobeTel 80% ownership, a percentage determined based on the investments to be made by the Company in the venture. Ultimately, however, both companies determined that TGV acting as a service provider would best serve the needs of each company, and therefore both companies agreed to terminate the memorandum of understanding and accordingly, the LLC was never formed.

Under the service provider agreement, for service provided, TGV shall be entitled to receive 20% of the project income, defined as: the revenues from the Brazil network, less direct costs of sales for operating this network, less other costs allocated to this project (based on multiplying total operating expenses by the percentage of Brazil network sales to total Company revenues for the year).

The Brazilian network operated at a ramp-up rate during the first six months of 2002, and upon delivery of equipment during this period, the network began operating at capacity of approximately 4 million minutes per month starting in July 2002. The network continued to operate at or near capacity throughout the year and still continues to operate as of the date of this filing.

The Company recognized revenues of $3,043,348 and $1,976,135 for December 31, 2003 and 2002, respectively. The cost of sales, substantially all of which was paid directly to third-party suppliers, were $1,955,818 in 2003 and of $916,628 in 2002.

Service Provider Agreement - Mexico Network

On June 26, 2002, GlobeTel signed a memorandum of understanding with Qualnet Telecom, LLC for a joint venture to be known as GlobeTel Qualnet LLC, to be registered as an LLC (Limited Liability Company) in the State of Florida. The purpose of the venture was to build out a VoIP network in Mexico for call termination throughout the country that will have initial capacity to transport 8 million minutes per month.

Qualnet has been operating in Mexico for several years and has contracts with various Mexican telecom companies. GlobeTel's role in the agreement was to provide financing and equipment to build the network. The agreement was for GlobeTel to have 80% ownership of the venture and Qualnet 20%, and accordingly GlobeTel committed 80% of the funding of the venture in the form of working capital, equipment and guarantees for the issuance of letters of credit as required by the Mexican telecom companies.

Since Qualnet already had points of presence in several cities in Mexico and since they had an established customer base, installation of the equipment and ramping up of the traffic required substantially less time than if the network was to be built from the ground up. As a result, the venture was able to operate within several weeks and was able to fill the network near capacity.

The network continued to operate at capacity throughout the year and it was subsequently determined that each party would be better served by continuing to do business with Qualnet as a service provider. Both parties agreed not to proceed with the joint venture, and accordingly, the LLC was never formed and the parties signed an agreement not to pursue the joint venture agreement as contemplate in the memorandum of agreement dated June 26th 2002.

Under the service provider agreement, for services provided, Qualnet shall be entitled to receive 20% of the project income, defined as: the revenues from the Mexico network, less direct costs of sales for operating this network, less other costs allocated to this project (based on multiplying total operating expenses by the percentage of Mexico network sales to total Company revenues for the year).

The Company recognized revenues of $7,596,007 for the year ended December 31, 2003 and $3,198,502 for 2002. The cost of sales which substantially was paid directly to third-party suppliers were $6,029,939 in 2003 and $2,674,552 in 2002.

The network is currently still operating at or near capacity and the relationship continues as that of a service provider. However, as described above, the Company is in the process of taking over the operations of the network and if successful, will control all income and expenses of the operations.

Joint Venture Agreement

On September 19, 2002, the Company entered into a joint venture agreement with TrueSpeed Wireless, Inc., a Nevada corporation based in Aliso Viejo, California. The venture is incorporated in Nevada as TrueSpeed Wireless International, Inc. and the structure of the joint venture is based on 50% ownership by GlobeTel and 50% ownership by TrueSpeed Wireless, Inc. The purpose of the joint venture shall be for the deployment of the wireless technology services currently being deployed by TrueSpeed Wireless, Inc. and to market and distribute high-speed wireless data communications.

The venture had not been able to secure contracts in targeted countries and as of December 2003, both companies agreed to dissolve the joint venture. No revenues were generated from the joint venture during 2003 and 2002.

Leases and Rents

GlobeTel currently leases facilities at 444 Brickell Avenue, Suite 522, Miami, Florida 33131. The Company is under a five-year lease expiring April 2005, with a present monthly rent of $3,463. In order to provide sufficient space for equipment and personnel for their operations, the Company leased another office facility at 9050 Pines Blvd., Suite 110, Pembroke Pines, Florida 33024, as of April 1, 2004. This lease will expire in June 2009, and has an initial monthly rent of $5,462 with increases of 4% per year.

The Company had operations in Hackensack, N.J. which ceased operations in February 2001. The Company moved out of the facility in March 2001, and since the lessee found new tenants for the office, was released from the lease. The Company is still in debt with the landlord, the amount of which is included in accounts payable.

Effective November 2001, the Company signed a sub-lease agreement for the Jersey City facility with a customer /consultant of the Company. Pursuant to the sublease agreement, the customer/consultant has maintained the obligation of the monthly rent of $1,600, and at January 31, 2003, the lease expired and the Company has no further obligation to the lessee.

Future minimum rental payments required under the above operating leases subsequent to the year ended December 31 are as follows:
2004                                                         $    74,328
2005                                                              80,707
2006                                                              69,530
2007                                                              72,311
2008 and thereafter                                              113,542
                                                             -----------
                                                             $   410,418
                                                             ===========

Rent expense for 2003 and 2002 was $46,231 and $40,971, respectively.

NOTE 15.  CONSULTING AND INVESTEMENT BANKING AGREEMENTS

On August 15, 2002, the Company entered into an agreement with Charles Morgan Securities, Inc. ("Charles Morgan") to provide consulting services for a period of 12 months, including arranging for funding, assisting with corporate and business planning, advice regarding potential mergers and acquisitions, private placements of the Company's stock, and other related services.

The agreement provided that the Company pay Charles Morgan a monthly fee of $5,000 from August to January 2003, and $10,000 thereafter for the next six months. The Company also paid an engagement fee of $30,000 upon initial funding.

In accordance with the agreement, the Company also paid Charles Morgan a total of 2.7 million shares of common stock of the Company for services provided in fiscal 2002 and 1.3 million shares in fiscal 2003, for a total of 4 million shares.

In addition to the shares described above, in August 2002, Charles Morgan received 12.5 million restricted shares (Rule 144) in connection with arranging for the convertible subordinated notes payable above. The Company valued the shares at $250,000, based on one-half of the closing bid price of the Company's shares on the date of issuance and charged this amount to consulting expense. Pursuant to the agreement, Charles Morgan received an additional 12.5 million restricted shares (Rule 144) for arranging additional financing of $500,000 during the quarter ending December 31, 2002.

During the third quarter 2002, Global VoIP, a principal customer and related party to the Company, paid Charles Morgan $35,000 for the initial monthly fee of $5,000 and the engagement fee of $30,000. This amount, was offset against the remaining accounts receivable balance owed by Global VoIP to the Company.

In January 2003, Fordham Financial Management, Inc., an investment banking firm, based in New York City, assumed all functions and responsibilities of Charles Morgan Securities to provide consulting services. Under the agreement, the Company was obliged to pay a monthly fee of $10,000. In June 2003, the firm and the Company agreed to suspend the monthly fee until both parties agree it will resume. The Company paid total fees of $40,000 during the six months ended June 30, 2003. Pursuant to agreement, the Company issued 4.9 million restricted shares of the Company's common stock as payment for services rendered.

The Company charged $51,250 to expense during the three months ended September 30, 2003, based on an amount equal to one-half of the average bid and asked price of the Company's shares on the date of issuance. No further payments were made in the fourth quarter as it relates to this investment banking agreement.

In October 2003, the Company entered into an agreement with Fordham Financial to raise $2,500,000 resulting in issuance of circular offering dated October 17, 2003. Fordham Financial agreed to receive 10% commission for the raising of the investments. Fordham Financial had subscriptions of $1,092,140 as of December 31, 2003 and had raised the full $2,500,000 as of January 31, 2004.

NOTE 16 - GAIN(LOSS) ON DISPOSITION OF ASSETS AND SETTLEMENT OF LIABILITIES
At December 2003, the Company settled with one its vendors to pay a lesser amount for the purchase of equipment that ultimately did not function as purported. Likewise, the Company wrote off other long-term outstanding liabilities for purchase of equipment that also did not function properly. The settlement and write-off resulted in a gain of $26,274.

In June 2003, the Company ceased operations of its St. Louis, Missouri office. As part of the termination agreement with the employees of the St. Louis office, the employees were authorized to maintain and service the existing clients and keep the property and equipment of that office, and the Company agreed to return the customer deposits made by the St. Louis clients. The Company recorded a gain of $55,842 in connection with these transactions.

Three terminated employees were issued a total of 1.2 million free-trading shares of the Company's stock as severance pay. The Company charged $36,000 to expense based on an amount equal to the average bid and asked price of the Company's shares on the date of issuance.

NOTE 17.  BAD DEBT AND DEPOSIT WRITE-OFF

During 2003, the Company wrote-off $1,409,994 as bad debts, predominantly from the receivables from the Mexico and Brazil networks, representing amounts receivable older than 90 days which have not been received as of the date of this report. During 2002, the Company recorded as a bad debt write-off the $283,051 remaining balance due from Sigma Online (Sigma), an Indian company. In addition, the Company charged a $50,000 deposit given to Sigma, related to its India projects, to cost of sales. Whereas the expected payment source of the accounts receivable balance was Sigma's anticipated revenues from operating networks in India, the company deemed this balance uncollectible and the deposit of no realizable value, since it does not contemplate establishing such networks in India in the near term, due to the highly unstable political atmosphere in that country.

NOTE 18.  REINCORPORATION EXPENSES

Reincorporation expenses of $247,429 incurred during the year ended December 31, 2002, include legal, professional and shareholder communications costs related to the merger and related transaction described in Note 6 above.

NOTE 19.  INCOME TAXES

Deferred income taxes and benefits for 2003 and 2002 are provided for certain income and expenses, which are recognized in different periods for tax and financial reporting purposes. The tax effects (computed at 15%) of these temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following:

                                              2002          Changes        2003
                                          -----------    -----------    -----------
Deferred tax assets:
Accrued officers' compensation            $   452,000    $  (314,995)   $   137,005
Allowance for doubtful accounts               437,768       (380,950)        56,818
Consulting services elected as start-up
costs under IRC Sec. 195 (b)                   43,793        807,464        851,257
Reincorporation expenses amortized
  Under IRC Sec. 248                               --         25,975         25,975
Accumulated depreciation                           --       (376,829)
Net operating loss carryforwards            1,369,715      1,040,708      2,410,423
                                          -----------    -----------    -----------
                                            2,303,276        801,373      3,104,649
Valuation allowance                        (2,303,276)      (801,373)
                                          -----------    -----------    -----------
Net deferred tax asset                    $        --    $        --    $        --
                                          ===========    ===========    ===========

A reconciliation of income benefit provided at the federal statutory rate of 15% to income tax benefit follows:

                                                          2003          2002
                                                   -----------      -----------
Income tax benefit computed at federal
    statutory rate                                 $  (930,379)     $   198,194
  Accrued officers' salaries                            27,505           80,326
  Allowance for doubtful accounts                     (107,345)          46,198
  Depreciation                                          (7,179)          (3,440)
  Losses not benefited (benefited)                   1,017,398         (321,278)
                                                   -----------      -----------
                                                   $        --      $         --
                                                   ===========      ===========

The Company has accumulated net operating losses, which can be used to offset future earnings. Accordingly, no provision for income taxes is recorded in the financial statements. A deferred tax asset for the future benefits of net operating losses and other differences is offset by a 100% valuation allowance due to the uncertainty of the Company's ability to utilize the losses. These net operating losses begin to expire in the year 2021.

At the end of 2002, the Company had net operating loss carryforwards (of its successor due to accounting for the reincorporation as an "F" reorganization under the Internal Revenue Code) of approximately $5,758,191 which expire at various dates through 2021.

NOTE 20. COMMON STOCK TRANSACTIONS

During the year ended December 31, 2002, the Company issued the following shares of Common stock:

Date Issued          Shares     Consideration       Valuation   Relationship
February 12, 2002  5,500,000   Consulting services  $  92,500   Consultant/Customer

March 25, 2002    10,000,000   Investment banking     250,000   Consultant

June 26, 2002     20,000,000   Consulting             600,000   Consultant/Customer

June 26, 2002     60,000,000   Network performance       -      Charterhouse customer
guarantee
July 9, 2002       1,000,000   Investment banking      30,000   Consulting

July 9, 2002       1,000,000   Investment banking      30,000   Consulting

July 9, 2002       3,000,000   Consulting              90,000   Consultant/Customer

August 22, 2002    5,837,500   Brokers' fees          116,750   Consultant

August 22, 2002      412,500   Brokers' fees            8,250   Consultant

August 26, 2002      250,000   Sale of stock            7,000   Invest/Legal Counsel

August 28, 2002    6,250,000   Investment banking     125,000   Consultant

August 28, 2002    7,500,000   Loan Collateral           -      Note Holder

September 3, 2002  7,500,000   Loan Collateral           -      Note Holder

September 30, 2002 2,220,000   Consulting              33,300   Consultant/Customer

November 7, 2002  15,000,000   Loan Collateral           -      Note Holder

November 11, 2002    500,000   Sale of stock           17,500   Invest/Legal Counsel

December 6, 2002  12,500,000   Brokers' fees          250,000   Consultant

December 6, 2002  15,000,000   Loan Collateral           -      Note Holder

December 6, 2002  30,000,000   Loan Collateral           -      Note Holder

December 30, 2002  1,000,000   Consulting              15,000   Consultant

December 31, 2002  2,000,000   Consulting              40,000   Consultant

December 31, 2002    500,000   Consulting              10,000   Consultant

December 31, 2002    673,338   Satisfaction of debt    10,000   Investor

During the year ended December 31, 2003, the Company issued the following shares of Common stock:

March 14, 2003     2,200,000   Consulting services   $ 22,000   Consultant

March 14, 2003     1,800,000   Investment banking      18,000   Consultant

May 7, 2003        1,100,000   Consulting services     11,550   Consultant

May 7, 2003          900,000   Investment banking       9,450   Consultant

May 22, 2003       2,500,000   Loan Collateral           -      Note Holder

May 22, 2003       2,500,000   Loan Collateral           -      Note Holder

May 22, 2003      15,000,000   Conversion of debt     239,206   Investor

May 29, 2003       4,000,000   Satisfaction of debt    55,000   Shareholder/
                                                                 Former director

July 18, 2003        200,000   Severance pay            6,000   Employee

July 18, 2003        500,000   Severance pay           15,000   Employee

July 18, 2003        500,000   Severance pay           15,000   Employee

July 18, 2003        450,000   Legal services          13,500   Legal counsel/
                                                                 former corporate secretary

July 18, 2003        800,000   Consulting services     24,000   Consultant/employee

July 18, 2003     12,844,000   Conversion of debt     256,880   Investor

August 5, 2003    20,080,321   Sale of stock          500,000   Investor/consultant

August 5, 2003             -   Marketing services     100,402   Investor/consultant

August 8, 2003     3,400,000   Consulting services    102,000   Consultant/employee

August 28, 2003  (42,916,666)  Return of shares issued   -      Note Holders
for loan collateral
August 28, 2003            -   Conversion of debt     125,000   Investor

August 28, 2003            -   Conversion of debt     250,000   Investor/consultant

August 28, 2003            -   Conversion of debt     125,000   Investor

August 28, 2003            -   Conversion of debt     250,000   Investor

September 3, 2003    944,444   Consulting services     11,806   Consultant

September 3, 2003    900,000   Consulting services     11,250   Consultant

September 3, 2003  1,100,000   Consulting services     13,750   Consultant

September 3, 2003  3,847,222   Consulting services     49,090   Consultant

September 29, 2003   656,687   Consulting services      8,211   Consultant

October 9, 2003    4,281,333   Additional shares due    -         Investor
                                For Conversion of debt

October 9, 2003    3,650,000   Consulting services     73,000   Consultant/employee

October 9, 2003    2,000,000   Officer's salary        40,000   Chief Financial Officer

December 31, 2003  7,500,000   Officer's salary       112,500   Chief Executive Officer

December 31, 2003  1,166,667   Officer's salary        17,500   Chief Financial Officer

December 31, 2003 (4,000,000)  Return of shares issued   -       Note Holder
or loan collateral

In connection with the above, for certain issuances of shares, Forms S-8 have been filed with the Securities and Exchange Commission relative to such issuances of stock. The shares issued were valued by the Company based upon the average bid and asked price of the shares on the date of issuance. The value of these shares was charged to expense unless they were in consideration for future services, in which case they were recorded as deferred consulting fees.

For other issuances of shares during the periods described above, the Company issued restricted shares (Rule 144) of its common stock to consultants and officers for services to the Company. Issuance of restricted shares (Rule 144) are valued, due to limitations in current marketability, by the Company based upon half of the average bid and asked price of the Company's shares on the date of issuance, unless the services provided were valued at another amount as agreed upon between the parties.

Shares issued (retired)for loan collateral were recorded at par value.

NOTE 21. STOCK OPTIONS

During the year ended December 31, 2003, the Company issued the following options to acquire Common stock:

Date Issued          Shares     Consideration       Valuation   Relationship

September 26, 2003  2,206,667   Satisfaction of debt  33,100   Former President

September 26, 2003 17,600,000   Accrued salary       264,200   Former President

September 26, 2003  8,944,467   Accrued salary       134,167   Chief Executive Officer

September 26, 2003  7,444,467   Accrued salary       111,667   Chief Operating Officer

September 26, 2003  7,444,467   Accrued salary       111,667   Chief Financial Officer

September 26, 2003  4,111,133   Accrued salary        61,667   Controller

December 18, 2003   6,666,667   Officer salary       100,000   Former President

December 18, 2003   5,333,333   Officer salary        80,000   Chief Operating Officer

December 18, 2003   3,333,333   Salary                  50,000   Controller

December 18, 2003   1,000,000   Officer salary        15,000   President

December 18, 2003   1,666,667   Accounting services   25,000   Accountants

December 18, 2003   2,666,667   Network services      40,000   Vendor

According to option agreements in connection with the above shares, the option prices were the lower of $ .015 per share or one-half of the closing market price on the last reported sale or closing price on the date of the agreement. The above options were issued at $.015 per share.

The above option shares were issued in "cashless exercises". Accordingly, the option shares actually issued were reduced by the number of shares required to pay for the options as $ .015 per share.

All of the stock options were subsequently exercised in January 2004.

Options Pursuant to Convertible Promissory Notes
On December 16, 2002, the Company filed an SB-2 registration statement to register shares pursuant to the convertible promissory notes as described in
Note 11. During 2003, the Company and its lenders decided to wait until the waiting period is over, thereby eliminating the need to file the SB-2 registration statement.

NOTE 22 - PREFERRED STOCK

In October 2003, the Company entered into an agreement with Fordham Financial Management Inc. to raise funds to finance the ATC transaction. In accordance with the agreement, the investors will receive preferred shares convertible into common stock upon investment. An Offering Circular was made available to investors on October 17, 2003.

The offering was for maximum of 150,000 shares ("Shares") of Series A Convertible Redeemable Preferred Stock, par value $.001 per share ("Series A Preferred"). The shares have a liquidation preference of $16.67 per share and each share is convertible into a number of shares of Common Stock determined by dividing the number of shares of Common Stock outstanding as of the date of conversion by three, and dividing the result of that calculation by 250,000. The Company may redeem the Shares at $.001 per share at any time after the second anniversary of the date of issuance. Such redemption would he effectively require the investor to convert his shares at that time or lose the entire amount of his investment.

As part of the offering, the Company agreed to pay its investment banking consultant, Fordham Financial Management, Inc. a 10% commission.

The Company had $1,200,000 subscribed as of December 31, 2003, and had received $717,140 ($1,200,000 less related expenses of $107,860 and $375,000 of subscriptions receivable). The full amount of $2,500,000 has been subscribed as of January 31, 2004, and the full $2,500,000 investments had been received as of February 6, 2004.

In May and June 2003, the Company applied for a loan with a financing company that brokers the transaction with several major European banks. The loans were to be collateralized with preferred stock, which the banks can only convert in the case of a default by the Company. As of September 30, 2003, the transaction had not been consummated and the Company withdrew its application and the preferred stock totaling 1,194,356 shares that were being held in escrow were cancelled.

NOTE 23 - SUBSEQUENT EVENTS

In March 2004, the Company entered into a binding letter of intent to purchase substantially all of the assets of Sanswire Technologies, Inc., a company that is developing a National Wireless Broadband Network utilizing high-altitude airships called Stratellites that will be used to provide wireless voice, video, and data services. The agreement is subject to the completion of due diligence, which is expected to be finalized during the second quarter of 2004. The agreement would require an advance of $150,000 working capital to Sanswire and initial issuance of 28,000,000 shares of common stock. There will be additional incentives in the agreement that will be based on the performance of Sanswire and its technology.

NOTE 24. SEGMENTS AND RELATED INFORMATION

During the prior year 2001, the Company adopted FASB Statement No. 131 (SFAS No.
131), "Disclosures about Segments of an Enterprise and Related Information," which changes the way the Company reports information about its operating segments. The company's two segments, Global and NCI had separate management teams and infrastructures that offer different services during 2001.

During the year ended December 2002, the Company merged the infrastructure and the management teams and operated as one company. NCI's operations represented less than 2% of gross revenues in 2002, and accordingly segment information is not presented for 2002 as well as for 2003.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. All inter-segment sales prices are market based. The Company evaluates performance based on operating earnings of the respective business units.

                 GLOBETEL COMMUNICATIONS CORP. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEET (Unaudited)
                               September 30, 2004

 ASSETS
 CURRENT ASSETS
      Cash and cash equivalents ............................................   $    293,284
      Accounts receivable, less allowance for
        doubtful accounts of $1,438,713 ....................................      2,271,131
      Receivable from related party - CSI ..................................        152,896
      Prepaid expenses .....................................................        441,061
      Inventory ............................................................         84,660
      Deposits on equipment purchase and
        other current assets ...............................................          8,400
      Deferred tax asset, less valuation
        allowance of $4,693,477 ............................................             --
                                                                               ------------
         TOTAL CURRENT ASSETS ..............................................      3,251,432
                                                                               ------------
PROPERTY AND EQUIPMENT, less accumulated
       depreciation of $232,783 ............................................        351,587
                                                                               ------------
OTHER ASSETS
      Investment in unconsolidated
        foreign subsidiary - CGI ...........................................        352,300
      Intangible assets - Sanswire .........................................      2,778,000
      Deposits .............................................................         49,564
                                                                               ------------
         TOTAL OTHER ASSETS ................................................      3,179,864
                                                                               ------------
TOTAL ASSETS ...............................................................   $  6,782,883
                                                                               ============
LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

CURRENT LIABILITIES
      Accounts payable .....................................................   $    478,425
      Current portion of capital lease obligations .........................          2,789
      Accounts payable to related party - Charterhouse .....................        135,000
      Loan payable to related party - Charterhouse .........................        361,960
      Accrued expenses and other liabilities ...............................         45,000
      Deferred revenues ....................................................         11,669
      Accrued officers' salaries and bonuses ...............................        150,833
      Related party payables ...............................................        117,500
                                                                               ------------
         TOTAL CURRENT LIABILITIES .........................................      1,303,176
                                                                               ------------
LONG-TERM LIABILITIES
      Capital lease obligations ............................................          5,451
                                                                               ------------
         TOTAL LONG-TERM LIABILITIES .......................................          5,451
                                                                               ------------
         TOTAL LIABILITIES .................................................      1,308,627
                                                                               ------------
 STOCKHOLDERS' EQUITY
       Series A Preferred stock, $.001 par value,
          10,000,000 shares authorized;
          150,000 shares issued and outstanding ............................            150
          Additional paid-in capital - Series A
            Preferred stock ................................................      2,224,050
       Series B Preferred stock, $.001 par value,
          35,000 shares authorized;
          35,000 shares issued and outstanding: ............................             35
          Additional paid-in capital - Series B
            Preferred stock ................................................     14,999,965
       Series C Preferred stock, $.001 par value,
          5,000 shares authorized;
          750 shares issued and outstanding: ...............................              1
          Additional paid-in capital - Series C
            Preferred stock ................................................      1,499,999
       Series D Preferred stock, $.001 par value,
          5,000 shares authorized;
          250 shares issued and outstanding: ...............................              1
          Additional paid-in capital - Series D
            Preferred stock ................................................        999,999
       Common stock, $.00001 par value, 1,500,000,000
          shares authorized; 781,936,419 shares issued
          and outstanding ..................................................          7,819
       Additional paid-in capital 32,036,320 Stock subscriptions receivable:
          Series B Preferred Stock .........................................    (13,150,000)
          Series C Preferred Stock .........................................     (1,150,000)
          Series D Preferred Stock .........................................       (750,000)
       Accumulated deficit .................................................    (31,244,083)
                                                                               ------------
          TOTAL STOCKHOLDERS' EQUITY .......................................      5,474,256
                                                                               ------------
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ................................   $  6,782,883
                                                                               ============

 See accompanying notes.

                 GLOBETEL COMMUNICATIONS CORP. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                 For the           For the         For the         For the
                                                               Nine Months       Nine Months    Three Months    Three Months
                                                                  Ended             Ended          Ended            Endede
                                                               Sept 30, 2004    Sept 30,2003    Sept 30,2004    Sept 30, 2003
 REVENUES EARNED ...........................................   $  14,509,624    $   8,905,232    $   7,509,206    $   2,812,121
 COST OF REVENUES EARNED ...................................      14,524,807        6,451,431        7,709,650        2,203,587
                                                               -------------    -------------    -------------    -------------
    GROSS MARGIN (LOSS) ....................................         (15,183)       2,453,801         (200,444)         608,534

 EXPENSES
        Payroll and related taxes ..........................         482,082          235,470          296,117           78,380
        Consulting and professionalfees ....................       1,129,202          454,737          651,594          212,820
        Officers' compensation .............................       1,215,676          399,705          533,416          116,620
        Bad debts ..........................................       1,074,516           88,872          645,486           44,436
        Investment banking and financing fees ..............         169,066          195,557               --          133,107
        Investor and public relations ......................         101,509          111,772           27,605          100,402
        Research and development - Sanswire ................          76,586               --           60,309               --
        Other operating expenses ...........................         116,872           81,658           39,125           35,506
        Telephone and communications .......................          54,565           52,597           20,273           17,776
        Travel and related expenses ........................         144,244           72,069           50,816           21,190
        Rents ..............................................          70,140           33,715           38,282           11,516
        Insurance and employee benefits ....................          80,148           80,157           36,120           30,616
        Depreciation and amortization ......................          39,733           32,653           15,117           10,355
                                                               -------------    -------------    -------------    -------------
TOTAL EXPENSES .............................................       4,754,339        1,838,962        2,414,260          812,724
                                                               -------------    -------------    -------------    -------------
 INCOME (LOSS) FROM OPERATIONS BEFORE
OTHER INCOME (EXPENSE) AND INCOME TAXES ....................      (4,769,522)         614,839       (2,614,704)        (204,190)
                                                               -------------    -------------    -------------    -------------
 OTHER INCOME (EXPENSE)
        Net gains on settlement of liabilities .............          85,337           91,085           81,823           91,085
        Gain (loss) on disposition of property and equipment         (56,804)              --          (56,804)              --
        Gain on discontinued operations ....................              --           34,365               --               --
        Loss on reduction in fair value of receivables and
          marketable securities ............................              --       (4,834,878)              --       (4,834,878)
        Interest income ....................................           1,612              188              641               47
        Interest expense ...................................         (10,540)         (95,736)              --          (19,550)
                                                               -------------    -------------    -------------    -------------
               NET OTHER INCOME (EXPENSE) ..................          19,605       (4,804,976)          25,660       (4,763,296)
                                                               -------------    -------------    -------------    -------------
 LOSS BEFORE INCOME TAXES ..................................      (4,749,917)      (4,190,137)      (2,589,044)      (4,967,486)
                                                               -------------    -------------    -------------    -------------
 INCOME TAXES
        Provision for income taxes .........................              --               --               --               --
        Tax benefit from utilization of
          net operating loss carryforward ..................              --               --               --               --
                                                               -------------    -------------    -------------    -------------
               TOTAL INCOME TAXES ..........................              --               --               --               --
                                                               -------------    -------------    -------------    -------------

 NET LOSS ..................................................   $  (4,749,917)   $  (4,190,137)   $  (2,589,044)   $  (4,967,486)
                                                               =============    =============    =============    =============
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING (BASIC AND DILUTED) ..........................     723,949,873      621,259,294      704,099,680      636,697,207
                                                               =============    =============    =============    =============

 NET LOSS PER SHARE (BASIC AND DILUTED) ....................   $       (0.01)   $       (0.01)   $       (0.00)   $       (0.01)
                                                               =============    =============    =============    =============

See accompanying notes

                 GLOBETEL COMMUNICATIONS CORP. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                                    For the        For the
                                                                                  Nine Months     Nine Months
                                                                                    Ended           Ended
                                                                                 Sept 30, 2004   Sept 30, 2003
 CASH FLOWS FROM OPERATING ACTIVITIES
      Net loss .................................................................   $(4,749,917)   $(4,190,137)
      Adjustments to reconcile net loss to net cash used by operating activities:
             Depreciation and amortization .....................................       133,002        150,846
             Net gains on settlement of liabilities ............................       (85,337)       (91,085)
             Loss (gain) on disposition of property and equipment ..............        56,804             --
             Gain on discontinued operations ...................................       (34,365)
             Loss on reduction in value of receivables and marketable securities            --      4,834,878
             Bad debt expense ..................................................     1,074,516             --
             Common stock exchanged for services and compensation ..............     1,231,567        430,009
      (Increase) decrease in assets:
             Accounts receivable ...............................................      (252,220)    (2,082,219)
             Due from related party - CSI ......................................      (152,896)            --
             Prepaid expenses ..................................................      (441,061)            --
             Inventory .........................................................       (84,660)            --
             Deposits ..........................................................       (33,829)       (38,000)
             Deposits on equipment .............................................       (58,000)            --
             Deposits to carriers ..............................................        71,000             --
      Increase (decrease) in liabilities:
             Accounts payable ..................................................      (275,549)        18,763
             Accrued payroll and related taxes .................................            --        (12,785)
             Accrued officers' salaries and bonuses ............................       150,833        272,118
             Accrued expenses and other liabilities ............................       (22,423)        11,657
             Deferred revenues .................................................       (19,859)        16,162
             Deferred revenues - related party .................................       (27,023)      (184,350)
                                                                                   -----------    -----------
             NET CASH USED BY OPERATING ACTIVITIES .............................    (3,485,052)      (898,508)
                                                                                   -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
      Acquisition of property and equipment ....................................       (73,018)      (252,950)
      Proceeds from note receivable ............................................            --        (40,000)
                                                                                   -----------    -----------
             NET CASH USED BY INVESTING ACTIVITIES .............................       (73,018)      (292,950)
                                                                                   -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
      Sale of preferred stock - Series A .......................................     1,132,060             --
      Sale of preferred stock - Series B .......................................     1,850,000             --
      Sale of preferred stock - Series C .......................................       350,000             --
      Sale of preferred stock - Series D .......................................       250,000             --
      Sale of common stock .....................................................            --        375,000
      Proceeds from capital lease financing ....................................         9,554             --
      Payments on capital lease financing ......................................        (1,553)       (28,477)
      Proceeds from notes payable and long-term debt ...........................       375,000        734,259
      Proceeds from related party payables .....................................        60,000        285,279
      Payments on notes payable and long-term debt .............................      (398,701)            --
      Payments on related party payables .......................................            --        (96,053)
                                                                                   -----------    -----------
             NET CASH PROVIDED BY FINANCING ACTIVITIES .........................     3,626,360      1,270,008
                                                                                   -----------    -----------
NET INCREASE IN CASH AND EQUIVALENTS ...........................................        68,290         78,550

CASH AND EQUIVALENTS - BEGINNING ...............................................       224,994        201,631
                                                                                   -----------    -----------
CASH AND EQUIVALENTS - ENDING ..................................................   $   293,284    $   280,181
                                                                                   ===========    ===========
 SUPPLEMENTAL DISCLOSURES Cash paid during the period for:
          Interest .............................................................   $    11,295    $    95,736
          Income taxes .........................................................   $        --    $        --

 In addition to amounts reflected above, common stock was issued for:
          Settlement of debt ...................................................   $        --    $ 1,246,086
          Consulting, professional and employee compensation ...................   $ 1,231,567    $   430,009

 Other non-cash transactions:
          Stock options issued for accrued officers' salaries ..................   $        --    $   683,368

 Non-cash financing activities:
          On April 27, 2004, $15,000,000 of Series B preferred stock was issued.
          A stock subscription receivable of $13,150,000 was outstanding as of September 30, 2004.

          On April 27, 2004, $1,500,000 of Series C preferred stock was issued.
          A stock subscription receivable of $1,100,000 was outstanding as of September 30, 2004.

          On July 28, 2004, $1,000,000 of Series D preferred stock was issued. A stock subscription receivable of $750,000 was outstanding as of September 30, 2004.

 See accompanying notes.

                 GLOBETEL COMMUNICATIONS CORP. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
                               September 30, 2004

NOTE 1 - BASIS OF PRESENTATION

Interim financial statements

The accompanying unaudited financial statements reflect all adjustments, which, in the opinion of management, are necessary for a fair presentation of the financial position and the results of operations for the interim periods presented. The financial statements include the accounts of GlobeTel Communication Corp. and its wholly owned subsidiaries, Sanswire, LLC, GTCC de Mexico, S.A. de C.V, and Centerline Communications, LLC, and its wholly-owned subsidiaries, EQ8, LLC, EnRoute Telecom, LLC, G Link Solutions, LLC, Volta Communications, LLC, and Lonestar Communications, LLC. All adjustments are of a normal recurring nature, except as otherwise noted below. The results of operations for the three and nine months ended September 30, 2004, are not necessarily indicative of the results to be expected for the year ending December 31, 2004.

Certain financial information and footnote disclosures which are normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America, but which are not required for interim reporting purposes, have been condensed or omitted. The accounting policies followed by the Company are set forth in Note 1 to the Company's consolidated financial statements in its annual report on Form 10-KSB for the year ended December 31, 2003. The accompanying financial statements should be read in conjunction with the financial statements and notes.

NOTE 2 - ACCOUNTS RECEIVABLE AND SALES - SIGNIFICANT CONCENTRATIONS OF CREDIT RISK AND ECONOMIC DEPENDENCE

Six customers accounted for 88% of the Company's sales for the three months ended September 30, 2004, including 9% attributable to the Brazil network, 19% to the Mexico network, and 17% to the Philippine network. The customers for these international networks account for 95% of accounts receivable as of September 30, 2004.

The same six customers accounted for 92% of the Company's sales for the nine months ended September 30, 2004, including 15% attributable to the Brazil network, 33% to the Mexico network, and 22% to the Philippine network.

NOTE 3 - ALLOWANCE FOR DOUBTFUL ACCOUNTS

During the three and nine months ended September 30, 2004, the Company increased its allowance for doubtful accounts by $645,486 and $1,074,516, respectively, predominantly for the receivables from the Mexico and Brazil networks, representing a percentage of amounts receivable which have not been received as of the date of this report.

NOTE 4 - INVESTMENT IN UNCONSOLIDATED FOREIGN SUBSIDIARY

In September 2003, the Company entered into an agreement with Advantage Telecommunications Ltd. (ATC), an Australian telecommunications corporation, where, for a strategic investment of $1.2 million, the Company would own up to 50% of the stock of ATC, and would have control of the board of directors of ATC. ATC had operations in England and Hong Kong and had points of presence
(POP) in over 15 countries. The agreement was subsequently modified to where the investment of $1.2 million would be for the purchase of ATC's telecommunication equipment and network operations of ATC's subsidiaries in Hong Kong and England. Subsequently, ATC deconsolidated its subsidiaries and suspended operations.

As of June 30, 2004, and September 30, 2004, the Company had remitted $352,300 to ATC and ATC's assignee as partial payment towards the completion of the transaction. Pursuant to additional modifications of the agreement, the Company issued 16,500,000 restricted shares of the Company's common stock to ATC to complete the transaction as follows: (a) 10,000,000 shares, valued at $847,700, were issued to bring the investment balance to $1.2 million, and (b) an additional 6,500,000 shares, valued at $520,000 were issued to bring the investment balance to $1,720,000. These amounts were agreed to by the Company and ATC.

The investment was structured by the parties and recorded by ATC as a secured convertible note payable to the Company. The note was interest bearing at a rate of 12%. However, neither the Company nor ATC received or paid, respectively, nor accrued such interest. The note was convertible, at the option of the Company, at a conversion rate of AUD$ 0.005 per share.

On June 30, 2004, the Company exercised its option to convert the note and was issued 467,327,745 shares of ATC stock. In addition, the Company took an assignment from ATC of a note payable to an ATC bank creditor in the amount of approximately AUD$ 750,000 (US $518,000) for a purchase price of 3,500,000 restricted shares of the Company's stock, in full payment of the balance due. Pursuant to an agreement between the Company and ATC, the Company converted the balance to ATC shares, at a conversion rate of AUD$.005 and on June 30, 2004, the Company was issued 147,968,635 shares of ATC stock.

As a result of the conversions, the Company held a total of 615,296,380 shares representing an ownership interest in ATC of 73.15%. In addition, as a result of and pursuant to the terms of conversion, the Company received options to acquire an additional 467,327,809 shares by June 30, 2007 at AUD$ 0.005 per share.

Notwithstanding the Company's 73.15% ownership interest and control of ATC's Board of Directors, the Company has not consolidated ATC into its accounts, whereas ATC is a foreign subsidiary of the Company, with no current operations. Furthermore, the primary asset of ATC as of September 30, 2004, consists of the
16.5 million shares of the Company's stock.

The Company's stock issuances described above were recorded at par value, and the carrying value of the Company's investment in the unconsolidated foreign subsidiary is $352,000, representing the sum of cash advanced by the Company to ATC through September 30, 2004.

As of September 30, 2004, ATC's shares were not trading on the Australian Stock Exchange, nor any other exchange. However, ATC expects the shares to be relisted in the near-term. The Company intends to make ATC into an operating company, expanding the Company's presence in the Asian market, and resulting in the marketability of ATC's stock and potential income from the subsidiary. Upon the occurrence of such events, the Company may adjust the carrying value of and/or consolidate the subsidiary in accordance with generally accepted accounting principles used in the United States.

In addition, the Company has agreed with the Liquidator of ATC's former UK subsidiary to acquire telecommunication equipment owned by that former subsidiary valued by the Company at $128,210.

In May 2004, Advantage Telecommunications Ltd. changed its name to Consolidated Global Investments, Ltd. (CGI) and all reports and filings are now under the name of Consolidated Global Investments, Ltd.

NOTE 5 - NON-READILY-MARKETABLE EQUITY SECURITIES, AVAILABLE FOR SALE

Network Sales - Charterhouse Investment Holdings, Ltd.

In May 2002, the Company entered into a Network Purchase Agreement with IP World Ltd., (IPW) an Australian corporation to build as many as five (5) networks to be located in different countries throughout the world. As payment for each network the Company agreed to accept 64 million shares of IPW stock, at an agreed-upon value of $ .10 (US) per share, in full payment of the promissory note for the Brazil and Philippines networks. The IPW shares were not listed for sale on the Australian Stock Exchange (ASX) or any other domestic or international securities exchange. At the time, the Company was informed that such listing was imminent, and the Company would be able to sell all or a portion of the IPW shares.

The above agreements and transactions were facilitated by and through Charterhouse Consultancy Service, Ltd, a Nevis corporation, and it's successor corporation, Charterhouse Investment Holdings Ltd., a Malaysian corporation (collectively known as "Charterhouse"), and Global VoIP (GVoIP), a Delaware Corporation, of which Timothy Huff, the Company's current CEO was a 99% owner and officer. Although Mr. Huff, by and through GVoIP, originally functioned as consultant to Charterhouse, neither Mr. Huff nor GVoIP were directly compensated for participating in the agreements and transactions described above and below. Instead, Mr. Huff became an officer and a Director of the Company and assigned any and all interest GVoIP had to the Company without compensation. GVoIP was dissolved immediately thereafter.

In connection with agreements between Charterhouse and the Company, Charterhouse paid for the two networks sold to date by the transfer of shares in IPW to the Company. In that connection, Charterhouse maintained 70 million IPW shares in escrow for the Company, and, accordingly, the Company was deemed beneficial owner of the shares.

As of June 30, 2003, the Company had included in its current assets, $1,600,000 in non-readily marketable, available-for-sale equity securities, which represent 16 million shares of IP World (IPW) unrestricted stock, valued at $.10 per share, held in the company's name and $4,301,500 in non-readily marketable, available for sale equity securities, due from a related party, Charterhouse, which represent 70 million shares of IPW restricted stock valued at $.06145 per share, held by Charterhouse on the Company's behalf.

As of September 30, 2003, IP World Ltd. was in liquidation and was no longer listed in the Australian Exchange. The Company is no longer transacting with IPW to move out of liquidation and be relisted in the Australian Exchange. Therefore, the Company charged off $4,301,500 in stock receivable as well as the $1,600,000 in stock it had in its name during the three months ended September 30, 2003. As of September 30, 2004, the Company believes that the likelihood of recovering any such amounts is remote.

NOTE 6 - LETTERS OF CREDIT AND NOTES PAYABLE

The Company has available up to $500,000 for letters of credit with Commercebank, N.A., which is guaranteed by Florida Export Finance Corporation
(FEFC). As of December 31, 2002, a $200,000 letter of credit was issued to the Mexican telecom provider that provides local connectivity. In March 2003, the Company issued another $100,000 to the same Mexican telecom provider. The remaining $200,000 was used by the Company as collateral for its $200,000 loan with Commercebank, N.A., the funds of which were used to purchase the telecom equipment used in the Brazil operations.

The letters of credit issued to the Mexican telecom provider have been cancelled by the provider and have been returned. The Company is in the process of negotiating with their bank to renew the letters of credit for use in future transactions.

During the three months ended September 30, 2004, the Company paid its $200,000 loan with Commercebank, N.A. in full.

NOTE 7 - ASSET ACQUISITION - SANSWIRE

Asset Purchase Agreement - Sanswire Technologies, Inc.

In March 2004, the Company entered into a binding letter of intent to purchase certain assets of Sanswire Technologies, Inc. and its subsidiary, Sanswire, Inc. (collectively, "Sanswire"), a company that is developing a National Wireless Broadband Network utilizing high-altitude airships called StratellitesTM that will be used to provide wireless voice, video, and data services. The definitive purchase agreement was signed and effective on April 15, 2004.

Asset Purchase Agreement - Stratodyne, Inc.

The Company entered into a purchase agreement, was signed and effective August 23, 2004, with Sanswire, Stratodyne, Inc. and its principal shareholder, Vern Koenig, for certain assets of Stratodyne and under substantially the same terms, conditions and consideration as the original Sanswire purchase agreement. The "Stratodyne" agreement supplements the original "Sanswire" agreement. Stratodyne was the primary contractor for Sanswire.

The assets acquired under the Sanswire and Stratodyne agreements consist primarily of intellectual property and proprietary rights in intellectual property. The Stratellite, which is presently in the development stage, is similar to a satellite, but it is stationed in the stratosphere rather than in orbit. As of September 30, 2004, the Company has placed all of Sanswire's and Stratodyne's assets into Sanswire Networks, LLC, its Florida-based, wholly-owned subsidiary ("Sanswire-FL").

As consideration for the sale of the assets, the Company issued 28 million shares of its common stock to Sanswire, pursuant to the Sanswire agreement, at the closing, and the shares were being held in escrow pending delivery of the final documents. In November 2004 all the final documents were delivered and the relationship was consummated. In September 2004, pursuant to the Stratodyne agreement, 2 million shares of the Company's common stock were issued directly to Stratodyne's principal shareholder. These shares are included in the 28 million shares originally issued to Sanswire, and, accordingly, the Sanswsire shareholders will maintain only 26 million shares issued and return 2 million of the previously issued shares to the Company.

Contingent Consideration

In accordance with the Sanswire agreement, an additional 200 million shares were to be issued pursuant to the terms and conditions of the "successful commercial launch" of a commercial communications platform aboard an airship by the December 31, 2005 closing date. The Stratodyne agreement provides that 50 million of the 200 million additional shares will be issued to Stratodyne or its assignee(s) and the remaining 150 million shares to Sanswire Technologies, Inc.

For purposes of the Sanswire purchase agreement, a "successful commercial launch" was to be deemed to have occurred if all the conditions in the agreement have been satisfied and all other conditions deemed material by GlobeTel are satisfied, as determined by GlobeTel in its sole discretion. A "successful commercial launch" will occur if (i) an airship (dirigible) is flown for a period of 90 consecutive days at an approximate altitude of 70,000 feet, without technical difficulty, (ii) a customer is able to receive both voice and Internet services at the same time when it uses the "Stratellite service", at a customer-premises equipment (CPE) cost of approximately $100, and (iii) at least 250,000 paying customers must be able to use the Stratellite service based on agreed upon engineering specifications. For these purposes, it is also assumed that the cost of each airship used in the Stratellite service will not exceed $3 million, the cost of each tracking earth station will not exceed $7 million and that each earth station (if more than one) will have the ability to cover several deployed airships at one time. If the cost of any airship or earth station exceeds $3 million or $7 million, respectively, at the time that the "commercial launch" is being implemented, the project will not be deemed to be commercially viable and a "successful commercial launch" will not have occurred.

The Stratodyne agreement modified the definition of a "successful" commercial launch by eliminating the CPE cost provisions described in (ii) above, and eliminated all of the provisions of (iii) above, except that it is assumed that the cost of each airship used in the Stratellite service will not exceed $3 million. The other provisions above remain the same in the Stratodyne agreement.

Accounting for Purchase Price and Intangible Assets

The purchase price for the assets acquired was $2,800,000, based on a value of $ ..10 per share for the 28 million Company shares issued in the transaction. The Company allocated the purchase price based on the estimated fair market value of the asset acquired as follows: (a) Sanswire equipment - $32,000; and (b) Sanswire and Stratodyne intangible assets - $2,768,000. In addition, the Company recorded an additional $10,000 to the purchase price to account for estimated cost of issuing and registering the shares for public sale in connection with this transaction. Sanswire-FL's assets, liabilities, results of operations and cash flows are consolidated in these financial statements.

Since it is presently unknown whether or not Sanswire and Stratodyne will achieve the above referenced results required to be entitled to the contingent consideration, no amount for such contingent consideration was recorded as a liability or included in the allocation of the purchase price. The Company will record the 200 million contingent shares at fair value upon issuance of the shares or at such time that the Company may determine that the issuance of the shares is probable and the value ascribable to the shares is estimable.

The intangible assets include technology-based, marketing-related, and contract-related assets. The Company determined that the intangible assets have an indefinite life, and, accordingly, are not subject to amortization. Instead, the Company tests the asset for impairment at each reporting period, and upon the occurrence of any significant event which may affect the carrying value of the assets. The Company tested the assets for impairment and determined that no impairment existed and no adjustment to the carrying value was required as of September 30, 2004, and through the date of this filing. Sanswire-FL's research, development and testing of the Stratellite technology is continuing as scheduled, and no event occurred or circumstances known to management exist to indicate impairment.

The results of operations Sanswire-FL for the three and nine months ended September 30, 2004, which are consolidated in the Company's results of operations, included expenses of $231,666 and $355,836, respectively, with no sales or costs of sales.

Sanswire Demonstration

In July 2004, Sanswire-FL successfully demonstrated the wireless communications capabilities of the Stratellites during a two-day event at the Company's Atlanta headquarters. In order to best replicate the high-altitude flying conditions of its StratellitesTM, Sanswire mounted its wireless transmission platform on a specialized, high-altitude jet helicopter that was held in one geostationary position at an altitude of nearly three miles above the demonstration area. The successful proof-of-concept demonstrations provided the Company with additional information that it will use to launch its first Stratellite into the stratosphere.

The first of the two-day event was a private demonstration for Sanswire-FL's international partners. Day two was open to the public and media. A series of antennas were mounted to the platform that received a wireless signal from an earth station and retransmitted the live signal to the demonstration area on the ground, allowing the Company to demonstrate the voice and data capabilities of the high-altitude wireless platform. The GPS guidance system was tested by using the system to guide and provide a holding coordinate for the aircraft.

Stratellite Build-Out Memorandum of Agreement (MOA)

An MOA between the Company and Mr. Koenig dated August 23, 2004 stated the following: Mr. Koenig agreed to resume and expedite the build-out of the prototype of the Stratellite; the Stratellite is a proprietary technology acquired by the company as part of the asset purchase agreement with Sanswire; when completed, the prototype will be used for demonstration and testing for commercial use; the expected completion of the build-out agreement is January 15, 2005; Company agreed to provide funding to complete the build-out process of the Stratellite prototype; and the Company agreed to provide a total of $200,000 due as follows:

                  August 23, 2004          $70,000
                  September 23, 2004       $50,000
                  October 25, 2004         $30,000
                  November 23, 2004        $30,000

The above amounts scheduled to be advanced to date were paid timely. The Company has provided amounts to or on behalf of Sanswire-FL in excess of the above amounts, including approximately $300,000 through September 30, 2004, and an additional approximately $60,000 through the date of the filing of this quarterly report.

Employment Agreements - Sanswire Networks, LLC

In connection with the Sanswire asset purchase agreement, the Company also entered into three-year employment agreements with five former Sanswire Technology, Inc. executives. Michael Molen, Jairo Rivera, Brian Keith, Keith Sistrunk and Jane Molen were to serve as the Chief Executive Officer, Chief Financial Officer; Chief Operating Officer, Chief Technology Officer and Comptroller of Sanswire-FL, respectively. Mr. Molen was to receive an earn-out based on value of Sanswire-FL compared to the Company (exclusive of Sanswire-FL). If the value of Sanswire-FL was less than 24% of the value of the Company, Mr. Molen would be entitled to receive stock equal to 10% of GlobeTel common stock outstanding on the date of valuation. Mr. Molen had the right to select the valuation date and a mutually agreeable third party will evaluate the value of Sanswire-FL compared to GlobeTel.

During the three months ended September 30, 2004, the Company decided to restructure the operations of Sanswire, LLC and eliminate redundant positions. As a result, Mr. Molen has accepted the appointment as Chairman and stepped down as CEO of Sanswire, LLC. The Company closed the offices in Atlanta and Mr. Sistrunk and Ms. Molen have separated from the Company.

In connection with the Stratodyne agreement, the Company entered into a three-year key employment agreement with Vern Koenig, Stratodyne's principal shareholder, to perform services including, but not limited, to telecommunications services and other services that Mr. Koenig serves as Sanswire-FL's Chief Design Engineer, and is responsible for development of the Stratellite. Mr. Koenig will receive a salary of no less than $75,000 per year, plus grants of stock options based on performance evaluations given annually by the Company

Independent Contractor Agreement

In September 2004, the Company entered into an agreement with Hotzone Wireless, LLC, a service provider for consulting/engineering services related to the Sanswire Stratellite project. The non-exclusive service provider will provide engineering/consulting services, transmission equipment, and installation and testing of equipment.

The term of the agreement is for six (6) months and shall automatically renew for additional one (1) year terms after the initial term unless terminated by either party. As initial compensation, Company will pay the service provider $10,000 per month.

NOTE 8 - CENTERLINE COMMUNICATIONS, LLC.

Centerline Communications, LLC.

On June 30, 2004, the Company entered into an operating agreement with Carrier Services, Inc. ("CSI") a Nevada corporation, also a telecommunications company to operate Centerline Communications, LLC, a wholly-owned subsidiary of the Company.

The purposes of Centerline and its subsidiaries are to build telecommunications revenue and client base, utilizing each party's network and financial resources and to engage in any other business or activity that is necessary and proper to accomplish the above purposes.

Pursuant to the agreement, the Company is responsible for all costs associated with the operation and maintenance of the Prepaid Calling Card Platform, all expenses related to funding, staffing, technical support, customer service, equipment, and credit facilities. CSI is responsible for all costs and responsibilities associated with operation of the termination network, providing network facilities for the termination of carrier traffic, administer and operate the termination network, including subscriber accounts and tracking of minutes, all training and salary expenses of its sales personnel, all marketing expenses connected with the sale of the calling services and all other organizations related expense in any foreign base operation in which the LLC is operating.

The agreement provides for minimum selling requirements of $50 million per year for the LLC. This revenue must be profitable. If the LLC brings in $50 million at the end of the first year of operation, CSI will receive $1 million of the company's publicly traded stock. If CSI repeats the $50 million in profitable revenue in year two, CSI will receive another $1 million of the company's publicly traded stock.

The initial term of the agreement shall be two years and automatically renewable for another two years.

The results of operations for the three months ended September 30, 2004 of Centerline and its subsidiaries, which are consolidated in the company's results of operations, is summarized as follows:

                           Revenues                 $3,989,997
                           Costs of revenues         3,962,142
                                                    ----------
                           Gross margin                 27,855
                           Expenses                      4,449
                                                    ----------
                           Net income               $   23,406
                                                    ==========

"Partner Incentive and Financing Agreements"

The Company uses the term "partner" in a sense different than the strict legal definition. The Company, Centerline and its subsidiaries entered in "Partner Incentive and Financing Agreements" with various parties ("Partners") in the business of providing the transmission of wholesale voice and/or data communications services to domestic and international destinations utilizing a proprietary call processing platform, technologies, software and other equipment ("Calling Services") to produce profitable revenues utilizing the Calling Services of the partners for an initial term of two (2) years.

The Partners shall be compensated on a semi-annual basis with a grant of equity and cash commissions. These grant and commission will be paid out by Centerline, utilizing cash generated by the operations and stock given by the Company as part of the original agreement between Centerline and the Company.

Six (6) months after the date of the agreement, Partner will be granted an option to purchase shares of publicly traded common stock of the Company ("Shares"). The grant shall be calculated pursuant to the terms of the Partner's stock option agreement, which is based on a predetermined stock strike price for the first six months of operation, and the formula used for the remaining three periods shall be 75% of the stock price at the grant date. Vested shares would be exercisable by Partner every six (6) months during the term of the agreement and for a period of thirty (30) days following the termination of this agreement.

The amount of the stock grant is calculated as follows:

For each $1,000,000 of revenue generated in a 12 month period, Partner shall be entitled to an option for a grant of 25,000 shares of common stock of GTEL. For each additional $1,000,000 revenues generated after the first $5,000,000, Partner shall be entitled to an option for a grant of 50,000 shares of common stock of GTEL. In the event that revenues exceed $10,000,000 in the 12 month period, Partner shall receive an additional options for a grant of 20,000 shares of common stock of GTEL for each additional $1,000,000 of revenue generated in excess of $10,000,000.

NOTE 8 - CENTERLINE COMMUNICATIONS, LLC. (CONTINUED)

The agreement provides for cash incentive bonuses based on revenues generated pursuant to the parties' agreements. This grant is in addition to the stock option grant described above. So long as the Partner continues to produce profitable Calling Services revenues during the term of the agreement, and the Partner is not in breach of the parties' agreements, the cash bonus earned shall be paid as follows:

For each $1,000,000 of revenue generated in a 12 month period, Partner shall be entitled to receive a cash bonus of $15,000. For each additional $1,000,000 revenues generated above the first $5,000,000 revenue, the Partner shall be entitled to receive a cash bonus of $35,000. In the event that revenues exceed $10,000,000 in the 12-month period, Partner shall receive an additional cash bonus of $20,000 for each additional $1,000,000 of revenue generated above $10,000,000.

As further inducement for the Partners to generate profitable revenues utilizing their Calling Services, the Company, through Centerline and its subsidiaries, shall provide accounts receivable financing for customers and advance payments for vendors while Partner retains 100% of its profit margin. The Partner shall provide credit terms to qualified customers of the Partner, and the determination of qualified customers shall remain within the sole discretion of Centerline. Centerline or its subsidiaries shall provide necessary prepayments to its vendors where required. Prepayment shall preferably take the form of a letter of credit, or through an established escrow account and/or cash prepayment. The determination of the nature and amount of vendor prepayment shall remain within the sole discretion of Centerline. The Partner agrees to repay Centerline for all funds advanced by it for the benefit of Partner's Calling Services customers and/or vendors within the agreed terms.

Centerline shall acquire equipment necessary to facilitate Calling Services from Partner's customer or to Partner's vendors. Equipment purchase shall be subject to approval of Centerline's management. Centerline will continue to expand the network to grow its family of vendors during the term of the agreement and make all Centerline vendors' excess capacity available to Partner. Partner will be granted the use of Centerline's TDM and/or VoIP switching facilities. Network use is included in the .00025 per minute fee. Partners agree to sell network directly to Centerline at their best wholesale price where vendors are not financed/secured by Partner pursuant to the agreement. In addition, Centerline will retain the right to purchase excess termination provided by Partners at Partner's cost and Centerline will share with Partner margin generated by Centerline sales utilizing Partner's vendors on a 50/50 basis.

Profit margin on all traffic terminated through Partner's network from Partner's customers, less an operating fee of .00025 per minute, shall be paid to Partner on a monthly basis following receipt of payment from Partner's customers. In the event Partner customer purchases network from Centerline, the parties agree that Centerline will share with partner the margin, on a 50/50 basis.

The wholly-owned subsidiaries of Centerline that are subject to the Partner Incentive and Financing Agreements as of the date of this filing are EQ8, LLC, EnRoute Telecom, LLC, G Link Solutions, LLC, Volta Communications, LLC, and Lonestar Communications, LLC. For three months ended September 30, 2004, only Volta Communications, LLC and Lonestar Communications, LLC had operations, which are consolidated in the operations of Centerline above.

In conjunction with each Partner Incentive and Financing Agreement, Management Agreements were executed, wherein the Partners will provide general management for the respective subsidiaries of Centerline in connection with the development, marketing and implementation of the business operations of Centerline's respective subsidiaries.

No transactions arose pursuant to the above agreements which would require amounts to be recorded by the Company for the three months ended September 30, 2004.

NOTE 9 - LOAN AND ACCOUNTS PAYABLE TO RELATED PARTY - CHARTERHOUSE

In January 2003, the Company received a $50,000 loan from Charterhouse. This loan payable as well as the previous $311,960 payable are unsecured, non-interest bearing and have no formal repayment terms.

In addition, as of September 30, 2004, the company has an outstanding account payable to Charterhouse for $135,000 in connection with consulting services provided in 2002.

NOTE 10 - LEASE OBLIGATIONS

Office equipment lease

During the nine months ended September 30, 2004, the Company entered into a lease agreement for office equipment, under which the Company must pay $279 per month, plus sales tax, for a period of 39 months. The Company expects to have use of the equipment for the substantial portion of its useful life and the lease provides for a bargain purchase option, wherein the company may acquire ownership of the asset at the end of the lease for 10% of its fair market value. Accordingly, the lease transaction was recorded as a capital lease obligation and ascribed an initial value to the asset and principal amount due on the lease of $9,554, based on the present value of the monthly payments with an imputed interest rate of 8%.

Telecommunications equipment lease

In July 2004, the Company entered into a lease agreement for telecommunications collocation equipment, under which they made a down payment and other fees totaling $37,635 and must pay $3,778 for 24 months. Since the transaction does not qualify as a capital lease, the company charges the monthly payments to cost of sales and amortizes the prepayment to cost of sales over the period of the lease.

NOTE 11 - AGREEMENTS

Consulting and Investment Banking Agreement

In October 2003, the Company entered into an agreement with Fordham Financial to raise $2,500,000 resulting in issuance of circular offering dated October 17, 2003. Fordham Financial agreed to receive 10% commission for the raising of the funds. Fordham Financial had subscriptions of $1,092,140 as of December 31, 2003, and had raised the full $2,500,000 as of January 31, 2004.

Investment Advisory Agreement

On August 16, 2004, the Company entered into an investment advisory agreement with Charles Morgan Securities, Inc. (CMS) for term ending on December 31, 2005. CMS will render consulting services related to business development, corporate planning, investment and securities matters, including the Company's applying for trading on a higher listed exchange. As compensation for services, the Company will pay a one-time fee of 500 shares of Preferred Class C stock, convertible into 1% of the common shares of the Company after a one year holding period. Pursuant to the agreement, the compensation is not considered earned until when and if the advisor accomplishes the moving of the Company's stock from trading on the OTCBB to another trading board of higher standing by December 31, 2005.

Website Redesign

In July 2004, the Company engaged Ecisive to provide the redesign of its website plus the back office assistance in integrating the Company's back office operations to the public site. Ecisive is a well established marketing and design firm with major Fortune 500 corporate customers.

Sanswire, LLC - Australian Project

On April 14, 2004, the Company entered into an agreement with Australian based individuals, Michael Terry, E. John Hardy and Robert Johnson to form a new company to be domiciled in Australia. The new company will have the following distribution: GlobeTel - 45%, Mr. Terry - 30%, Mr. Hardy - 12.5% and Mr. Johnson
- - 12.5%.

The purpose of the new corporation is to deploy the StratelliteTM technology and other GlobeTel international services in the Australian and New Zealand markets.

Messrs. Terry, Hardy & Johnson will undertake initial capital raising to fund the launch of the StratelliteTM technology in Australia while GlobeTel will enter into a license agreement with the new company to provide its StratelliteTM technology and GlobeTel services under terms and conditions agreed upon.

No operations or activities were conducted during the three and nine month ended September 30, 2004 and through the date of this report.

Stored Value Card and Other Telecommunications Programs Agreements

In June 2004, the Company entered into an agreement with Bankcard Inc., a member of the RCBC Group, one of the largest private commercial bank and financial institutions in the Philippines to introduce a stored value card program for domestic and international use. Bankcard will be able to issue a Visa and MasterCard card program that will offer Overseas Filipino Workers and Filipinos in foreign countries, convenient, risk free and low cost international funds transfer and discounted long distance calling services.

This agreement was facilitated by Four Star Consulting, a Manila, Philippine-based consulting group who was paid a fee of $10,000.

In July 2004, the Company entered into two separate agreements with SMSaging. Inc. and Movil+, which are SMS and Wireless specialists, who will partner with the Company to provide the technical support needed to launch initiatives related to certain features of the Stored Value Program in the 4th Quarter 2004.

In July 2004, the Company signed a Letter of Intent with Marcatel, S.A. de C.V. and Netel, S.A. de C.V., for the purpose of initiating a project for the marketing and issuance of stored value cards ("Stored Value Cards") in Mexico. Marcatel is a Mexican corporation, fully licensed to provide telephone and telecommunication services in the country of Mexico, and wants to add Stored Value Cards to its diverse products and services. Netel is a Mexican corporation specialized in the development and marketing of telecommunications products and services with the necessary expertise for the adequate placement of these products and services in the country of Mexico.

In July 2004, the Company entered into with Philippine social entrepreneur Illac Diaz, founder of Pier One, to launch GTEL's Stored Value Card Program for seafarers in the Philippines. The new "Lighthouse Card" will allow Filipino seafarers to load and remit cash from overseas at special rates. Lighthouse cardholders in the Philippines can then withdraw their money from any ATM in the Philippines and access their account from most locations throughout the world.

Also in July 2004, the Company announced the launching of its Stored Value Card Program in Australia, Bill Express, through its Australian distributor, OnQ, with over 8,000 points of sale throughout Australia. The new prepaid debit style product was designed to provide a customer with a convenient alternative to cash that is secure and easy to manage. However, the program has been put on hold pending resolution of technical issues. There is no indication when the program will be restarted.

NOTE 11 - AGREEMENTS (CONTINUED)

In August 2004 the Company entered into an agreement with First Class Professional Human Resources, Inc. (FC Professional), a Philippines corporation based in Manila, to launch the GTEL Stored Value Program in Japan to its members. FC Professional represents approximately 40,000 Filipino workers in

Japan. It is a member association of FAME (Federated Associations of Manpower Exporters) which represents over 75% of the millions of Overseas Filipino Workers. The remittance program, an application of GTEL's Stored Value Program, will provide a low cost, easy to use, convenient, risk free remittance capability while adding significant other benefits to users of the program. These benefits will include low cost international calling and loyalty discounts.

In August 2004, the Company entered into an agreement to join with Grupo Ingedigit C.A. ("GI"), a certified MasterCard third party transaction processor and the leading electronic financial transactions services backbone provider for the banking industry in Venezuela, establishing a new venture in Miami, Florida providing domestic and worldwide financial transaction processing services. This domestic venture combined with GI's current international processing capabilities will support on its own network all the Magic Money and other private label GTEL stored value card programs around the world, as well as other third party cards. Both parties are contributing equally to the installation and operation of the Miami switch. The switch is expected to be certified to process MasterCard, Visa, Cirrus, and other independent ATM network transactions. Operations are expected to begin before the end of the year.

In August 2004, the Company signed a Letter of Understanding with Equitable Card Network, Inc. for Equitable to enable the Company to issue GlobeTel branded, VISA Electron Cards in the Philippines.

In September 2004, the Company entered into a Memorandum of Understanding (MOU) with Timesofmoney.com in which www.timesofmoney.com would provide direct deposit facilities to 54 banks and issue prepaid cards in India for GTEL cardholders. TimesofMoney.com is a comprehensive, online financial super mall, founded by The Times of India Group, the largest media group in India. It hosts the offerings of best-in-class banks and financial institutions and its product portfolio spans credit cards, loans, mutual funds, tax filing and NRI services. The company is a leading financial portal and has emerged as the backbone of the Banking Industry for online remittances.

NOTE 12 - EARNINGS (LOSS) PER SHARE

Per share information is computed based on the weighted average number of common shares outstanding (basic and diluted) during the period. Available stock options were anti-dilutive and therefore were excluded from the net income
(loss) per common share calculation.

NOTE 13 - STOCK OPTIONS

During the year ended December 31, 2003, the Company issued the following options to acquire common stock:

Date Issued              Shares   Consideration           Valuation   Relationship
September 26, 2003    2,206,667   Satisfaction of debt       33,100   Former President
September 26, 2003   17,600,000   Accrued salary            264,200   Former President
September 26, 2003    8,944,467   Accrued salary            134,167   Chief Executive Officer
September 26, 2003    7,444,467   Accrued salary            111,667   Chief Operating Officer
September 26, 2003    7,444,467   Accrued salary            111,667   Chief Financial Officer
September 26, 2003    4,111,133   Accrued salary             61,667   Controller
December 18, 2003     6,666,667   Officer salary            100,000   Former President
December 18, 2003     5,333,333   Officer salary             80,000   Chief Operating Officer
December 18, 2003     3,333,333   Salary                     50,000   Controller
December 18, 2003     1,000,000   Officer salary             15,000   President
December 18, 2003     1,666,667   Accounting services        25,000   Accountants
December 18, 2003     2,666,667   Network services           40,000   Vendor

According to option agreements in connection with the above shares, the option prices were the lower of $ .015 per share or one-half of the closing market price on the last reported sale or closing price on the date of the agreement. The above options were issued at $.015 per share and were issued in "cashless exercises". Accordingly, the option shares actually issued were reduced by the number of shares required to pay for the options as $ .015 per share. All of the stock options were subsequently exercised in January 2004.

NOTE 14 - PREFERRED STOCK

Recent Sales of Unregistered Securities

The following information is given with regard to unregistered securities issued and/or sold by us during the past two years, including the dates and amounts of securities sold; the persons or class of persons to whom we sold the securities; the consideration received in connection with such sales and if the securities were issued or sold other than for cash, the description of the transaction and the type and amount of consideration received.

Series B

On April 27, 2004, the Company agreed to sell 1,000 shares of Series B Preferred Stock of GlobeTel Communications Corp. ("GTEL") to Caterham Financial Management, Ltd., a Malaysian company ("Caterham"), for a total investment of $15 million. The Company intends to use $5 million of this investment for working capital and $10 million to purchase two Stored Value Card Data switches.

The agreement was later modified so that the total number of shares is 35,000 for the same investment convertible into the same amount of common stock as agreed upon on April 27, 2004.

With respect to the $5 million in working capital, Caterham has agreed to advance $1 million to GTEL on May 7, July 1, September 1, November 1 and December 31. The Agreement provides that Caterham has a 10 day grace period, in which to make any scheduled payments. With respect to the Master Card Data switches, Caterham has agreed to advance an aggregate of $5 million to GTEL to purchase a Stored Value Card Data Switch, which will be located in Miami, Florida and subsequently a second switch will be installed in the Company's Hong Kong operations.

The Certificate of Designation for the Series B Preferred Stock was filed with the State of Delaware on July 30, 2004.

Except for voting rights and conversion rights, each share of Series B Preferred Stock shall have rights that are identical to shares of the Company's common stock. The Series B Preferred Stock issued to Caterham and its nominees will have voting rights equal to 50% plus one share of the Company's authorized shares of common stock for a period of three years beginning on the first closing date an ending three years thereafter, provided that Caterham and/or its nominee have not converted more than 15% of its/their Series B Preferred Stock into the Company's common stock during this time period.

Beginning on the first anniversary after the first closing date and expiring two years thereafter, Caterham and its nominees may convert (in whole or in part) its Series B Preferred Stock into GlobeTel common stock. Each 1,000 share increment of Series B Preferred Stock, as a class, issued to Caterham and its nominees shall be convertible into that number of shares of the Company's common stock equal to 1% of GlobeTel then issued and outstanding shares (the "Aggregate Conversion Shares") as determined on the date in which Caterham, or one of its nominees, first converts its Series B Preferred Stock into the Company's common stock (the "First Conversion Date"). Each holder of the Series B Preferred Stock will receive shares of GlobeTel aggregate conversion shares based on his pro-rata ownership of the Series B Preferred Stock. Three years after the first closing date, all of the shares of GlobeTel's Series B Preferred Stock which have not converted into GTEL common stock will be automatically converted into shares of GlobeTel's common stock.

Series C

On July 30, 2004, the Company filed a Certificate of Designation for Series C Preferred Stock with the State of Delaware.

Provided that the preferred shares have not been converted, the Holders of the Series C Preferred Stock, voting as a group, will have voting rights equal to the current conversion share amount at the time of the vote of GTEL's authorized shares of common stock for a period of three years from the first closing date.

For a period of one year after the First Closing Date, the Series C Preferred Stock shall not be convertible into shares of GTEL common stock. Beginning on the first anniversary of the First Closing Date and for a period of two years thereafter, Tim Ingram may convert (in whole or part) its Series C Preferred Stock into GTEL common stock. Each 1,000 shares of Series C Preferred Stock will represent 2% of the GTEL common in their converted state. The Series C Preferred Stock shall be convertible in at least 100 share increments, each increment, at the time of conversion, will represent one tenth of 2% of the issued and outstanding shares of GTEL common stock. On the third anniversary of the First Closing Date, all shares of Series C Preferred Stock owned by Tim Ingram will automatically be converted into GTEL common stock (to the extent such shares have not been converted into common stock prior to this date). Except for the aforementioned voting rights and conversion rights, each share of Series C Preferred Stock shall have rights that are identical to that of GTEL's common stock.

NOTE 14 - PREFERRED STOCK (CONTINUED)

On April 27, 2004, the Company agreed to sell 1,000 shares of Series C Preferred Stock of GlobeTel Communications Corp. ("GTEL") to Tim Ingram, a Hong Kong based investment banker, for a total investment of $1 million. The Company intends to use this $1 million investment for working capital and purchase of equipment necessary to expand the Company's Stored Value Card Programs.

Tim Ingram agreed to advance $1 million to GTEL on or before June 25, August 25, October 25 and December 25, 2004. Mr. Ingram advanced $250,000 to the Company on June 25, 2004 as agreed, and 250 shares of Series C Preferred Stock were issued. Subsequently, Mr. Ingram notified the Company that he will not be funding the remaining $750,000 and instead agreed to assign the remaining amount to other groups wanting to invest in the Company.

On August 20, 2004, the Company agreed to sell 500 shares of Series C Preferred Stock of GlobeTel Communications Corp. ("GTEL") to Paul E. Taboada for a total investment of $500,000. Mr. Taboada, an individual investor, has also been providing consulting services for the Company for over four years. The Company intends to use this $500,000 investment for working capital and purchase of equipment for Sanswire, LLC, necessary to launch the prototype of the Stratellite.

The purchase price shall be payable in five (5) installments of $100,000, payable no later than August 30, 2004, September 30, 2004, October 30, 2004, November 30, 2004, and December 30, 2004. The Purchaser has a three-day cure period to remit the monthly payments.

As of the date of this report, the Company has received $300,000 as agreed upon and expects to receive the remaining $200,000 before the established time periods.

On October 22, 2004, the Company agreed to sell 250 shares of Series C Preferred Stock of GlobeTel Communications Corp. ("GTEL") to Lawrence Lynch for a total investment of $250,000. Mr. Lynch, an individual investor, is also an employee of the Company. The Company intends to use this $250,000 investment for working capital and purchase of equipment necessary to expand the Company's stored value card programs.

The $250,000 investment was received by the Company on October 25, 2004.

Preferred Stock Series D

On July 28, 2004, the Company agreed to sell 1,000 shares of Series D Preferred Stock of GlobeTel Communications Corp. ("GTEL") to Mitchell A. Siegel, Chief Operating Officer of the Company. The Company intends to use $1 million of this investment for working capital and purchase of equipment necessary to expand the Company's stored value card programs.

Mitchell A. Siegel agreed to advance $1 million to GTEL in four (4) installments beginning August 2004. The agreement was subsequently modified for the installment period to begin in October 2004. Mr. Siegel has remitted the initial $250,000 and expects to remit the remaining amounts within the established timetable.

The Certificate of Designation for the Series D Preferred Stock was filed with the State of Delaware on July 30, 2004.

Provided that the preferred shares have not been converted, the Holders of the Series D Preferred Stock, voting as a group, will have voting rights equal to the current conversion share amount at the time of the vote of GTEL's authorized shares of common stock for a period of three years from the first closing date.

For a period of two years after the First Closing Date, the Series D Preferred Stock shall not be convertible into shares of GTEL common stock. Beginning on the second anniversary of the First Closing Date and for a period of one year thereafter, Mitchell A. Siegel may convert (in whole or part) its Series D Preferred Stock into GTEL common stock. The 1000 shares of Series D Preferred Stock will represent 2% of the GTEL common in their converted state. The Series D Preferred Stock shall be convertible in at least 100 share increments, each increment, at the time of conversion, will represent one tenth of 2% of the issued and outstanding shares of GTEL common stock. On the third anniversary of the First Closing Date, all shares of Series D Preferred Stock owned by Mitchell
A. Siegel will automatically be converted into GTEL common stock (to the extent such shares have not been converted into common stock prior to this date). Except for the aforementioned voting rights and conversion rights, each share of Series D Preferred Stock shall have rights that are identical to that of GTEL's common stock.

NOTE 15 - NET GAIN ON SETTLEMENTS OF LIABILITIES

During the three months ended September 30, 2004, the Company recorded a net gain on settlement of debts totaling $81,823, as discussed below. The Company had a recorded balance due of $53,072 of principal on capital lease obligation and $15,924 in accrued but unpaid interest. The equipment securing the obligation was abandoned prior to the current year, after the lessee's refusal to accept return of the equipment in settlement of the obligation. The Company does not believe it has an obligation to repay the recorded balance, and neither the original lessee or assigns have sought collection from the company for over one year.

The Company had included in accounts payable certain disputed amounts payable to creditors totaling $11,548. The Company does not believe it has obligations to pay the recorded balances, and the vendors have not sought collection from the company for over one year.

The Company had a recorded balance due of $16,279 to former employees of NCI, a former operating division. During the three month ended September 30, 2004, the Company determined, and the former employees agreed, that any and all amount to or payable on behalf of the employees have been satisfied and no additional amounts are owed.

Certain former consultants of the Company were granted a judgment in the sum of $15,000, as described in Part II - Other Information, Item 1. Legal Proceedings. All disputed amounts allegedly payable to the consultants were written off and a gain was reported in prior periods. A loss on settlement of liabilities was recorded during the three months ended September 30, 2004, for the $15,000 subsequently determined payable.

In addition, the Company has recorded accounts payables to a former provider of professional services totaling $333,060 and a note payable of $50,000 to an individual, a principal of the professional services firm. The Company entered into an arrangement with the parties, which states that upon payment of a total of $200,000, $100,000 of which has been paid to date ($50,000 during the three month ended September 30, 2004 and $50,000 thereafter), the remaining balance of the above obligations referred to above will be considered fully satisfied without the necessity of further payments. This is anticipated to occur on approximately December 15, 2004, as the result of further payments of $50,000 each expected to be made approximately November 15 and December 15, 2004. No gain was reported pursuant to this arrangement during the three months ended September 30, 2004. The balance of $233,060 is expected to be written off and a gain recorded in the following quarter when the amounts due under the settlement are paid in full and all conditions fulfilled.

NOTE 16 - LOSS ON PROPERTY AND EQUIPMENT DISPOSITIONS

As of September 30, 2004, the Company evaluated its property and equipment, including telecommunications equipment, located both within and outside of the United States, and office furniture and equipment ascribed to our various domestic office locations maintained from 2000 through September 30, 2004. Certain assets were abandoned, based on our determination that such assets have no economic value, due to such factors as technological obsolescence, non-functioning of assets, lack of salvage in excess of costs to dispose, and non-recoverability of assets located in geographical markets and areas in which we are no longer active. During the three months ended we recorded a loss on disposition of property and equipment of $56,804.

NOTE 17 - SUBSEQUENT EVENTS AND CONTINGENCIES

In October 2004, the Company signed a Memorandum of Understanding with Financial Software and Systems Pvt. Limited (FSS), an Indian company, agreeing to work together to develop and market Electronic Money Remittance Program, including the Company's use of FSS's services in processing in certain markets and being a product development partner for POS.

In October 2004, the Company signed a Memorandum of Agreement (MOA) with Philippine mobile giant Globe Telecom (Globe) to jointly develop an integrated payment system which will combine the Company's stored value card payment processing capabilities with Globe's SMS applications technology. The purpose of this program is to allow the Company's stored value cardholders to send money directly to family and friends through their Globe Mobile Phone. With this new technology, the SMS/text recipient is then able to withdraw funds from major Filipino retail outlet chains. Globe Telecom is the second largest cellular phone operator in the Philippines with over 10 million subscribers. Globe, and its experienced leadership team has consistently won awards in Asia for their development and deployment of cutting edge technology for value added SMS applications. In 2004, Globe was awarded Best-Managed Asian Telecom and Most Innovative SMS Application respectively by Asia's leading financial and industry publication.

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered by this prospectus. This prospectus is filed as a part of the registration statement and does not contain all of the information contained in the registration statement and exhibits and reference is hereby made to such omitted information. Statements made in this registration statement are summaries of the terms of these referenced contracts, agreements or documents and are not necessarily complete. Reference is made to each exhibit for a more complete description of the matters involved and these statements shall be deemed qualified in their entirety by the reference.

You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Securities and Exchange Commission's principle office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C.

20549. The Securities and Exchange Commission also maintains a web site (http://www.sec.gov) that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. For further information pertaining to us and our common stock offered by this prospectus, reference is made to the registration statement.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this document may only be accurate on the date of this document.

Item 23. Changes In and Disagreements With Accountants on Accounting and Financial Disclosure.

We have had no changes in or disagreements with our accountants during the periods for which financial statements are included herein.

PART II. INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. LIMITATION ON LIABILITY; INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Company's Certificate of Incorporation includes certain provisions permitted pursuant to the Delaware General Corporation Law ("DGCL") whereby officers and directors of the Company shall be indemnified against certain liabilities to the Company or its shareholders. The Certificate of Incorporation also limits to the fullest extent permitted by the DGCL a director's liability to the Company or its stockholders for monetary damages for breach of fiduciary duty of care as a director, including gross negligence, except liability for (i) breach of the director's duty of loyalty to the Company or its shareholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the laws, (iii) under Section 174 of the DGCL (relating to unlawful payments of dividends or unlawful stock repurchases or redemptions) or (iv) any transaction from which the director derives an improper personal benefit. This provision of the Company's Certificate of Incorporation has no effect on the availability of equitable remedies, such as injunction or rescission. The Company believes that these provisions will facilitate the Company's ability to continue to attract and retain qualified individuals to serve as directors and officers of the Company.

Limitations on Liability of Directors.

Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys' fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

We have adopted a provision which requires us to indemnify and hold harmless any person involved in any action, suit or proceeding because that person is or was a director or officer of ours. This provision does not, however, require us to indemnify an officer or director in a proceeding they initiate without the authorization of our directors.

Insurance for Directors and Officers.

Under Delaware law, a corporation may obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. We have adopted a provision which permits us to maintain insurance to protect us and our directors and officers against expenses, liabilities and losses whether or not we would have the power to indemnify these persons under Delaware law. We intend to have in place after the closing of this offering a directors' and officers' liability and company reimbursement liability insurance policy.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee                      $ 1,467
Transfer Agent Fees                                                      $     0
Accounting fees and expenses                                             $ 1,500
Legal fees and expenses                                                  $12,500
Blue Sky fees and expenses                                               $     0
Miscellaneous                                                            $     0
                                                                         -------

Total                                                                    $15,467
                                                                         -------

      We will pay all expenses of this offering listed above.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

Recent Sales of Unregistered Securities

 The following information is given with regard to unregistered securities issued and/or sold by us during the past two years, including the dates and amounts of securities sold; the persons or class of persons to whom we sold the securities; the consideration received in connection with such sales and if the securities were issued or sold other than for cash, the description of the transaction and the type and amount of consideration received.

----------------------------------------------------------------------------------------------------------------
                      Amount of Securities Cash or Non-Cash
 Date           Title                Sold           Persons                      Consideration
----------------------------------------------------------------------------------------------------------------
03/14/2003    Common Stock       2,200,000      Mandalay Industries, Inc.     Services valued at $22,000
----------------------------------------------------------------------------------------------------------------
03/14/2003    Common Stock       1,800,000      Fordham Fin. Mgmt.Inc.        Broker fees valued at $18,000
----------------------------------------------------------------------------------------------------------------
05/07/2003    Common Stock       1,100,000      Mandalay Industries,Inc.      Services valued at $11,550
----------------------------------------------------------------------------------------------------------------
05/07/2003    Common Stock         900,000      Fordham Fin. Mgmt. Inc.       Broker fees valued at $18,000
----------------------------------------------------------------------------------------------------------------
05/22/2003    Common Stock       2,500,000      Clay Realty, Inc.             Loan collateral
----------------------------------------------------------------------------------------------------------------
05/22/2003    Common Stock       2,500,000      Brantridge Holdings           Loan collateral
----------------------------------------------------------------------------------------------------------------
05/22/2003    Common Stock       9,000,000      Infinity Capital Partners     Conversion of debt
                                                                                60% of $239,206
----------------------------------------------------------------------------------------------------------------
05/22/2003    Common Stock       6,000,000      Timothy M. Huff               Conversion of debt
                                                                                40% of $239,206

----------------------------------------------------------------------------------------------------------------
                      Amount of Securities Cash or Non-Cash
 Date           Title                Sold           Persons                      Consideration
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
05/22/2003    Common Stock       4,000,000      Gerard Harryman               Settlement of debt of $55,000
----------------------------------------------------------------------------------------------------------------
07/18/2003    Common Stock      12,844,000      Michael Terry                 Conversion of debt of $256,880
----------------------------------------------------------------------------------------------------------------
9/03/2003      Common Stock        944,444      Charles Morgan Securities     Services valued at $11,806
----------------------------------------------------------------------------------------------------------------
09/03/2003    Common Stock         900,000      Fordham Fin. Mgmt. Inc.       Services valued at $11,250
----------------------------------------------------------------------------------------------------------------
09/03/2003    Common Stock       1,100,000      Mandalay Industries, Inc.     Services valued at $13,750
----------------------------------------------------------------------------------------------------------------
09/03/2003    Common Stock       3,847,222      Mandalay Industries, Inc.     Services valued at $84,950
----------------------------------------------------------------------------------------------------------------
09/29/2003    Common Stock         656,867      Charles Morgan Securities     Services valued at $8,211
----------------------------------------------------------------------------------------------------------------
10/09/2003    Common Stock       4,281,333      Michael Terry                 Additional shares due
                                                                                for conversion of debt
----------------------------------------------------------------------------------------------------------------
10/09/2003    Common Stock       3,650,000      Leigh A. Coleman              Consulting services at $73,000
----------------------------------------------------------------------------------------------------------------
10/09/2003    Common Stock       2,000,000      Thomas Y. Jimenez             Officer's salary at $40,000
----------------------------------------------------------------------------------------------------------------
12/31/2003    Common Stock       7,500,000      Timothy M. Huff               Officer's salary at $112,500
----------------------------------------------------------------------------------------------------------------
12/31/2003    Common Stock       1,166,667      Thomas Y. Jimenez             Officer's salary at $17,500
----------------------------------------------------------------------------------------------------------------
01/15/2004    Common Stock       4,500,000      Timothy M. Huff               Conversion of stock options
----------------------------------------------------------------------------------------------------------------
01/15/2004    Common Stock       5,166,666      Thomas Jimenez                Conversion of stock options
----------------------------------------------------------------------------------------------------------------
01/15/2004    Common Stock       2,000,000      Jerrold R. Hinton             Conversion of stock options
----------------------------------------------------------------------------------------------------------------
01/15/2004    Common Stock       9,000,000      Mitchell A. Siegel            Conversion of stock options
----------------------------------------------------------------------------------------------------------------
01/15/2004    Common Stock       1,000,000      Leigh A. Coleman              Conversion of stock options
----------------------------------------------------------------------------------------------------------------
01/15/2004    Common Stock       2,666,667      Marcelino Z. Reyes            Conversion of stock options
----------------------------------------------------------------------------------------------------------------
02/03/2004    Common Stock       3,202,180      Timothy M. Huff               Conversion of stock options
----------------------------------------------------------------------------------------------------------------
02/03/2004    Common Stock       1,243,847      Thomas Y. Jimenez             Conversion of stock options
----------------------------------------------------------------------------------------------------------------
02/03/2004    Common Stock       2,003,106      Mitchell A. Siegel            Conversion of stock options
----------------------------------------------------------------------------------------------------------------
02/03/2004    Common Stock       6,410,513      Vivian Manevich               Conversion of stock options
----------------------------------------------------------------------------------------------------------------
02/03/2004    Common Stock       1,458,333      John A. Coniglio              Conversion of stock options
----------------------------------------------------------------------------------------------------------------
02/04/2004    Common Stock      20,796,483      Jerrold R. Hinton             Conversion of stock options
----------------------------------------------------------------------------------------------------------------
02/04/2004    Common Stock      16,500,000      Advantage Telecom             Asset purchase at $825,000
----------------------------------------------------------------------------------------------------------------
02/05/2004    Common Stock       3,500,000      Newhaven Nominees             Asset purchase at $175,000
----------------------------------------------------------------------------------------------------------------
02/17/2004    Common Stock       9,100,000      Przemyslaw Kostro             Board compensation at $425,000
----------------------------------------------------------------------------------------------------------------
05/11/2004    Common Stock         108,333      Desiree DeKlerk               Consulting services at $6,500
----------------------------------------------------------------------------------------------------------------
05/12/2004    Common Stock      28,000,000      Sanswire                      Asset purchase at $2,800,000
----------------------------------------------------------------------------------------------------------------
05/25/2004    Common Stock       1,352,528      George LeFebvre               Additional shares due
                                                                               for conversion of debt
----------------------------------------------------------------------------------------------------------------
05/25/2004    Common Stock         676,264      Michael Isco                  Additional shares due
                                                                               for conversion of debt
----------------------------------------------------------------------------------------------------------------
05/25/2004    Common Stock       1,352,528      Peter J. Lindemann            Additional shares due
                                                                               for conversion of debt
----------------------------------------------------------------------------------------------------------------
07/29/2004    Common Stock       1,500,000      James E. Kimble               Employee services at $135,000
----------------------------------------------------------------------------------------------------------------
07/29/2004    Common Stock         500,000      Daniel Montgomery             Employee services at $45,000
----------------------------------------------------------------------------------------------------------------
07/29/2004    Common Stock         500,000      Ben Saba                      Employee services at $45,000
----------------------------------------------------------------------------------------------------------------
09/28/2004    Preferred Stock
               Series D             250      Mitchell A. Siegel            $250,000 purchase of preferred stock
----------------------------------------------------------------------------------------------------------------
11/30/2004    Preferred Stock
               Series C             250      Lawrence Lynch                $250,000 purchase of preferred stock
----------------------------------------------------------------------------------------------------------------
01/24/2005   Convertible Notes              Longview Equity Fund LP
             And Warrants                   Alpha Capital
                                            Aktiengesellschaft
                                            Longview International
                                            Equity Fund LP
                                            Longview Fund LP           $1,800,000
----------------------------------------------------------------------------------------------------------------

The Company relied upon the exemption provided in Section 4 (2) under the Act in connection with each of the above transactions. Shares were issued to officers and directors of the Company and its subsidiaries for services, in connection with the acquisition of Global, upon the conversion of debt into equity by present and former officers/directors and to an entity controlled by our president, to third party consultants who provided services to the Company and Global, and in connection with the private placement to accredited investors who were members of the family of an officer of Global and to one third party accredited investor.

ITEM 27. EXHIBITS

EXHIBIT
NUMBER                           DESCRIPTION
------                           -----------

3.1               Certificate of Incorporation of GlobeTel Communications Corp.
                  (Incorporated by reference)

3.2 By-Laws of GlobeTel Communications Corp. (Incorporated by reference)

5.1               Opinion of Jonathan D. Leinwand, P.A.

23.1              Consent of Dohan and Company, CPAs

23.2              Consent of Jonathan D. Leinwand, P.A. (included in Exhibit
                  5.1)

10.1              Asset Purchase Agreement Between Globetel and Sanswire
                  Technologies Inc.

10.2 Subscription Agreement between Globetel Communications, Corp., and Longview Fund, LP, Longview Equity Fund, LP, and Longview International Equity Fund, LP, and Alpha Capital Aktiengesellshcaft, dated January 24, 2005 (including the following items: Exhibit A: Form of Class A Warrant; Exhibit
                  B: Escrow Agreement; (not including the following items:
                  Attachment 1: Disclosure Schedule; Exhibit C: Form of Legal Opinion; Exhibit D: Form of Public Announcement on Form 8-K;
                  Schedule 5(d): Additional Issuances; Schedule 5(s):
                  Capitalization; Schedule 9(e) Use of Proceeds; and Schedule 11.1: Other Securities to be Registered). (Incorporated by reference to the Form 8-K filed January 25, 2004)

UNDERTAKINGS

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                           (i) Include any prospectus required by Sections
                  10(a)(3) of the Securities Act of 1933 (the "Act");

                           (ii) Reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii) Include any additional or changed material
                  information on the plan of distribution;

                  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Pembroke Pines, State of Florida on January 31, 2005.

GLOBETEL COMMUNICATIONS CORP.
REGISTRANT

/S/ TIMOTHY M. HUFF

By Timothy M. Huff, Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ Timothy M. Huff                                   January 31, 2005
---------------------------------
Timothy M. Huff, Chief Executive
Officer and Director

/s/ Thomas Y. Jimenez                                 January 31, 2005
---------------------------------
Thomas Y. Jimenez, Chief
Financial Officer

/s/ Jerrold R. Hinton                                 January 31, 2005
---------------------------------
Jerrold R. Hinton, Director

/s/ Przemyslaw L. Kostro                              January 31, 2005
---------------------------------
Przemyslaw L. Kostro, Director

/s/ Mitchell A. Siegel                                January 31, 2005
---------------------------------
Mitchell A. Siegel, Director

/s/ Leigh A. Coleman                                  January 31, 2005
---------------------------------
Leigh A. Coleman, Director

/s/ Michael Molen                                     January 31, 2005
---------------------------------
Michael Molen, Director

/s/ Kyle McMahan                                      January 31, 2005
---------------------------------
Kyle McMahan, Director